EXHIBIT 10.1
EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
August 22, 2017
among

MICHAEL KORS (USA), INC.
MICHAEL KORS HOLDINGS LIMITED

The Foreign Subsidiary Borrowers Party Hereto

The Guarantors Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

GOLDMAN SACHS BANK USA and CITIBANK, N.A.
as Co-Syndication Agents
BANK OF AMERICA, N.A., ING (IRELAND) DAC, THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., and U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

and

HSBC BANK USA, NATIONAL ASSOCIATION
as Senior Managing Agent

JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA,
CITIBANK, N.A. and ING (IRELAND) DAC,
as Joint Bookrunners

JPMORGAN CHASE BANK, N.A., GOLDMAN SACHS BANK USA, CITIBANK, N.A.,
ING (IRELAND) DAC, MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

(continued)

2

(continued)

3

(continued)
SCHEDULES:
Schedule 1.01	–	Pricing Grid
Schedule 2.01(a)	–	Revolving Commitments
Schedule 2.01(b)	–	Term Loan Commitments
Schedule 2.02	–	Letter of Credit Commitments
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Litigation
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.06	–	Existing Transactions with Affiliates

EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	[Intentionally Omitted]
Exhibit C	–	Form of Increasing Lender Supplement
Exhibit D	–	Form of Augmenting Lender Supplement
Exhibit E	–	List of Closing Documents
Exhibit F-1	–	Form of Borrowing Subsidiary Agreement
Exhibit F-2	–	Form of Borrowing Subsidiary Termination
Exhibit G	–	Form of Guaranty
Exhibit H-1	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit H-2	–	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit H-3	–	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit H-4	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit I-1	–	Form of Borrowing Request
Exhibit I-2	–	Form of Interest Election Request
Exhibit J-1	–	Form of Revolving Note
Exhibit J-2	–	Form of Term Loan Note
Exhibit K	–	Form of Confidentiality and Front Running Letter

4

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of August 22, 2017 among MICHAEL KORS (USA), INC.,  MICHAEL KORS HOLDINGS LIMITED, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the ISSUING BANKS from time to time party hereto.
WHEREAS, the Borrowers, the Guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Amended and Restated Credit Agreement, dated as of October 29, 2015 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);
WHEREAS, the Company has requested that the Term Loan Lenders extend Term Loans to the Borrowers in an aggregate principal amount of $1,000,000,000 the proceeds of which shall be used to finance in part the Target Acquisition and the other Target Acquisition Costs;
WHEREAS, the Borrowers, the Guarantors, each Lender that is also a party to the Existing Credit Agreement, each other Lender party hereto and the Administrative Agent have entered into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the applicable maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement; (iii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; (iv) provide a new Term Loan Facility and evidence the Term Loans to be made by the Term Loan Lenders as part of the Obligations, and (v) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers and the Subsidiaries outstanding thereunder, and to evidence the obligations and liabilities of the Borrowers and the Subsidiaries under the Term Loan Facility, which shall be payable in accordance with the terms hereof; and
WHEREAS, it is also the intent of the Borrowers and the Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I

Definitions
SECTION 1.01          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing (other than a Canadian Loan), refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptance Condition” means, in respect of a Takeover Offer, the condition to the Takeover Offer with respect to the number of acceptances to the Takeover Offer which must be secured to declare the Takeover Offer unconditional as to acceptances.
“Acquisition” means any acquisition (in one transaction or a series of related transactions) by MK Holdings or any Subsidiary, on or after the Effective Date (whether effected through a purchase of Equity Interests or assets or through a merger, consolidation or amalgamation), of (i) another Person including the Equity Interests of any Person in which MK Holdings or any Subsidiary owns an Equity Interest or (ii) the assets constituting all or substantially all of a business or operating business unit of another Person.
“Acquisition Co” means any wholly-owned direct or indirect Subsidiary or Subsidiaries of MK Holdings used to effectuate the Target Acquisition.
“Additional Commitment Lender” has the meaning assigned to such term in Section 2.27.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d).
“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Revolving Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Revolving Commitment is $1,000,000,000.
 “Aggregate Tranche A-1 Term Loan Commitment” means, the aggregate of the Tranche A-1 Term Loan Commitments of all of the Tranche A-1 Term Loan Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Tranche A-1 Term Loan Commitment is $600,000,000.
“Aggregate Tranche A-2 Term Loan Commitment” means, the aggregate of the Tranche A-2 Term Loan Commitments of all of the Tranche A-2 Term Loan Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Tranche A-2 Term Loan Commitment is $400,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Japanese Yen, (v) Canadian Dollars, (vi) Swiss Francs and (vii) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s reasonable determination and (z) that is reasonably acceptable to the Administrative Agent and each of the Revolving Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Alternative Offer” has the meaning specified in Section 5.12(i).
“Alternative Rate” has the meaning assigned to such term in Section 2.14(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to MK Holdings or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.
“Applicable Maturity Date” has the meaning assigned to such term in Section 2.27.
“Applicable Payment Office” means, (a) in the case of a Canadian Borrowing, the Canadian Payment Office and (b) in the case of a Eurocurrency Borrowing, the applicable Eurocurrency Payment Office.
“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Revolving Lender’s Revolving Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan, any ABR Loan, any BA Equivalent Loan or any Canadian Base Rate Loan or with respect to the Commitment Fees payable hereunder or with respect to any Commercial Letter of Credit, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread”, “BA Rate Spread”, “Canadian Base Rate Spread”, “Commitment Fee Rate” or “Commercial Letter of Credit Rate”, as the case may be, as determined by reference to the then applicable Public Debt Rating as set forth in Schedule 1.01.
“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Augmenting Lender” has the meaning assigned to such term in Section 2.20.
“Available Revolving Commitment” means, at any time with respect to any Revolving Lender, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).
“BA Equivalent Borrowing” means a Canadian Borrowing that bears interest at a rate per annum determined by reference to the BA Rate.
“BA Equivalent Loan” means a Canadian Loan that bears interest at a rate per annum determined by reference to the BA Rate.
“BA Rate” means for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m.  Toronto local time on such day and, if such day is not a business day, then on the immediately preceding business day (as adjusted by Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by Administrative Agent to raise Canadian Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a business day, then as quoted by Administrative Agent on the immediately preceding business day. If the BA Rate shall be less than zero, the BA Rate shall be deemed to be zero for purposes of this Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates:  (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Loan Party or any Subsidiary in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, monitor, assignee for the benefit of creditors or similar Person charged with the preservation, reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (ii) an Undisclosed Administration that is not expected to impair or delay a Lender’s ability to satisfy its funding obligations hereunder, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company, MK Holdings or any Foreign Subsidiary Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans and BA Equivalent Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) Tranche A-1 Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, and (d) Tranche A-2 Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit I-1.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.
 “Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.
 “Bridge Credit Agreement” means the Bridge Credit Agreement, dated as of July 25, 2017, by and among the Company, MK Holdings, the foreign subsidiary borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and J.P. Morgan Europe Limited, as administrative agent, as amended, restated, amended and restated or replaced from time to time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements

which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro); and (ii) when used in connection with a Canadian Loan, the term “Business Day” shall also exclude any day on which banks are required or authorized by law to close in Toronto, Canada.
“BVI Insolvency Event” means any one or more of the following with respect to any BVI Loan Party: (a) the value of its liabilities (including its contingent and prospective liabilities) exceeds the value of its assets; (b) it fails to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the Insolvency Act, 2003 of the British Virgin Islands; (c) execution or other process issued on a judgment, decree or order of a court in favour of a creditor of it is returned wholly or partly unsatisfied; (d) it has taken any action or steps have been taken or legal proceedings have been started or threatened against it for (i) its winding up, liquidation, administration, dissolution, amalgamation, reconstruction, reorganisation, arrangement, adjustment, consolidation or protection or relief of creditors (whether by way of voluntary arrangement, scheme of arrangement or otherwise), or (ii) the enforcement of any security interest over any or all of its assets; or (iii) the appointment of a liquidator, receiver, controller, inspector, manager, supervisor, administrative receiver, administrator, trustee or similar officer or official of it or of any or all of its assets; (e) a compromise or arrangement has been proposed, agreed to or sanctioned under any of Sections 177, 178 and 179A of the BVI Business Companies Act, 2004 of the British Virgin Islands (the “BVI Companies Act”) in respect of it, or an application has been made to, or filed with, a court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement; (f) a merger or consolidation is proposed, approved, agreed to or sanctioned under any of Sections 170 to 174 (inclusive) of the BVI Companies Act in respect of it; (g) action is being taken by the Registrar of Corporate Affairs pursuant to Section 213 of the BVI Companies Act to dissolve or strike it off the British Virgin Islands register of companies; or (h) action is approved, agreed to or being taken pursuant to Section 184 of the BVI Companies Act to (without the prior consent of the Administrative Agent) continue it as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
“BVI Loan Party” means any Loan Party incorporated under the laws of the British Virgin Islands.
“Canadian Base Rate Borrowing” means a Canadian Borrowing that bears interest at a rate per annum determined by reference to the Canadian Prime Rate.
“Canadian Base Rate Loan” means a Canadian Loan that bears interest at a rate per annum determined by reference to the Canadian Prime Rate.
“Canadian Borrower” means (i) MK Canada Holdings and (ii) any other Borrower organized under the laws of Canada or any province or territory thereof.
“Canadian Borrowing” means a Borrowing of Canadian Loans.
“Canadian Dollar” and/or “CAD” means the lawful currency of Canada.
“Canadian Loan” means a Loan made to a Canadian Borrower denominated in Canadian Dollars.
“Canadian Payment Office” of the Administrative Agent means the office, branch, affiliate or correspondent bank of the Administrative Agent for Canadian Dollars as specified from time to time by the Administrative Agent to the Company and each Lender.

“Canadian Plans” means, all Canadian pension plans that are considered to be pension plans for the purposes of, and are required to be registered under, the ITA or any applicable pension benefits standards statute or regulation in Canada and that are established, maintained or contributed to by any Loan Party, all plans or arrangements which provide or promise health, dental, or any other welfare benefits governed by the laws of Canada, to current employees or former employees who have retired or terminated from employment with any Loan Party; the term “Canadian Plans” shall not include any multi-employer pension plans as that term is defined under applicable Canadian pension and benefits standards statute or regulation, Canadian Plans administered by an entity other than a Loan Party under a collective bargaining agreement or any statutory plans with which any Loan Party thereof is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation.
“Canadian Prime Rate” means, for any day, the rate determined by the Administrative Agent to be the greater of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen (or, in the event that the PRIMCAN Index is not published by Bloomberg on such day, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. (Toronto time) on such day (or, if such day is not a Business Day, the immediately preceding Business Day) and (b) the sum of (x) the CDOR Rate for an Interest Period of one month on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus (y) 1.0% per annum; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that Capital Lease Obligations shall not include any obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Effective Date.
“Certain Funds Default” means an Event of Default arising from any of the following, with respect to any Term Loan Borrower or any Acquisition Co (if any) only, other than to the extent that such Event of Default relates to circumstances affecting any member of the Target Group:
(i)	paragraphs (a) and (b) of Article VII as it relates to the payment of principal, interest or other fees under the Term Loan Facility under this Agreement;
(ii)	paragraph (c) of Article VII as it relates to a Certain Funds Representation;
(iii)	paragraph (d) of Article VII as it relates to the failure to perform any of the following covenants: Section 5.03(a), Section 5.07(i), Section 5.08 (b) or (solely as it relates to the Term Loans)(d), Section 5.12 (other than paragraphs (e), (g), (h), (j), (k), (l) and (m) thereof), Section 6.01, Section 6.02, Section 6.03, Section 6.04 or Section 6.07;

(iv)	paragraphs (h), (i) and (j) of Article VII, but excluding, in relation to involuntary proceedings, any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition in respect of which no order or decree in respect of such involuntary proceeding shall have been entered; or
(v)	if the Borrower of the Term Loans is not MK Holdings, paragraph (m) of Article VII as it relates to the Borrower of the Term Loans ceasing to be a Subsidiary of MK Holdings.
 “Certain Funds Period” means the period commencing on the Effective Date and ending at the Certain Funds Termination Time.
“Certain Funds Purposes” means:
(a)          where the Target Acquisition proceeds by way of a Scheme:
(i)	payment (directly or indirectly and including, without limitation, by means of any applicable Swap Agreement) of the cash price payable by any Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration of such Scheme Shares being acquired by the any Borrower or any Acquisition Co (if any);
(ii)	repayment (directly or indirectly) of any loan notes issued by the any Borrower or any Acquisition Co (if any) to the holders of the Scheme Shares in consideration for such Scheme Shares being acquired pursuant to the Scheme;
(iii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;
(iv)	financing (directly or indirectly) the repayment of any existing indebtedness of any member of the Target Group;
(v)	financing (directly or indirectly) the making of any close-out amount or other amount payable on termination of any hedging arrangements of any member of the Target Group; and
(vi)	financing (directly or indirectly) the Target Acquisition Costs; or
(b)          where the Target Acquisition proceeds by way of a Takeover Offer:
(i)	payment (directly or indirectly and including, without limitation, by means of any applicable Swap Agreement) of all or part of the cash price payable by any Borrower or any Acquisition Co (if any) to the holders of the Target Shares subject to the Takeover Offer in consideration of the acquisition of such Target Shares pursuant to the Takeover Offer;
(ii)	financing (directly or indirectly) Squeeze-Out Payments;

(iii)	financing (directly or indirectly) the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the City Code;
(iv)	financing (directly or indirectly) the repayment of any existing indebtedness of any member of the Target Group;
(v)	financing (directly or indirectly) the making of any close-out amount or other amount payable on termination of any hedging arrangements of any member of the Target Group; and
(vi)	financing (directly or indirectly) the Target Acquisition Costs.
“Certain Funds Representations” means each of the representations, made by any Term Loan Borrower or any Acquisition Co only, set out in Sections 3.01, 3.02 (but only to the extent relating to the Target Acquisition Transactions), 3.03 (but only to the extent relating to the Target Acquisition Transactions), 3.07 and 3.11 (but only so far as it relates to the proceeds of Term Loans), other than to the extent that such representation relates to, or is made in relation to, a member of the Target Group or any other Loan Party other than a Term Loan Borrower.
“Certain Funds Termination Time” means 11:59 p.m. (London Time) on the first date on which a Mandatory Cancellation Event occurs or exists; provided that, in respect of clauses (a)(i) through (vi) (inclusive) of the definition of “Mandatory Cancellation Event”, if for the purposes of switching from a Scheme to a Takeover Offer, within five (5) Business Days of such event the relevant Borrower has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, an Offer Press Announcement, no Mandatory Cancellation Event shall have occurred pursuant to any such clause.
 “CDOR Rate” means the rate quoted on the Reuters Screen “CDOR Page” (or, in the event such rate does not appear on such page or screen on such day, on any successor or substitute page or screen that displays such rate, or on the appropriate page or screen of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. (Toronto time) on the date of the commencement of such Interest Period.
“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“CFC Holding Company” means any Domestic Subsidiary substantially all of the assets of which are one or more CFCs, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. federal income tax purposes, and all such entities (i) have no material assets (excluding equity interests in each other) other than equity interests of such CFCs, (ii) do not incur, and are not otherwise liable for, any material Indebtedness (other than intercompany indebtedness permitted pursuant  to Section 6.01(c)), and (iii) do not conduct any material business or activities other than the ownership of such equity interests and/or receivables and other immaterial assets and activities reasonably related or ancillary thereto.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of MK Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of MK Holdings by Persons who were neither (i) nominated, appointed or approved for election by the board of directors of MK Holdings nor (ii) appointed by directors so nominated, appointed or approved for election; or (c) MK Holdings ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any other Borrower (other than, in the case of a Foreign Subsidiary Borrower, (x) directors’ qualifying shares or (y) nominal shares issued to foreign nationals to the extent required by applicable law).
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“City Code” means the City Code on Takeovers and Mergers, as amended from time to time.
“Class”, means, (a) when used in reference to the Lenders, each of the following classes of Lenders: (i) Lenders having Revolving Commitments or outstanding Revolving Loans, (ii) Lenders having Tranche A-1 Term Loan Commitments or outstanding Tranche A-1 Term Loans, (iii) Lenders having Tranche A-2 Term Loan Commitments or outstanding Tranche A-2 Term Loans and (iv) Lenders having any other separate class of commitments or loans made pursuant to the terms of this Agreement, and (b) when used in reference to any Loan or Borrowing, each class of Loans or the Borrowing comprising such Loans being: (i)  Revolving Loans, (ii) Swingline Loans, (iii) Tranche A-1 Term Loans, (iv) Tranche A-2 Term Loans and (v) any other separate class of loans made pursuant to the terms of this Agreement.
“Clean-Up Date” has the meaning assigned to such tem in Article VII.
 “Co-Documentation Agent” means each of Bank Of America, N.A., ING (Ireland) DAC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and U.S. Bank National Association, in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.
“Co-Syndication Agent” means each of Goldman Sachs Bank USA and Citibank, N.A., in its capacity as syndication agent for the credit facility evidenced by this Agreement.
 “Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning assigned to such term in Section 5.9(c).
“Collateral Documents” means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations pursuant to Section 5.09(c), executed by MK Holdings or any of its Subsidiaries and delivered to the Administrative Agent.

“Commercial Letter of Credit” means a commercial documentary letter of credit issued pursuant to this Agreement by any Issuing Bank for the account of any Borrower for the purchase of goods in the ordinary course of business.
“Commitment Fee” with respect to each Facility, has the meaning assigned to such term in Section 2.12(a).
“Commitments” means, with respect to each Lender, such Lender’s Revolving Commitment, Tranche A-1 Term Loan Commitment and Tranche A-2 Term Loan Commitment.
 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Companies Act 2006” means the Companies Act 2006 of the United Kingdom.
“Company” means Michael Kors (USA), Inc., a Delaware corporation.
“Computation Date” is defined in Section 2.04.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDAR” means, with respect to MK Holdings and its Subsidiaries on a consolidated basis for any period, Consolidated Net Income for such period, plus
(a) without duplication and to the extent deducted from revenues in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:
(i) Consolidated Interest Expense,
(ii) provision for taxes based on income, profits or capital, including federal, state, local and foreign franchise, excise and similar taxes paid or accrued (including withholding tax payments) during such period (including in respect of repatriated funds),
(iii) depreciation and amortization (including amortization of deferred financing fees or costs),
(iv) other non-cash losses, charges or expenses, including impairment of long-lived assets,
(v)  Consolidated Lease Expense,
(vi) non-recurring Transaction Costs related to the Transactions; and
(vii) expenses, costs and charges related to business optimization (including consolidation initiatives), relocation or integration, and store renovation costs, and store closure and other restructuring and impairment costs (including recruiting costs, employee severance, contract termination and management and employee transition costs), provided that the amount of expenses, costs and charges added back pursuant this clause (vii) shall not exceed a cumulative aggregate of $300,000,000 for all Test Periods;

minus
(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i) interest income,
(ii) non-cash gains,
(iii) extraordinary cash gains,
(iv) tax credits for any of the taxes of a type described in clause (a)(ii) above (to the extent not netted from the tax expense described in such clause (a)(ii)),
(v) any cash payments made during such period in respect of non-cash items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, in each case, as determined on a consolidated basis for MK Holdings and its Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to MK Holdings and its Subsidiaries for any period, the total interest expense of MK Holdings and its Subsidiaries during such period determined on a consolidated basis, in accordance with GAAP, and shall in any event include interest on any Capital Lease Obligation which shall be deemed to accrue at an interest rate reasonably determined by MK Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by MK Holdings and the Subsidiaries with respect to Swap Agreements in respect of interest rates.
“Consolidated Lease Expense” means, for any period, the aggregate amount of fixed and contingent rentals payable by MK Holdings and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP; provided that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.
“Consolidated Net Income” means for any period, the consolidated net income (or loss) of MK Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of MK Holdings or is merged into or amalgamated or consolidated with MK Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of MK Holdings) in which MK Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by MK Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of MK Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Consolidated Net Worth” means as of any date of determination thereof, the excess of (a) the aggregate consolidated net book value of the assets of MK Holdings and its Subsidiaries after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (b) all of the aggregate liabilities of MK

Holdings and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Equity Interests, treasury stock, capital surplus and retained earnings), in each case determined on a consolidated basis (after eliminating all inter-company items) in accordance with GAAP; provided, however, that in calculating Consolidated Net Worth the effects of the Statement of Financial Accounting Standards No. 142 (or the corresponding Accounting Standards Codification Topic, as applicable) shall be disregarded.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of MK Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Indebtedness” means at any time, the aggregate principal amount of outstanding Indebtedness (excluding (i) Indebtedness in respect of contingent obligations described in clauses (h) and (i) of the definition of Indebtedness, (ii) Indebtedness described in clause (j) of the definition of Indebtedness, and (iii) Indebtedness described in clause (e) or (f) of the definition of Indebtedness with respect to Indebtedness of others described in clause (i) or (ii) above) of MK Holdings and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” means, with respect to any Loan Party or any of its respective Subsidiaries, any of their respective Affiliates of over which any of the foregoing exercises management control.
“Court” means the Companies Court in the Chancery Division of the High Court of Justice of England and Wales.
“Court Meeting” means the meeting or meetings of Scheme Shareholders (or any adjournment thereof) to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.
“Court Order” means the Order of the Court sanctioning the Scheme.
“Credit Event” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.
“CRR” means the Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-in Action.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Mortgaged Property” has the meaning assigned to such term in Section 5.09(c).
“Domestic Subsidiary” means a Subsidiary of MK Holdings organized under the laws of a jurisdiction located in the United States of America.
“Dutch Borrower” means (i) MKE and (ii) any other Foreign Subsidiary Borrower that is organized under the laws of the Netherlands.
“Dutch Non-Public Lender” means: (i) until the publication of an interpretation of “public” as referred to in the CRR by the competent authority or authorities: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Borrower, the value of which is at least EUR 100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least EUR 100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not forming part of the public; and (ii) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority or authorities: an entity which is not considered to form part of the public on the basis of such interpretation.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Foreign Subsidiary” means (i) any Foreign Subsidiary organized or incorporated under the laws of the British Virgin Islands, Canada or any province or territory thereof, the Netherlands or Switzerland and (ii) any other Foreign Subsidiary that is approved from time to time by the Administrative Agent and each of the Lenders in their reasonable discretion.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders or decrees issued, promulgated or entered into by any Governmental Authority, and any judgments, injunctions, or binding agreements entered against or into by the Company or any of its Subsidiaries, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any Reportable Event; (b) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (c) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on any Loan Party or any ERISA Affiliate or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal from any Plan (within the meaning of Section 4063 of ERISA) or Multiemployer Plan (within the meaning of Sections 4203 and 4205 of ERISA); (g) the receipt by any Loan Party or any ERISA Affiliate of any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated (within the meaning of Section 4041A of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (h) any Foreign Plan Event.
“Escrow Account” means any account established for the purpose of depositing funds prior to their being applied towards Certain Funds Purposes.
“Establishment” means, in respect of any Person, any place of operations where such Person carries out a non-transitory economic activity with human means and goods, assets or services.
“euro” and/or “EUR” means the single currency of the Participating Member States.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency (other than Canadian Dollars) and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency (other than Canadian Dollars), the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Amount or the Equivalent Amount of any currency, the equivalent of such amount in Dollars or any Foreign Currency, as applicable, determined by using the rate of exchange for the purchase of Dollars or such Foreign Currency, as applicable, with such currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars or such Foreign Currency, as applicable, as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation.  If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, (i) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (ii) Swiss Withholding Taxes to the extent a payment of interest is increased pursuant to Section 2.13(f) and (iii) Excluded UK Withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Letter of Credit or Commitment, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Excluded UK Withholding Taxes” means UK withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan, Letter of Credit or Commitment, if on the date on which payment of the amount falls due:

(a)          the payment could have been made to the relevant Recipient without any deduction for UK withholding Taxes if the Recipient had been a Qualifying Recipient, but on that date that Recipient is not or has ceased to be a Qualifying Recipient other than as a result of any change after the date it became a Recipient under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(b)          the relevant Recipient is a Qualifying Recipient solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Recipient” and:
(i)          an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and that Recipient has received from the person making the payment or from another UK Loan Party a certified copy of that Direction; and
(ii)          the payment could have been made to the Recipient without any deduction for UK withholding Taxes if that Direction had not been made; or
(c)          the relevant Recipient is a Qualifying Recipient solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Recipient” and:
(i)          the relevant Recipient has not given notice to the Administrative Agent under Section 2.17(f)(iii) that it is a Qualifying Recipient; and
(ii)          the payment could have been made to the Recipient without any deduction for UK withholding Taxes if the Recipient had given such notice, on the basis that the notice would have enabled the payer to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the Income Tax Act 2007; or
(d)          the relevant Recipient is a Treaty Recipient and the person making the payment is able to demonstrate that the payment could have been made to the Recipient without any deduction for UK withholding Taxes had that Recipient complied with its obligations under Section 2.17(f)(iii).
“Existing Credit Agreement” is defined in the recitals hereto.
“Existing Letters of Credit” means the Letters of Credit heretofore issued pursuant to the Existing Credit Agreement and described on Schedule 2.06.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.27.
“Existing Revolving Loans” shall have the meaning assigned to such term in Section 2.01(a).
“Extended Letter of Credit” has the meaning set forth in Section 2.06(c).
“Extending Lender” has the meaning assigned to such term in Section 2.27.
“Extension Date” has the meaning assigned to such term in Section 2.27.

“Facility” means the Revolving Facility, the Tranche A-1 Term Loan Facility or the Tranche A-2 Term Loan Facility, as applicable.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements to implement such Sections of the Code entered into between any relevant authorities on behalf of the United States and such jurisdiction.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means the chief executive officer, president or chief financial officer of MK Holdings.
“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of MK Holdings and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).
“Fitch” means Fitch, Inc.
“Foreign Currencies” means Agreed Currencies other than Dollars.
“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.
“Foreign Kors Person” has the meaning assigned to such term in Section 9.09.
“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States or Canadian law, and any Canadian Plan, that is maintained or contributed to by any Loan Party or any ERISA Affiliate.
“Foreign Plan Event” means (a) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (b) a final determination that any Loan Party is responsible for a deficit or funding shortfall in a multi-employer pension plan as that term is defined under applicable Canadian pension and benefits standards statute or regulation or other Canadian Plan administered by an entity other than a Loan Party under a collective bargaining agreement.
“Foreign Subsidiary” means any Subsidiary of MK Holdings which is not a Domestic Subsidiary.
“Foreign Subsidiary Borrower” means (a) from and after the Effective Date, each of MK Canada Holdings, MKE and MK Switzerland (collectively, the “Initial Foreign Subsidiary Borrowers”), so long as no such Subsidiary has ceased to be a Foreign Subsidiary Borrower pursuant to Section 2.23, and (b) any other Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23, and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  For purposes of all calculations provided for in this Agreement, the amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by MK Holdings in good faith.
“Guarantor” means MK Holdings and each Material Subsidiary that is a party to the Guaranty.  The Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Guaranty” means (a) that certain Second Amended and Restated Guarantee Agreement dated as of the Effective Date in the form of Exhibit G (including any and all supplements thereto) and executed by each Guarantor party thereto, and (b) in the case of any Guarantor that is a Foreign Subsidiary, any other guaranty agreement executed by such Foreign Subsidiary pursuant to clause (1)(y) of Section 5.09(a).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMRC” means Her Majesty’s Revenue and Customs.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increasing Lender” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.
 “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and any earnout obligations or similar deferred or contingent purchase price obligations not overdue, which are being contested in good faith or which do not appear as a liability on a balance sheet of such Person incurred in connection with any Acquisition), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person (to the extent of such Person’s interest in such property), whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all net payment and performance obligations of such Person under Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of all calculations provided for in this Agreement, there shall be disregarded any Guarantee of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP.  For the avoidance of doubt, any amounts available and not drawn under the Commitments shall be deemed not to be Indebtedness and “Indebtedness” shall not include the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Effective Date.  The amount of any net obligation under any Swap Agreement on any date shall be the Swap Termination Value as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Indicative Ratings” has the meaning assigned to such term in the definition of “Public Debt Rating”.
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Initial Confirmed Public Debt Ratings” means the initial Public Debt Rating publicly announced or issued by S&P, Moody’s and Fitch, as the case may be, after the Effective Date, in each case giving effect to the Target Acquisition.
“Initial Foreign Subsidiary Borrower” has the meaning assigned to such term in the definition of “Foreign Subsidiary Borrower.”
“Insolvent” means, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing, a Tranche A-1 Term Loan Borrowing or a Tranche A-2 Term Loan Borrowing in accordance with Section 2.08 substantially in the form attached hereto as Exhibit I-2.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan denominated in Dollars) or Canadian Base Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan or BA Equivalent Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing or BA Equivalent Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or for a period of 28 to 182 days inclusive in the case of a BA Equivalent Borrowing), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or a BA Equivalent Borrowing, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or a BA Equivalent Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” has the meaning assigned to such term in Section 6.04.
“Investment Grade Rating” means (a) as to S&P, a Public Debt Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Public Debt Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Public Debt Rating of BBB- or better (with stable outlook or better).
“Investment Grade Ratings Requirement” means the requirement that the Public Debt Ratings from at least two of S&P, Moody’s and Fitch shall be Investment Grade Ratings.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A., Citibank, N.A. and ING (Ireland) DAC and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“ITA” means the Income Tax Act (Canada), as amended, and any regulations promulgated thereunder.
“Japanese Yen” means the lawful currency of Japan.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lead Arranger” means each of JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Citibank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), The Bank of Tokyo-Mitsubishi UFJ, Ltd., ING (Ireland) DAC, and U.S. Bank National Association in its capacity as a joint lead arranger for the credit facility evidenced by this Agreement.
“Lender Notice Date” has the meaning assigned to such term in Section 2.27.

“Lenders” means the Revolving Lenders and Term Loan Lenders.
“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit, including the Existing Letters of Credit.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.02, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.  Each Issuing Bank’s Letter of Credit Commitment may be decreased or increased from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks; provided that any increase in the Letter of Credit Commitment with respect to any Issuing Bank, or any decrease in the Letter of Credit Commitment with respect to any Issuing Bank to an amount not less than such Issuing Bank’s Letter of Credit Commitment as of the Effective Date or such other date of its initial Letter of Credit Commitment, shall only require the consent of the Company and such Issuing Bank.
“Leverage Ratio” means the ratio of (i) Consolidated Total Indebtedness as of the last day of the Test Period ending on the last day of any fiscal quarter plus 600% of Consolidated Lease Expense for such Test Period to (ii) Consolidated EBITDAR for such Test Period, all calculated for MK Holdings and its Subsidiaries on a consolidated basis.  In the event that MK Holdings or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant Test Period, the Leverage Ratio shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such Test Period.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency (other than Canadian Dollars) and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period; provided that, if the applicable LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”) with respect to such Agreed Currency, then the LIBOR Screen Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14
 “LIBOR Screen Rate”  has the meaning assigned to such term in the definition of “LIBO Rate”.
  “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means an Acquisition or other Investment permitted hereunder the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Guaranty, the Collateral Documents (if any), any promissory notes issued pursuant to Section 2.10(e), any agreements between the  Company and an Issuing Bank regarding the Issuing Bank’s Letter of Credit Commitment and any Letter of Credit applications now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, the Borrowers and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars, (ii) Toronto, Canada time in the case of a Canadian Borrowing and related Loans and (iii) local time in the case of a Loan, Borrowing or LC Disbursement (other than a Canadian Borrowing) denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).
“Long Stop Date” means January 31, 2018.
“Majority Facility Lenders” means (i) with respect to the Revolving Facility, the Required Revolving Lenders, and (ii) with respect to the Term Loan Facility, the Required Term Loan Lenders.
“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:
(a)          where the Target Acquisition proceeds by way of a Scheme:
(i)	a Court Meeting is held (and not adjourned or otherwise postponed) to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the requisite majority of the Scheme Shareholders at such Court Meeting;
(ii)	a General Meeting is held (and not adjourned or otherwise postponed) to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the shareholders of the Target at such General Meeting;

(iii)	applications for the issuance of the Court Order are made to the Court (and not adjourned or otherwise postponed), but the Court (in its final judgment) refuses to grant the Court Order;
(iv)	the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court;
(v)	a Court Order is issued but not filed with the Registrar within five (5) Business Days of (x) its issuance or (y) if first required by HMRC and the Registrar, its stamping; or
(vi)	the date which is 15 days after the Scheme Effective Date;
unless, in respect of clauses (i) through (vi) (inclusive) above, for the purposes of switching from a Scheme to a Takeover Offer, within five (5) Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, an Offer Press Announcement (in which case no Mandatory Cancellation Event shall have occurred), and provided that the postponement or adjournment of any Court Meeting, General Meeting or application referred to in this paragraph (a) shall not constitute a Mandatory Cancellation Event if such Court Meeting, General Meeting or application is capable of being re-convened, re-submitted or granted on a future date; or
(b)          where the Target Acquisition proceeds by way of a Takeover Offer:
(i)	such Takeover Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purposes of switching from a Takeover Offer to a Scheme, within five (5) Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within ten (10) Business Days after delivery of such notice does issue, a Press Release (in which case no Mandatory Cancellation Event shall have occurred);
(ii)	the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; or
(iii)	the date falling 95 days after the date on which the Takeover Offer Document is issued.
 “Material Acquisition” means (i) any Acquisition that involves the payment of consideration by MK Holdings and its Subsidiaries in excess of $20,000,000 and (ii) the Target Acquisition.
 “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or financial condition of MK Holdings and its Subsidiaries taken as a whole or (b) the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under the Loan Documents.
“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all of the issued and outstanding Equity Interests in any Person or (b) assets comprising all or substantially all of the assets of any Person or a business unit of any Person, in each case in excess of $20,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.
“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions of the Scheme or the Takeover Offer (as the case may be) compared to the terms and conditions that are included in the draft of the Press Release delivered pursuant to Section 4.01(d) of the Bridge Credit Agreement that is materially adverse to the interests of the Term Loan Lenders, it being acknowledged (except as otherwise agreed in writing by the Lead Arrangers) that a change to the consideration (other than (i) any reduction to the consideration of not more than 7.5% or (ii) to the extent the consideration consists of cash (in an amount per Target Share not greater than the amount already offered), common stock of MK Holdings or a combination of the two) for the Target Shares would be materially adverse to the Term Loan Lenders, but that a waiver of a pre-condition which then becomes a condition to be satisfied in connection with the Target Acquisition would not be materially adverse to the interests of the Term Loan Lenders.
“Material Subsidiary” means (a) each Subsidiary that is a Borrower and (b) each other Subsidiary (i) which, as of the last day of the most recent Test Period ending with the fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed (or, in connection with a newly acquired Subsidiary pursuant to a Material Acquisition, represents on a Pro Forma Basis) greater than five percent (5%) of Consolidated EBITDAR for such Test Period or (ii) which contributed (or, in connection with a newly acquired Subsidiary pursuant to a Material Acquisition, represents on a Pro Forma Basis) greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDAR or Consolidated Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds (or, in connection with a newly acquired Subsidiary pursuant to a Material Acquisition, represents on a Pro Forma Basis) twenty percent (20%) of Consolidated EBITDAR for any such Test Period or twenty percent (20%) of Consolidated Total Assets as of such date, MK Holdings shall, within ten (10) days after the delivery of the applicable compliance certificate pursuant to Section 5.01(c), designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.  The failure of MK Holdings to designate sufficient Subsidiaries as “Material Subsidiaries” in accordance with the sentence above shall constitute an Event of Default under clause (e) of Article VII (subject to the grace periods specified therein).
“Maturity Date” means (a) in the case of the Revolving Facility, August 22, 2022,  (b) in the case of the Tranche A-1 Term Loan Facility, the date that is the third anniversary of the first Term Loan Borrowing Date and (c) in the case of the Tranche A-2 Term Loan Facility, the date that is the fifth anniversary of the first Term Loan Borrowing Date or in each case, if such date is not a Business Day, the Business Day immediately preceding such date, and in each case as extended (in the case of each Lender consenting thereto) pursuant to Section 2.27.
“Minimum Acceptance Condition” means an Acceptance Condition which shall not be capable of being satisfied unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by any Borrower or any Acquisition Co (if any), result in MK Holdings (directly or indirectly) holding shares representing, in any case, at least 75% of all Target Shares on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Takeover Offer is declared unconditional as to acceptances.
 “MK Canada Holdings” means Michael Kors (Canada) Holdings Ltd., a company limited by shares incorporated under the laws of the Province of Nova Scotia.
“MK Holdings” means Michael Kors Holdings Limited, a British Virgin Islands company.
“MKE” means Michael Kors (Europe) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, its registered office at John Hicksstraat 1, 5928 SJ Venlo, the Netherlands and registered with the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) under number 34301064.
“MK Switzerland” means Michael Kors (Switzerland) GmbH, a company organized under the laws of Switzerland.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.27.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing reasonably selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of MK Holdings and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Original Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided that the definition of “Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.
“Offer Press Announcement” means a press announcement released by or on behalf of any Borrower or any Acquisition Co (if any) announcing that the Target Acquisition is to be effected by a Takeover Offer and setting out the terms and conditions of the Takeover Offer.
“Original Effective Date” means October 29, 2015.
“Original Offer” has the meaning specified in Section 5.12(i).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate), provided that, if the applicable Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, provided that, if the applicable Overnight Foreign Currency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Panel” means the Panel on Takeovers and Mergers.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Patriot Act” has the meaning assigned to such term in Section 9.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition; provided that (a) the assets so acquired or, as the case may be, the assets of the Person so acquired shall be in a Related Line of Business, (b) no Default shall have occurred and be continuing at the time thereof or would result therefrom, (c) such Acquisition shall be effected in such manner so that the acquired Equity Interests, assets or rights are owned either by MK Holdings or a Subsidiary and, if effected by merger, consolidation or amalgamation, the continuing, surviving or resulting entity shall be MK Holdings or a Subsidiary, subject to Section 6.03 and (d) the Leverage Ratio, on a Pro Forma Basis after giving effect to such acquisition, recomputed as at the last day of the most recently ended fiscal quarter of MK Holdings for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance, shall not exceed 3.50 to 1.00.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) landlords’, carriers’, warehousemen’s, mechanics’, shippers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in connection with workers’ compensation, unemployment insurance, old age pensions and other social security laws or regulations, and pledges and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts, leases, public or statutory obligations, warranty requirements, customs, surety and appeal bonds, bonds posted in connection with actions, suits or proceedings, performance and bid bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof;
(e) Liens incurred in the ordinary course of business in connection with the sale, lease, transfer or other disposition of any credit card receivables of the Company or any of its Subsidiaries;
(f) judgment, attachment or other similar liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(g) easements, zoning restrictions, restrictive covenants, encroachments, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(h) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments; and
(i) any security and/or right of set-off arising under the general terms and conditions (algemene bankvoorwaarden) or the equivalent thereof in any jurisdiction of banking and financing institutions;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Factoring Program” means the sale by MK Holdings or its Subsidiaries of accounts receivable originated by MK Holdings or such Subsidiaries to a third-party factor in the ordinary course of business and consistent with past practice and on a basis that is non-recourse to MK Holdings and its Subsidiaries other than limited recourse customary for factoring transactions of a similar kind.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are directly and fully guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or any Participating Member State;
(b) investments in commercial paper having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s;
(c) investments in demand deposits, certificates of deposit, eurocurrency time deposits, banker’s acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any commercial bank which has a combined capital and surplus and undivided profits of not less than $100,000,000;
(d) repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government (as the case may be) are rated, at such date of acquisition, at least A- by S&P or A3 by Moody’s;
(f) securities with maturities of three years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
(g) shares of money market funds that (i) comply with the criteria set forth in (a) Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended or (b) Securities and Exchange Commission Rule 3c-7 under the Investment Company Act of 1940, as amended and (ii) have portfolio assets of at least (x) in the case of funds that invest exclusively in assets satisfying the requirements of clause (a) of this definition, $250,000,000 and (y) in all other cases, $500,000,000;
(h) in the case of investments by any Foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (a) through (g) above that are available in local markets;
(i) corporate debt obligations with a Moody’s rating of at least A3 or an S&P rating of at least A-, or their equivalent, as follows: (i) corporate notes and bonds and (ii) medium term notes; and
(j) mutual funds which invest primarily in the securities described in clauses (a) through (d) above.
“Person” means any natural person, corporation, limited liability company, unlimited company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, but not including any Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA).
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.
“Press Release” means a press announcement released by or on behalf of any Borrower or any Acquisition Co (if any) announcing that the Target Acquisition is to be effected by a Scheme and setting out the terms and conditions of the Scheme.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to compliance with any test, covenant or calculation of any ratio hereunder, the determination or calculations of such test, covenant or ratio on a pro forma basis in accordance with Section 1.04(b).
“Priority Indebtedness” means (a) Indebtedness of MK Holdings or any Subsidiary (other than that described in Section 6.01(e)) secured by any Lien on any asset(s) of MK Holdings or any Subsidiary and (b) Indebtedness of any Subsidiary of MK Holdings which is not a Loan Party, in each case owing to a Person other than MK Holdings or any Subsidiary.
“Public Debt Rating” means, as of any date, the rating that has been most recently announced (which may be included any press release that S&P, Moody’s or Fitch issues) by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by MK Holdings or, if any such rating agency shall have issued more than one such ratings, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Rate will be set in accordance with Level 6 under the definition of “Applicable Rate”; (c) if each of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating but the ratings shall fall within different levels, the Applicable Rate shall be based upon the ratings of two of the agencies unless each agency’s ratings is at a separate level, in which case the applicable level will be deemed to be the middle level; (d) if only two of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating and such ratings shall fall within different levels, the Applicable Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (e) initially, the Public Debt Rating shall be based upon the indicative rating for non-credit enhanced long-term senior unsecured debt issued by MK Holdings from S&P, Moody’s and Fitch, as the case may be, in each case giving effect to the Transactions (or an affirmation of an existing rating for non-credit enhanced long-term senior unsecured debt issued by MK Holdings after giving effect to the Transactions (which may be included in any press release related to the Transactions that S&P, Moody’s or Fitch issues)) (the “Indicative Ratings”); it being understood that, if any Initial Confirmed Public Debt Ratings shall be issued after the Effective Date, or any Public Debt Rating or Indicative Rating established by S&P, Moody’s or Fitch shall be changed, such Initial Confirmed Public Debt Rating or such other change shall be effective as of the date on which such Initial Confirmed Public Debt Rating or other change is first announced or issued publicly by the rating agency making such change (which may be included in any press release related to the Transactions that S&P, Moody’s or Fitch issues); and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be; provided, however, that for purposes of determining whether the Investment Grade Ratings Requirement is satisfied on any date, clauses (a), (b), (c) and (d) shall not be applicable.
“Qualifying Committed Financing” has the meaning assigned to such term in the Bridge Credit Agreement as in effect on the date hereof.
 “Qualifying Recipient” means:
(a)          a Recipient which is beneficially entitled to interest payable to that Recipient in respect of an applicable interest in a Loan, Letter of Credit or Commitment and is:
(i)          a Recipient:
(A)          which is a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) making an advance made under an applicable interest in a Loan, Letter of Credit or Commitment and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the Corporation Tax Act 2009; or
(B)          in respect of an advance made under an applicable interest in a Loan, Letter of Credit or Commitment by a person that was a bank (as defined for the purpose of section 879 of the Income Tax Act 2007) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)          a Recipient which is:
(A)          a company resident in the United Kingdom for United Kingdom tax purposes;
(B)          a partnership each member of which is:
a.          a company so resident in the United Kingdom; or
b.          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009;
(C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company; or
(iii)          a Treaty Recipient; or
(b)          a Recipient which is a building society (as defined for the purposes of section 880 of the Income Tax Act 2007) making an advance under an applicable interest in a Loan, Letter of Credit or Commitment.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Administrative Agent in consultation with the Company.  No Lender shall be obligated to be a Reference Bank without its consent.
“Refinancing Amendment” has the meaning assigned to such term in Section 2.28.
“Refinancing Effective Date” has the meaning assigned to such term in Section 2.28.
“Refinancing Term Loans” has the meaning assigned to such term in Section 2.28.
“Register” has the meaning assigned to such term in Section 9.04.
“Registrar” means the Registrar of Companies for England and Wales.
“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings and Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceeding (recast), as applicable.
“Related Line of Business” means: (a) any line of business in which MK Holdings or any of its Subsidiaries is engaged as of, or immediately prior to, the Effective Date, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar, ancillary or related business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Replacement Revolving Credit Commitments” has the meaning assigned to such term in Section 2.28.
“Replacement Revolving Facilities” has the meaning assigned to such term in Section 2.28.
“Replacement Revolving Credit Facility Effective Date” has the meaning assigned to such term in Section 2.28.
“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Regulation Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).
“Required Lenders” means, subject to Section 2.24, at any time, Lenders having Revolving Credit Exposures, outstanding principal amount of Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding principal amount of Term Loans and unused Commitments at such time (excluding for purposes of any such calculation the Revolving Credit Exposures, unused Term Loan Commitments and outstanding principal amount of Term Loans of Defaulting Lenders).
“Required Revolving Lenders” means, subject to Section 2.24, at any time, Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time (excluding for purposes of any such calculation the Revolving Commitments and outstanding principal amount of Revolving Loans of Defaulting Lenders).
“Required Term Loan Lenders” means (a) from the Effective Date until the first Term Loan Borrowing Date, Term Loan Lenders having unused Term Loan Commitments representing more than 50% of the aggregate unused Term Loan Commitments at such time (excluding for purposes of any such calculation the unused Term Loan Commitments of Defaulting Lenders) and (b) from the first Term Loan Borrowing Date and thereafter, Term Loan Lenders having unused Term Loan Commitments and outstanding principal amount of Term Loans representing more than 50% of the aggregate outstanding principal amount of unused Term Loan Commitments and Term Loan Loans at such time (excluding for purposes of any such calculation the unused Term Loan Commitments and outstanding principal amount of Term Loans of Defaulting Lenders).
“Requirement of Law” means, as to any Person, the Articles or Certificate of Incorporation and By-Laws, Articles or Certificate of Formation and Operating Agreement, or Certificate of Partnership or partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in MK Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in MK Holdings or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in MK Holdings or any Subsidiary.
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and the date of termination of the Revolving Commitments.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Event” means a Borrowing of Revolving Loans, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.
“Revolving Facility” means the Revolving Commitments and the provisions herein related to the Revolving Loans, Swingline Loans and Letters of Credit.
 “Revolving Lenders” means the Persons listed on Schedule 2.01(a) (including, without limitation, the Persons that are “Lenders” under the Existing Credit Agreement immediately prior to the Effective Date) and any other Person that shall have become a Revolving Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby.  Unless the context otherwise requires, the term “Revolving Lenders” includes the Swingline Lender and each Issuing Bank.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a).
“S&P” means Standard & Poor’s Financial Services LLC.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, including, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) any other applicable sanctions authority.
“Scheme” means a scheme of arrangement under Part 26 of the Companies Act 2006 between the Target and the Scheme Shareholders, pursuant to which any Borrower or any Acquisition Co (if any) will become the holder of all of the Scheme Shares in accordance with the Scheme Documents, subject to such changes and amendments to the extent not prohibited by the Loan Documents.
“Scheme Circular” means the document issued by or on behalf of the Target to shareholders of the Target setting out the terms and conditions of, and an explanatory statement in relation to, the Scheme, stating the recommendation for the Target Acquisition and the Scheme to the shareholders of the Target by the independent directors of the Target and setting out the notices of the Court Meeting and the General Meeting, as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.
“Scheme Documents” means, collectively, (a) the Scheme Circular, (b) the Press Release, (c) the Scheme Resolutions and (d) any other document issued by or on behalf of the Target to its shareholders in respect of the Scheme and any other document designated as a “Scheme Document” hereunder by the Administrative Agent and the Company.

“Scheme Effective Date” means the date on which the Court Order sanctioning the Scheme is duly delivered on behalf of the Target to the Registrar.
“Scheme Resolutions” means the resolutions of the shareholders of the Target which are required to implement the Scheme and which are referred to, and substantially in the form set out in, the Scheme Circular and which are to be proposed at the General Meeting.
“Scheme Shareholders” means, at any time, the registered holders of Scheme Shares at such time.
“Scheme Shares” means the Target Shares which are subject to the Scheme in accordance with the terms of the Scheme.
“SEC” means the United States Securities and Exchange Commission.
“Senior Managing Agent” means HSBC Bank USA, National Association.
“Senior Notes” means the notes issued pursuant to an offering under Rule 144A and/or Regulation S under the Securities Act of 1933, or other private placement, in each case, with or without registration rights (or a registered public debt offering), representing a portion of the permanent financing for the Target Acquisition.
 “Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Squeeze-Out Level Acceptances” means acceptances under the Takeover Offer that will, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by any Borrower or any Acquisition Co (if any), result in MK Holdings (directly or indirectly) holding shares representing, in any case, more than 90% of all Target Shares on a fully diluted basis (excluding any shares held in treasury).
“Squeeze-Out Payments” means payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the operation by any Borrower or any Acquisition Co (if any) of the procedures contained in Sections 979 to 981 of the Companies Act 2006.
“Standby Letter of Credit” means an irrevocable letter of credit issued pursuant to this Agreement by an Issuing Bank pursuant to which such Issuing Bank agrees to make payments in an Agreed Currency for the account of any Borrower, or, subject to Section 2.06(a), any Subsidiary or other Loan Party, in respect of obligations of such Person incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Person is or proposes to become a party in furtherance of such Person’s good faith business purposes, including, but not limited to, for insurance purposes and in connection with lease transactions.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.
“Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment to the Obligations.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means, unless the context otherwise requires, any subsidiary of MK Holdings.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option, cap or collar agreements or similar agreement involving, or settled by reference to, one or more interest or exchange rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Swingline Exposure” means, at any time, the aggregate principal Dollar Amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity.
“Swingline Loan” means a Loan made pursuant to Section 2.05 (for the avoidance of doubt, each Swiss Swingline Loan is a Swingline Loan).

“Swingline Overnight Rate” means, with respect to a Swingline Loan denominated in Dollars, for any day, the rate per annum advised by the Swingline Lender as its loan funding rate for overnight Eurodollar loans in effect at its office located at 270 Park Avenue, New York, New York; each change in the Swingline Overnight Rate shall be effective from and including the date such change is notified by the Swingline Lender to the Company as being effective, provided that, if the applicable Swingline Overnight Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Swiss Borrower” means (i) MK Switzerland and (ii) any other Borrower incorporated in Switzerland and/or qualifying as a Swiss resident pursuant to Article 9 of the Swiss Federal Withholding Tax Act
“Swiss Federal Withholding Tax Act” means the Swiss Federal Withholding Tax Act (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965); together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.
“Swiss Francs” means the lawful currency of Switzerland.
“Swiss Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 (S- 02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), the guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), the guideline “Bonds” of April 1999 (S-02.122.1) (Merkblatt “Obligationen” vom April 1999), the circular letter No. 34 “Customer Credit Balances” of 26 July 2011 (1-034-V-2011) (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Federal Withholding Tax and Swiss Federal Stamp Taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007); all as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like.
“Swiss Insolvency Event” means any one or more of the following with respect to any Swiss Loan Party: it is unable or admits in writing its inability to pay its debts as they fall due or otherwise is, or admits in writing that it is, insolvent (zahlungsunfähig), suspends making payments on any of its debts within the meaning of Article 190 section (1) no. (1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Article 191 section (1) of the Swiss Federal Law Concerning Debt Enforcement and Bankruptcy (Bundesgesetz über Schuldbetreibung und Konkurs).
“Swiss Loan Party” means any Loan Party incorporated under the laws of Switzerland.
“Swiss Non-Bank Rules” means the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means a financial institution or other entity which does not qualify as a Swiss Qualifying Bank.
“Swiss Qualifying Bank” means any person or entity acting on its own account which has a banking license in force and effect issued in accordance with the banking laws in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, and which, in both cases, effectively conducts banking activities as its principal purpose with its own infrastructure, staff and authority of decision making, all in accordance with the Swiss Guidelines.
“Swiss Swingline Loan” means a Loan made to MK Switzerland in an Agreed Currency (other than Canadian Dollars) bearing interest at the Overnight Foreign Currency Rate pursuant to Section 2.05.
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of creditors or deemed creditors (other than Swiss Qualifying Banks) of any Swiss Borrower under this Agreement must not at any time exceed 10 (ten), all in accordance with the meaning of the Swiss Guidelines.
“Swiss Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors or deemed creditors (including the Lenders), other than Swiss Qualifying Banks, of any Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010), loans, facilities and/or private placements (including under this Agreement) must not, at any time, exceed twenty (20); all in accordance with the meaning of the Swiss Guidelines.
“Swiss Withholding Tax” means any Taxes levied pursuant to the Swiss Federal Withholding Tax Act.
 “Takeover Offer” means an offer (within the meaning of Section 974 of the Companies Act 2006) by any Borrower or any Acquisition Co (if any) in accordance with the City Code to acquire all of the Target Shares not already held by it at the date of such offer (within the meaning of Section 975 of the Companies Act 2006), substantially on the terms and conditions set out in an Offer Press Announcement (as such offer may be amended in any way which is not prohibited by the terms of the Loan Documents).
“Takeover Offer Document” means the document issued by or on behalf of any Borrower or any Acquisition Co (if any) and dispatched to shareholders of the Target in respect of a Takeover Offer containing the terms and conditions of the Takeover Offer and reflecting the Offer Press Announcement in all material respects, as such document may be amended from time to time to the extent such amendment is not prohibited by the Loan Documents.
“Target” means Jimmy Choo PLC, incorporated in England and Wales with registered number 09198021.
“Target Acquisition” means the acquisition by any Borrower or any Acquisition Co (if any) of the Target Shares which are subject to the Scheme or the Takeover Offer (as the case may be) pursuant to the Offer Documents or the Scheme Documents, as applicable, which acquisition will be effected pursuant to a Scheme or a Takeover Offer.

“Target Acquisition Costs” means all fees, costs and expenses incurred or payable by MK Holdings or any of its Subsidiaries in connection with the Target Acquisition Transactions, including any such amounts payable in connection with Swap Agreements entered into by MK Holdings or any of its Subsidiaries in connection with the Target Acquisition Transactions, and any stamp duty and any other taxes payable in connection with the Target Acquisition Transactions.
“Target Acquisition Transactions” means the (i) execution and delivery by the Loan Parties of this Agreement and the other Loan Documents (but excluding in each case any such execution or delivery prior to the date hereof) and the borrowing of Term Loans and the use of the proceeds thereof, (ii) the consummation of the Target Acquisition and (iii) the payment of the Target Acquisition Costs.
“Target Group” means the Target and its subsidiaries.
 “Target Shares” means all of the issued and to be issued ordinary share capital of the Target at the date of the Takeover Offer.
 “TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Facility” means, collectively, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility.
 “Term Loan Availability Period” means the period starting on the Effective Date and ending on the earliest of (a) the date that is 120 days after the Term Loan Closing Date (if there is a Term Loan Borrowing on such date, immediately after the making of such Borrowing), (b) the Certain Funds Termination Time, and (c) the Long Stop Date.
“Term Loan Borrower” means a Borrower that is the borrower of a Term Loan.
“Term Loan Borrowing Date” means the date of any Borrowing under the Term Loan Facility.
“Term Loan Closing Date” means the date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).
“Term Loan Commitment” means, collectively, the Tranche A-1 Term Loan Commitment and the Tranche A-2 Term Loan Commitment.
“Term Loan Lenders” means, collectively, the Tranche A-1 Term Loan Lenders and the Tranche A-2 Term Loan Lenders.

“Term Loans” means, collectively, the Tranche A-1 Term Loans and the Tranche A-2 Term Loans.
“Test Period” means, as of any date of determination, the period of four consecutive fiscal quarters of MK Holdings most recently ended on or prior to such date.
“Tranche A-1 Term Loan” means a Loan made pursuant to Section 2.01(b).
“Tranche A-1 Term Loan Commitment” means, with respect to each Tranche A-1 Term Loan Lender, the commitment of such Lender to make a Tranche A-1 Term Loan pursuant to Section 2.01(b), as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Tranche A-1 Term Loan Lender’s Tranche A-1 Term Loan Commitment is the amount set forth opposite such Lender’s name on Schedule 2.01(b) hereto, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Tranche A-1 Term Loan Commitment, as applicable.
“Tranche A-1 Term Loan Facility” means the Tranche A-1 Term Loan Commitments and the provisions herein related to the Tranche A-1 Term Loans.
“Tranche A-1 Term Loan Lenders” means the Persons listed on Schedule 2.01(b) with respect to the Tranche A-1 Term Loan Facility and any other Person that shall have become a Tranche A-1 Term Loan Lender pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby.
“Tranche A-2 Term Loan” means a Loan made pursuant to Section 2.01(c).
“Tranche A-2 Term Loan Commitment” means, with respect to each Tranche A-2 Term Loan Lender, the commitment of such Lender to make a Tranche A-2 Term Loan pursuant to Section 2.01(c), as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Tranche A-2 Term Loan Lender’s Tranche A-2 Term Loan Commitment is the amount set forth opposite such Lender’s name on Schedule 2.01(b) hereto, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Tranche A-2 Term Loan Commitment, as applicable.
“Tranche A-2 Term Loan Facility” means the Tranche A-2 Term Loan Commitments and the provisions herein related to the Tranche A-2 Term Loans.
 “Tranche A-2 Term Loan Lenders” means the Persons listed on Schedule 2.01(b) with respect to the Tranche A-2 Term Loan Facility and any other Person that shall have become a Tranche A-2 Term Loan Lender pursuant to an Assignment and Assumption or other documentation contemplated thereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated thereby.
“Transaction Costs” means all fees, costs and expenses incurred or payable by MK Holdings or any of its Subsidiaries in connection with the Transactions.
“Transactions” means the (i) execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (ii) the borrowing of Loans and other credit extensions,

the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (iii) the incurrence or issuance of Indebtedness pursuant to the Bridge Credit Agreement, the Senior Notes or a Qualifying Committed Financing to finance the Target Acquisition, (iii) the consummation of the Target Acquisition and (iv) the payment of the Transaction Costs.
“Treaty Recipient” means a Recipient which:
(a)          is treated as a resident of a Treaty State for the purposes of a Treaty;
(b)          does not carry on a business in the United Kingdom through a permanent establishment with which that Recipient’s participation in the Loan is effectively connected; and
(c)          qualifies for full exemption from UK income tax on payments of interest to or for the account of a Recipient with respect to an applicable interest in a Loan, Letter of Credit or Commitment, subject to the completion of necessary procedural formalities.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from UK income tax on interest.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the BA Rate or the Canadian Prime Rate (or, with respect to a Swingline Loan denominated in Dollars, the Swingline Overnight Rate).
“UK Insolvency Event” means:
(a)          a UK Relevant Entity is unable or admits inability to pay its debts as they fall due (other than debts owed to MK Holdings or a Subsidiary or solely by reason of balance sheet liabilities exceeding balance sheet assets), suspends making payments on any of its material debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more class of creditors (other than pursuant to the Loan Documents) with a view to rescheduling any of its material indebtedness;
(b)          any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)          the suspension of payments, a moratorium of any indebtedness, winding‑up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity;
(ii)          (by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of any UK Relevant Entity;
(iii)          the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any UK Relevant Entity, or all or substantially all of its assets; or
(iv)          enforcement of any Lien over any material asset of any UK Relevant Entity, or any analogous procedure or step is taken in any jurisdiction, save that this paragraph (b) shall not apply to (i) any involuntary proceeding or procedure that is discharged or dismissed within 60 days of commencement, or (ii) any solvent liquidation or reorganization of any Subsidiary incorporated under the laws of England and Wales which is not a Loan Party so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to other Subsidiaries; and
(c)          any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a UK Relevant Entity, except where such action does not, and would not reasonably be expected to, have a Material Adverse Effect.
“UK Loan Party” means any Loan Party that is:
(a)	incorporated under the laws of England and Wales;
(b)	resident for tax purposes in the UK; or
(c)          not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of an applicable interest in a Loan, Letter of Credit or Commitment in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009).
“UK Relevant Entity” means any UK Loan Party or any Loan Party capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or its Parent under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”, “Tranche A-1 Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03          Other Interpretive Provisions.  (a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)          For the avoidance of doubt, any Indebtedness, Lien or Investment incurred in compliance with a ratio shall be permitted notwithstanding any changes to such ratio subsequent to such transaction.
(c)          For the avoidance of doubt, in this Agreement, when used in reference to any entity organized under the laws of the Netherlands, a reference to (i) “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht); (ii) “winding-up,” “administration” or “dissolution” includes any such entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden); (iii) “moratorium” includes “surseance van betaling” and a declaration or occurrence of a moratorium includes “surseance verleend”; (iv) suspension of payments includes emergency regulations (noodregeling) under the Act on Financial Supervision (wet op het financieel toezicht); (v) “trustee” in bankruptcy includes a “curator”; (vi) “administrator” includes a bewindvoerder; (vii) “attachment” includes a “beslag”; (viii) “the Netherlands” means the European part of the Kingdom of The Netherlands and “Dutch” means in or of the Netherlands; (ix) “property” means property that is owned or acquired by way of freehold ownership (eigendom), groundlease, right of superficies (opstalrecht) or condominium right (appartementsrecht); (x) “insolvency” includes a bankruptcy, moratorium and emergency regulation (noodregeling); (xi) “gross negligence” means grove nalatigheid; and (xii) “wilful misconduct” means bewuste roekeloosheid.
SECTION 1.04.          Accounting Terms; GAAP; Pro Forma Calculations; Exchange Rates.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  For purposes of computing ratios and related amounts, any amount in a currency other than Dollars will be converted to Dollars in accordance with GAAP, in a manner consistent with that used in preparing MK Holdings’ financial statements.
(b)          All pro forma computations required to be made hereunder giving effect to any Material Acquisition or Material Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such Material Acquisition or Material Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act.  Such computations may give effect to (i) any projected synergies or cost savings (net of continuing associated expenses) that are reasonably anticipated by the Company to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Company determines in good faith are reasonable as of the date of such computation and (ii) all transactions that are directly related to such Material Acquisition or Material Disposition and are entered into in connection and substantially contemporaneously therewith; provided that (x) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDAR in accordance with the definition of such term and (y) if any cost savings or other adjustments included in any pro forma calculations based on the anticipation that such cost savings or other adjustments will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or other adjustments.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).  Items related to any Indebtedness no longer outstanding or to be repaid or redeemed on the date of determination (including, without limitation, for purposes of all pro forma computations made hereunder, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness shall be deemed to have been repaid or redeemed as of the first day of the applicable period.
(c)          For purposes of (i) determining the amount of Indebtedness incurred, outstanding or proposed to be incurred or outstanding under Section 6.01 (but excluding, for the avoidance of doubt, any calculation of Consolidated Net Worth or Consolidated EBITDAR), (ii) determining the amount of obligations secured by Liens incurred, outstanding or proposed to be incurred or outstanding under Section 6.02, or (iii) determining the amount of Material Indebtedness, the net assets of a Person or judgments outstanding under paragraphs (f), (g), (h), (i), (j) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate on the applicable date, provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in Exchange Rates from those rates applicable at the time or times Indebtedness or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under such Sections (including any such changes that occur between the time of commitments for Indebtedness are obtained and such Indebtedness is funded).
SECTION 1.05.          Status of Obligations.  In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the applicable Loan Party shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available to holders of senior indebtedness under the express terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available to holders of senior indebtedness under the express terms of such Subordinated Indebtedness.
SECTION 1.06.          Certifications.  All certificates and other statements required to be made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director or employee’s individual capacity.
SECTION 1.07.          Amendment and Restatement of the Existing Credit Agreement.  The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to be, and shall not constitute, a novation.  All “Loans” made and “Obligations” incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Revolving Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents.  Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Effective Date: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the “Commitments” (as defined in the Existing Credit Agreement) shall be redesignated as Revolving Commitments hereunder as set forth on Schedule 2.01(a), (c) the Administrative Agent shall make such other reallocations, sales, assignments or other relevant actions in respect of each Revolving Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Revolving Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Credit Exposures on the Effective Date and (d) the Borrowers hereby agree to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.
ARTICLE II

The Credits
SECTION 2.01.          Commitments; Loans.
(a)          Prior to the Effective Date, certain “Revolving Loans” were made to certain of the Borrowers under the Existing Credit Agreement which remain outstanding as of the Effective Date (such outstanding loans being hereinafter referred to as the “Existing Revolving Loans”).  Subject to the terms and conditions set forth in this Agreement, each Borrower and each of the Revolving Lenders agree that on the Effective Date, but subject to the reallocation and other transactions described in Section 1.07, the Existing Revolving Loans shall be re-evidenced as Revolving Loans under this Agreement and the terms of the Existing Revolving Loans shall be restated in their entirety and shall be evidenced by this Agreement.  Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (a) subject to Section 2.04, the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
(b)          Subject to the terms and conditions set forth herein, each Tranche A-1 Term Loan Lender (severally and not jointly) agrees to make Tranche A-1 Term Loans to the Borrowers in Dollars (i) in the event that the Target Acquisition is consummated pursuant to a Scheme, in a single draw on one date during the Term Loan Availability Period and (ii) in the event that the Target Acquisition is consummated pursuant to a Takeover Offer, from time to time on any Business Day during the Term Loan Availability Period, in each case in an aggregate principal amount not to exceed such Term Loan Lender’s outstanding Tranche A-1 Term Loan Commitment immediately prior to the making of such Tranche A-1 Term Loans. Amounts paid or prepaid in respect of the Tranche A-1 Term Loans may not be reborrowed.
(c)          Subject to the terms and conditions set forth herein, each Tranche A-2 Term Loan Lender (severally and not jointly) agrees to make Tranche A-2 Term Loans to the Borrowers in Dollars (i) in the event that the Target Acquisition is consummated pursuant to a Scheme, in a single draw on one date during the Term Loan Availability Period and (ii) in the event that the Target Acquisition is consummated pursuant to a Takeover Offer, from time to time on any Business Day during the Term Loan Availability Period, in each case in an aggregate principal amount not to exceed such Term Loan Lender’s outstanding Tranche A-2 Term Loan

Commitment immediately prior to the making of such Tranche A-2 Term Loans. Amounts paid or prepaid in respect of the Tranche A-2 Term Loans may not be reborrowed.
SECTION 2.02.          Loans and Borrowings.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders of the same Class ratably in accordance with their respective Commitments of such Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
(b)          Subject to Section 2.14, each  Revolving Borrowing shall be comprised entirely of ABR Loans, Eurocurrency Loans, Canadian Base Rate Loans or BA Equivalent Loans as the relevant Borrower may request in accordance herewith; provided that (i) each ABR Loan shall only be made in Dollars, (ii) no Eurocurrency Borrowing may be made in Canadian Dollars and (iii) each Canadian Loan shall only be made in Canadian Dollars to a Canadian Borrower.  Each Swingline Loan shall be (x) an ABR Loan or a Swingline Overnight Rate Loan in the case of a Swingline Loan to the Company denominated in Dollars or (y) a Swiss Swingline Loan in the case of a Swingline Loan to MK Switzerland denominated in any Agreed Currency (other than Canadian Dollars). Subject to Section 2.14, each Tranche A-1 Term Loan Borrowing and each Tranche A-2 Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13(f), 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)          At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or, in the case of a Revolving Borrowing, if such Borrowing is denominated in (i) Japanese Yen, JPY10,000,000 or (ii) a Foreign Currency other than Japanese Yen, 100,000 units of such currency) and not less than $1,000,000 (or, in the case of a Revolving Borrowing, if such Borrowing is denominated in (i) Japanese Yen, JPY100,000,000 or (ii) a Foreign Currency other than Japanese Yen, 1,000,000 units of such currency).  At the time that each ABR Borrowing or Canadian Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or CAD100,000, respectively, and not less than $500,000 or CAD500,000, respectively; provided that an ABR Borrowing or Canadian Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment, the Aggregate Tranche A-2 Term Loan Commitment or the Aggregate Tranche A-2 Term Loan Commitment, as applicable, or, with respect to a Revolving Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  At the commencement of each Interest Period for any BA Equivalent Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of CAD100,000 and not less than CAD500,000.  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 (or, in each case, if such Swingline Loan is denominated in (i) Japanese Yen, JPY50,000,000 or (ii) a Foreign Currency other than Japanese Yen, 500,000 units of such currency).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Eurocurrency Borrowings and BA Equivalent Borrowings outstanding, not more than ten (10) of which may be Borrowings that are not Tranche A-1 Term Loan Borrowings or Tranche A-2 Term Loan Borrowing.

(d)          Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date for the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be.
(e)          Any Credit Event to any Dutch Borrower shall at all times be provided by a Lender that is a Dutch Non-Public Lender.
SECTION 2.03.          Requests for Borrowings.  To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing or (c) by telephone in the case of a Canadian Base Rate Borrowing not later than 10:30 a.m. Local Time, one (1) Business Day prior to the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)          the name of the applicable Borrower;
(ii)          the aggregate amount of the requested Borrowing;
(iii)          the date of such Borrowing, which shall be a Business Day during the Revolving Availability Period or the Term Loan Availability Period, as applicable;
(iv)          whether such Borrowing is a Revolving Borrowing, a Tranche A-1 Term Loan Borrowing or a Tranche A-2 Term Loan Borrowing;
(v)          whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing (or in the case of a Canadian Borrowing, a Canadian Base Rate Borrowing or a BA Equivalent Borrowing; or in the case of a Swingline Loan denominated in Dollars, an ABR Borrowing or a Swingline Overnight Rate Borrowing);
(vi)          in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vii)          in the case of a BA Equivalent Borrowing, the initial Interest Period to be applicable thereto which shall be a period contemplated by the definition of the term “Interest Period”; and
(viii)          the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then, (i) in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing and (ii) in the case of a Canadian Borrowing, the requested Borrowing shall be a Canadian Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing or BA Equivalent Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.          Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:
(a)          each Eurocurrency Borrowing or Canadian Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing or Canadian Borrowing, as applicable,
(b)          each Swiss Swingline Loan on the date of the making of such Swingline Loan,
(c)          the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and
(d)          all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Majority Facility Lenders under the Revolving Facility or the Term Loan Facility, as the case may be.
Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b), (c) and (d) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.
SECTION 2.05.          Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans (x) in Dollars to the Company and (y) in Agreed Currencies (other than Canadian Dollars) to MK Switzerland, in each case from time to time during the Revolving Availability Period, in an aggregate principal Dollar Amount at any time outstanding that will not result in, subject to Section 2.04, (i) the aggregate principal Dollar Amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and MK Switzerland may borrow, prepay and reborrow Swingline Loans.
(b)          To request a Swingline Loan, the Company or MK Switzerland (or the Company on behalf of MK Switzerland), as applicable, shall notify the Administrative Agent of such request (i) by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan to the Company in Dollars and (ii) by irrevocable written notice (via a written Borrowing Request in a form approved by the Swingline Lender and signed by MK Switzerland, or the Company on behalf of MK Switzerland, promptly followed by telephonic confirmation of such request), not later than 9:30 a.m., London time, on the day of a proposed Swiss Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the applicable currency and amount of the requested Swingline Loan and the account to which proceeds of such Swingline Loan are to be credited, and with respect to a Swingline Loan denominated in Dollars, whether such Swingline Loan shall be an ABR Borrowing or a Swingline Overnight Rate Borrowing.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or MK Switzerland.  The Swingline Lender shall make each Swingline Loan available to the Company or MK Switzerland, as applicable, by means of a credit to the an account of the Company or MK Switzerland, as applicable (as designated by the Company or MK Switzerland in such notice) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m. (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, such later time as is reasonably practicable as reasonably determined by the Administrative Agent), Local Time, on the requested date of such Swingline Loan.
(c)          The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., Local Time, (i) in respect of Swingline Loans denominated in Dollars, on any Business Day and (ii) in respect of  Swiss Swingline Loans, three (3) Business Days before the date of the proposed acquisition of participations, require the Revolving Lenders to acquire participations on such date in all or a portion of the Swingline Loans outstanding in the applicable Agreed Currency of such Swingline Loans.  Such notice shall specify the aggregate amount and the applicable Agreed Currency of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Revolving Loans and the applicable Agreed Currency of such Swingline Loan or Revolving Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay in the applicable Agreed Currency to the Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Revolving Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company or MK Switzerland (or other party on behalf of the Company or MK Switzerland) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company or MK Switzerland, as applicable, for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company or MK Switzerland of any default in the payment thereof.

SECTION 2.06.          Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit in the form of Commercial Letters of Credit or Standby Letters of Credit denominated in Agreed Currencies for its own account or as the applicant thereof for the support of its obligations or the obligations of its Subsidiaries or any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Availability Period; provided, that only Canadian Borrowers may request the issuance of Letters of Credit denominated in Canadian Dollars.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and no Issuing Bank shall issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions or any bona fide internal policies by any party to this Agreement.  Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of the obligations of its Subsidiary or any other Loan Party as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (each Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary or Loan Party that is an account party in respect of any such Letter of Credit).
(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Section 2.04, the Dollar Amount of the LC Exposure shall not exceed $75,000,000, (ii) subject to Section 2.04, with respect to any Issuing Bank, the aggregate undrawn Dollar Amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus the aggregate Dollar Amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment (unless otherwise agreed by such Issuing Bank) and (iii) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment.  The Company may, at any time and from time to time, reduce or increase the Letter of Credit Commitment of any Issuing Bank as set forth in the definition of Letter of Credit Commitment; provided that the Company shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.
(c)          Expiration Date.  Each Letter of Credit shall expire (or to be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date for the Revolving Facility; provided that, upon any Borrower’s request, any such Letter of Credit which is issued in the final year prior to the Maturity Date for the Revolving Facility may have an expiry date which is not later than one (1) year after the Maturity Date for the Revolving Facility if cash collateralized or covered by standby letter(s) of credit in compliance with Section 2.06(j) below (each such Letter of Credit, an “Extended Letter of Credit”).
(d)          Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Revolving Lenders, the relevant Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit and in the currency of such Letter of Credit (or any currency into which such Letter of Credit is converted as provided herein) equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)          Reimbursement.  If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the applicable Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than (x) on the same Business Day that the applicable Borrower receives written notice from such Issuing Bank that such Issuing Bank has made such LC Disbursement under such Letter of Credit, if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, and (y) on the next succeeding Business Day after which such Borrower receives such notice after 10:00 a.m., Local Time; provided that, if such LC Disbursement is not less than the Dollar Amount of $500,000, such Borrower may, subject to the conditions to borrowing and other conditions set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in Dollars, an ABR Revolving Borrowing or Swingline Loan in Dollars in an amount equal to such LC Disbursement, (ii) to the extent such LC Disbursement was made in Canadian Dollars, a Canadian Base Rate Borrowing in an amount equal to such LC Disbursement or (iii) to the extent such LC Disbursement was made in a

Foreign Currency (other than Canadian Dollars), a Eurocurrency Revolving Borrowing or a Swingline Loan in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Canadian Base Rate Borrowing, Eurocurrency Revolving Borrowing or Swingline Loan, as applicable.  If any Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of ABR Loans, Eurocurrency Loans, Canadian Base Rate Loans or Swingline Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.  If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Revolving Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.
(f)          Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)          Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h)          Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)          Replacement of any Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of any Issuing Bank.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by such successor Issuing Bank thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing

Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)          Cash Collateralization.  If (x) any Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (y) cash collateral is required pursuant to Section 2.06(c) in connection with the issuance of an Extended Letter of Credit, such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to the Dollar Amount of the LC Exposure in respect of such Extended Letter of Credit (in the case of the foregoing clause (y)) or in the aggregate (in the case of the foregoing clause (x)) as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that such Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall (1) be required no later than five (5) Business Days prior to the Maturity Date in the case of an Extended Letter of Credit and (2) become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the applicable Borrower.  Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(k)          Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount and currency of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrowers fail to reimburse any obligations of the Borrowers for the LC Exposure required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(l)          Existing Letters of Credit.  The Existing Letters of Credit shall be deemed to be  Letters of Credit issued hereunder on the Effective Date.
SECTION 2.07.          Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, (ii) in the case of each Loan denominated in a Foreign Currency (other than Swiss Francs) by 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency and at such Applicable Payment Office for such currency and (iii) in the case of each Loan denominated in Swiss Francs, by 8:00 a.m., Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency and at such Applicable Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of such Borrower maintained with the Administrative Agent in New York City or Chicago or such other account, in each case, as designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower or such other account in the relevant jurisdiction and, in each case, designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of an ABR Borrowing, prior to the proposed time of any Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08.          Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or BA Equivalent Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)          To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or Canadian Dollars or by irrevocable written notice (via an Interest Election Request signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency other than Canadian Dollars) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or BA Equivalent Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.
(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)          the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing (and, in the case of a Canadian Borrowing, a Canadian Base Rate Borrowing or a BA Equivalent Borrowing);
(iv)          if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and, in the case of a Revolving Borrowing, the Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          if the resulting Borrowing is a BA Equivalent Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing or BA Equivalent Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)          If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or BA Equivalent Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing , (ii) in the case of a Canadian Borrowing, such Borrowing shall be converted to a Canadian Base Rate Borrowing; and (iii) in the case of a Borrowing denominated in a Foreign Currency other than Canadian Dollars in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Facility Lenders under the Revolving Facility or the Term Loan Facility, as the case may be, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars or Canadian Dollars may be converted to or continued as a Eurocurrency Borrowing or a BA Equivalent Borrowing, (ii) unless repaid, each BA Equivalent Borrowing shall be converted to a Canadian Base Rate Borrowing, and (iv) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.
SECTION 2.09.          Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date for the Revolving Facility.
(b)          Unless previously terminated, the unused Term Loan Commitments (if any) shall terminate in full at 11:59 p.m. (London Time) on the earliest of (i) last day of the Term Loan Availability Period and (ii) the date on which all of the Certain Funds Purposes have been achieved in full without the making of any Term Loans.
(c)          The Company may at any time terminate, or from time to time reduce, the Commitments under the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(d)          The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election, whether the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility is being reduced or terminated, and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders under the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders under the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, in accordance with their respective Commitments under the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be.
SECTION 2.10.          Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date for the Revolving Facility in the currency of such Revolving Loan and (ii) in the case of the Company or MK Switzerland, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date for the Revolving Facility and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company or MK Switzerland, as the case may be, shall repay all Swingline Loans then outstanding.
(b)          Each Borrower shall make principal payments on the outstanding Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, made to such Borrower in quarterly installments on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling on or after the last Business Day of the first full quarter following the first Term Loan Borrowing Date, in an aggregate amount equal to 2.50% of the aggregate initial principal amount of Term Loans made to such Borrower under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, (which payments in each case shall be reduced as a result of the application of prepayments in accordance with Section 2.11); provided, however, that the final principal repayment installment of the Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, made to each Borrower shall be repaid on the Maturity Date for the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, made to such Borrower outstanding on such date.
(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)          Any Lender may request, through the Administrative Agent, that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit J-1 or J-2.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).
(g)          Without limiting the obligations of each Loan Party to guaranty the complete payment and performance of all Obligations to the extent provided under the Guaranty, each Borrower acknowledges and agrees that it is severally liable hereunder for the payment and performance of the Obligations incurred by or behalf of, or attributable to, such Borrower.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from any Borrower.
SECTION 2.11.          Prepayment of Loans.
(a)          Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a).  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing or a BA Equivalent Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars or a BA Equivalent Borrowing) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Canadian Base Rate Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the

Lenders under the Revolving Facility, Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Each prepayment of a Tranche A-1 Term Loan Borrowing or Tranche A-2 Term Loan Borrowing shall be applied against the remaining installments of principal due with respect to Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, in the manner specified by the relevant Borrower or, if not so specified on or prior to the date of such prepayment, on a pro rata basis to the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, and ratably to the Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, included in the prepaid Borrowing and ratably against the remaining installments of principal due with respect to the Term Loans under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16 (if any).
(b)          If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Revolving Commitment or (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Revolving Commitment, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving Commitment.
SECTION 2.12.          Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender under each Facility a non-refundable commitment fee (the “Commitment Fees”), which shall accrue at the Applicable Rate on (i) with respect to the Revolving Facility, the average Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Revolving Credit Exposure and (ii) with respect to each of the Tranche A-1 Term Loan Facility and Tranche A-2 Term Loan Facility, the aggregate daily amount of such Term Loan Lender’s unused Tranche A-1 Term Loan Commitments and/or Tranche A-2 Term Loan Commitments during the period from and including September 23, 2017 to but excluding the date on which the Tranche A-1 Term Loan Commitments or Tranche A-2 Term Loan Commitments, as the case may be, terminate in full.  Accrued Commitment Fees under each Facility shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the relevant Commitments for the relevant Facility terminate, commencing on the first such date to occur after the Effective Date; provided that any Commitment Fees accruing after the date on which the Commitments under the relevant Facility terminate shall be payable on demand.  All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Commitment Fees payable hereunder shall initially be calculated and paid on each relevant date based on the Indicative Ratings then in effect (whether or not such have been publicly announced at such time). If, subsequent to the date on which Commitment Fees are initially calculated and paid, any Initial Confirmed Public Debt Rating issued by S&P, Moody’s or Fitch is lower than the Indicative Ratings, or the Indicative Ratings are withdrawn or changed, then (a) such lower Initial Confirmed Public Debt Ratings shall be deemed to have been in effect on each prior date on which any such Commitment Fee was calculated and/or paid and (b) the Company will pay to the Administrative Agent for the account of each Lender under the relevant Facility any incremental Commitment Fees that would have been payable on such earlier relevant dates had such lower Initial Confirmed Public Debt Rating been in effect or had such Indicative Ratings been withdrawn or changed on such earlier dates, with such incremental Commitment Fees to be payable within five business days after such Initial Confirmed Public Debt Rating is issued by S&P, Moody’s or Fitch.
(b)          The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Standby Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Revolving Lender’s LC Exposure in respect of Standby Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Standby Letters of Credit) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure in respect of Standby Letters of Credit, (ii) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Commercial Letters of Credit, which shall accrue at the Applicable Rate applicable to Commercial Letters of Credit on the average daily Dollar Amount of such Revolving Lender’s LC Exposure in respect of Commercial Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Commercial Letters of Credit) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure in respect of Commercial Letters of Credit and (iii) to the relevant Issuing Bank for its own account a fronting fee, which shall accrue at a rate per annum separately agreed upon by the Company and such Issuing Bank on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Original Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c)          Each Loan Party agrees to pay to each of the Administrative Agent and the Lead Arrangers, for its own account, fees payable in the amounts and at the times separately agreed upon between such Loan Party and the Administrative Agent and the Lead Arrangers.
(d)          All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.
SECTION 2.13.          Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan to the Company denominated in Dollars that is an ABR Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Rate.  The Canadian Loans comprising each Canadian Base Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.  Each Swingline Loan to the Company denominated in Dollars that is a Swingline Overnight Rate Borrowing shall bear interest at the Swingline Overnight Rate plus the Applicable Rate. Each Swiss Swingline Loan shall bear interest at the Overnight Foreign Currency Rate.
(b)          The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.  The Loans comprising each BA Equivalent Borrowing shall bear interest at the BA Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan (to the extent permitted by applicable law), 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the relevant Maturity Date and, in the case of the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Base Rate Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or BA Equivalent Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, computed by reference to the BA Rate or computed on the basis of the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted LIBO Rate, LIBO Rate, BA Rate or

Swingline Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)          The interest rates provided for in this Agreement, including this Section 2.13 are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section or in other Sections of this Agreement is not and will not become subject to the Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to the Swiss Withholding Tax, they agree that, in the event that the Swiss Withholding Tax should be imposed on interest payments, the payment of interest due by any Swiss Borrower shall, subject to Section 2.17 (including any limitations therein and any obligations of the Lenders thereunder) and Section 2.25, be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required.  For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. To the extent that interest payable by a Swiss Borrower under this Agreement becomes subject to Swiss Withholding Tax, each relevant Lender and that Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for that Swiss Borrower to obtain authorization to make interest payments without being subject to Swiss Withholding Tax or to reduce the applicable withholding tax rate and in order to prepare a claim or claims for a full or partial refund under any applicable double taxation treaty for any person which is entitled to such full or partial refund. For the purposes of this Section, “Non-Refundable Portion” shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration (SFTA) confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. Each Swiss Borrower shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.
(g)          If, in any applicable jurisdiction, the Administrative Agent, any Issuing Bank or any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Bank or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest with respect to any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked (which revocation such Person shall provide promptly when such activity is no longer unlawful), any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable law, cancelled.  Upon receipt of such notice, the Loan Parties shall, (x) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (y) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
SECTION 2.14.          Alternate Rate of Interest.

(a)          If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the LIBO Rate shall be the Reference Bank Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement;  provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Eurocurrency Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Eurocurrency Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the rate determined by the Administrative Agent in its reasonable discretion after consultation with the Company and consented to in writing by the Required Lenders (the “Alternative Rate”) provided that (i) if the Alternative Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (ii) until such time as the Alternative Rate shall be determined and so consented to by the Required Revolving Lenders, Borrowings shall not be available in such Foreign Currency.
(b)          If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or BA Equivalent Borrowing or prior to the making of any Swingline Overnight Rate Borrowing:
(i)          the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist (other than pursuant to the circumstances covered by Section 2.14(a) above) for ascertaining (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for such Interest Period or (ii) in the case of a BA Equivalent Borrowing, the BA Rate for such Interest Period; or
(ii)          the Administrative Agent is advised by the Majority Facility Lenders under the Revolving Facility or the Term Loan Facility, as the case may be, that (x) in the case of a Eurocurrency Borrowing, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for such Interest Period, or (y) in the case of a BA Equivalent Borrowing, the BA Rate for such Interest Period, in either case will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
(iii)          the Swingline Lender reasonably determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascentaining the Swingline Overnight Rate for a Swingline Loan denominated in Dollars;
then the Administrative Agent (or the Swingline Lender, as applicable) shall give notice thereof to the applicable Borrower and the Lenders under the relevant Facility by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent (or the Swingline Lender, as applicable) notifies the applicable Borrower and the Lenders under the relevant Facility that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or BA Equivalent Borrowing shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing or a

Swingline Overnight Rate Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or BA Equivalent Borrowing, as applicable, such Eurocurrency Borrowing or BA Equivalent Borrowing, as applicable, shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing in Dollars or a BA Rate Borrowing or a Swingline Overnight Rate Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Base Rate Borrowing, as applicable and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing denominated in a Foreign Currency, then the LIBO Rate for such Eurocurrency Revolving Borrowing shall be the Alternative Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15.          Increased Costs.  (a) If any Change in Law shall:
(i)          impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(ii)          impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes or any condition, cost or expense reflected in the Adjusted LIBO Rate) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) any Other Taxes that are reimbursed under Section 2.17(b)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then upon request of such Lender, such Issuing Bank or such other Recipient, the applicable Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)          If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)          A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided that no Lender or Issuing Bank shall be required to include in any such certificate any proprietary information (including, without limitation, any pricing information) or any other information that may not be disclosed pursuant to applicable confidentiality requirements or applicable law.  The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)          Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan or BA Equivalent Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or BA Equivalent Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding any loss of margin or anticipated profit).  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or BA Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market (or with respect to BA Equivalent Loans, the Canadian bank market).  A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

SECTION 2.17.          Taxes.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)          Payment of Other Taxes by the Borrowers.  The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)          Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)          Indemnification by the Loan Parties.  To the extent not paid pursuant to Section 2.17(a) or Section 2.17(b), the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)          Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)          Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)          Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:
(A)          any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable;
(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(iii)          Without limiting the generality of the foregoing, in the event that any Borrower is a UK Loan Party, each Recipient which is a party to this Agreement at the date of this Agreement or which becomes a party to this Agreement after the date of this Agreement shall notify the Administrative Agent on becoming party to this Agreement which of the following categories it falls within:
a.          not a Qualifying Recipient;

b.          a Qualifying Recipient (other than a Treaty Recipient); or
c.          a Treaty Recipient.
If, pursuant to this Section 2.17(f)(iii), a Recipient notifies the Administrative Agent that it is a Treaty Recipient, that Recipient shall at the same time notify the Administrative Agent of its jurisdiction of tax residence and, if that Recipient is registered under HMRC’s DTTP scheme, of its DTTP scheme reference number.
If a Recipient fails to indicate its status in accordance with this Section 2.17(f)(iii) then such Recipient shall be treated for the purposes of this Agreement and by each UK Loan Party as if it is not a Qualifying Recipient until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform each UK Loan Party). Any Treaty Recipient and each UK Loan Party which makes a payment to which that Treaty Recipient is entitled shall cooperate in completing any procedural formalities necessary for that UK Loan Party to obtain authorization from HM Revenue & Customs to make that payment without withholding or deduction of Tax (including the Treaty Recipient providing its scheme reference number under HM Revenue & Custom’s Double Tax Treaty Passport scheme (if applicable) and its jurisdiction of tax residence). Each Recipient and UK Loan Party shall, upon becoming aware that a UK Loan Party must make a withholding of UK Tax from a payment to a Recipient, promptly notify the Administrative Agent, and if the Administrative Agent receives such notification from a Recipient, it shall notify the relevant UK Loan Party.
(g)          Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)          Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)          Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

(j)          Swiss Qualifying Bank.  Each Lender confirms that it is a Swiss Qualifying Bank or, if not, a single person only for the purpose of the Swiss Non-Bank Rules and any other Person that shall become a Lender or a Participant pursuant to Section 9.04 of this Agreement shall be deemed to have confirmed that it is a Swiss Qualifying Bank or, if not, a single person only for the purpose of the Swiss Non-Bank Rules.
(k)          Certain FATCA Matters.  Solely for purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and the Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
SECTION 2.18.           Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.
(a)          Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13(f), 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Applicable Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to another currency as required hereby, in such other currency) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Applicable Payment Office for such currency, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13(f), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, or the terms of this Agreement allow or require the conversion of such Credit Event into Dollars, then all payments to be made by such Borrower hereunder in such currency shall, to the fullest extent permitted by law, instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion, and each Borrower agrees to indemnify and hold harmless the Swingline Lender, the Issuing Banks, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event made to or for the benefit of such Borrower denominated in a Foreign Currency that is not repaid to the Swingline Lender, the Issuing Banks, the Administrative Agent or the Lenders, as the case may be, in the Original Currency.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)          [Intentionally omitted].
(d)          If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than its ratable share thereof for the relevant Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the same Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans for such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e)          Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders of the applicable Class or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations to it under any such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.          Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Sections 2.13(f) or 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(f), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)          If (i) any Lender requests compensation under Sections 2.13(f) or 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.13(f), 2.15 or 2.17) and obligations under the Loan Documents to an assignee or assignees that shall assume such obligations (which assignee or assignees may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) with respect to the relevant Class and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 2.13(f) or 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.
SECTION 2.20.          Expansion Option.  The Company may from time to time elect to increase the Commitments or enter into one or more additional tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $500,000,000.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent (such consent not to be unreasonably withheld or delayed) and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20.  Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, provided that if the Company intends to use the proceeds of the new Commitments or Incremental Term Loans for the consummation of a Limited Condition Acquisition, the conditions set forth in Section 4.02 may, to the extent mutually agreed by the Company and the applicable Increasing Lenders or Augmenting Lenders, be limited to, with respect to Section 4.02(a), customary specified or certain funds representations and, with respect to Section 4.02(b), the absence of an Event of Default under Sections 8.01(a), (h) and (i), and (B) the Company shall be in compliance (on a Pro Forma Basis) with the covenant contained in Section 6.08 and (ii) the Administrative Agent shall have received documents (including legal opinions) consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, unless waived by any applicable Lender in its reasonable discretion, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (a) shall rank pari passu in right of payment (and if applicable, security) with the Loans under the existing Revolving Facility and the Term Loan Facility, (b) shall not mature earlier than the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans (but may have amortization prior to such date) and (c) shall constitute a separate Class and shall be treated substantially the same as (and in any event no more favorably than) the Loans under the existing Revolving Facility and the Term Loan Facility; provided that (i) the terms and conditions applicable to any tranche of

Incremental Term Loans maturing after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date in effect on the date of incurrence of such Incremental Term Loans and (ii) the Incremental Term Loans may be priced differently than the Loans under the existing Revolving Facility and Term Loan Facility.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including, without limitation, to provide that Section 2.27 may apply to such Incremental Term Loans).  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.
SECTION 2.21.          [Intentionally Omitted].
SECTION 2.22.          Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non‑appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.
SECTION 2.23.          Designation of Foreign Subsidiary Borrowers.  On the Effective Date, and subject to the satisfaction of the applicable conditions in Article IV hereto, each Initial Foreign Subsidiary Borrower shall deliver an executed signature page to this Agreement, whereupon it shall continue as a Foreign Subsidiary Borrower party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to any such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement.  After the Effective Date, the Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary

Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
SECTION 2.24.          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)          Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)          the Commitment, Revolving Credit Exposure and/or Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or the applicable Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(c)          if any Swingline Exposure or LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:
(i)          all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders with Revolving Commitments in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the sum of each non-Defaulting Lender’s Revolving Credit Exposure plus the amount of such Defaulting Lender’s Swingline Exposure and LC Exposure reallocated to such non-Defaulting Lender does not exceed such non-Defaulting Lender’s Revolving Commitment;
(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)          if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)          if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)          if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the relevant Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)          so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the relevant Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.24(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders with Revolving Commitments in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Revolving Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Revolving Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Revolving Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Revolving Lender hereunder.
In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender with a Revolving Commitment has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.
 SECTION 2.25.           Financial Assistance.
(a)          If and to the extent that a payment in fulfilling a liability of any Swiss Loan Party under this Agreement other than such Swiss Loan Party’s own liabilities or liabilities of one of its wholly owned subsidiaries would, at the time payment is due, under Swiss law and practice (inter alia, prohibiting capital repayments or restricting profit distributions) not be permitted (such obligations, “Restricted Obligations”), then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid; provided that such limited amount shall at no time be less than such Swiss Loan Party’s profits and reserves available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with Article 798 of the Swiss Federal Code of Obligations) at the time or times the relevant payment is requested from such Swiss Loan Party, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) free such Swiss Loan Party from payment obligations hereunder in excess thereof, but merely postpone the payment date therefor until such times as payment is again permitted notwithstanding such limitation.  Any and all indemnities and guarantees contained in the Loan Documents including, in particular, Section 2.17(d) shall be construed in a manner consistent with the provisions herein contained.
(b)          In respect of Restricted Obligations, each Swiss Loan Party shall:
(i)          if and to the extent required by applicable law in force at the relevant time:
(A)          subject to any applicable double taxation treaty, deduct Swiss anticipatory tax (Verrechnungssteuer) at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations;
(B)          pay any such deduction to the Swiss Federal Tax Administration; and
(C)          notify (or ensure that the Company notifies) the Administrative Agent that such a deduction has been made and provide the Administrative Agent with evidence that such a deduction has been paid to the Swiss Federal Tax Administration, all in accordance with Section 2.17(a); and
(ii)          to the extent such a deduction is made, not be obliged to either gross-up in accordance with Section 2.17(a) or indemnify the secured parties in accordance with Section 2.17(d) in relation to any such payment made by it in respect of Restricted Obligations unless grossing-up is permitted under the laws of Switzerland then in force.
(c)          If and to the extent requested by the Administrative Agent and if and to the extent this is from time to time required under Swiss law (restricting profit distributions), in order to allow the Administrative Agent (or the other secured parties) to obtain a maximum benefit from the relevant Swiss Loan Party’s liabilities under this Agreement, each Swiss Loan Party undertakes to promptly implement all such measures and/or to promptly obtain the fulfillment of all prerequisites allowing it to promptly make the requested payment(s) hereunder from time to time, including the following:
(i)          preparation of an up-to-date audited balance sheet of such Swiss Loan Party;
(ii)          confirmation of the auditors of such Swiss Loan Party that the relevant amount represents the maximum freely distributable profits;
(iii)          approval by a quotaholders’ meeting of such Swiss Loan Party of the resulting profit distribution; and

(iv)          all such other measures legally permitted at such time to allow such Swiss Loan Party to make the payments agreed hereunder with a minimum of limitations to the extent such measures have been specifically and reasonably requested by the Administrative Agent and provided that such measures would not have materially adverse tax consequences for such Swiss Loan Party or any of its Affiliates.
SECTION 2.26.          Interest Act (Canada).
(a)          For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith by any Canadian Borrower or any Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(b)          If any provision of this Agreement would oblige any Canadian Borrower or any Guarantor incorporated or otherwise organized under the laws of Canada or any province or territory thereof to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)          first, by reducing the amount or rate of interest; and
(ii)          thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
(c)          If, notwithstanding the provisions of Section 2.26(b) and after giving effect to all adjustments contemplated thereby, a Lender shall have received an amount in excess of the maximum permitted by Section 2.26(b), then such excess shall be applied by such Lender in reduction of the principal balance of Loans owing to it.
SECTION 2.27.          Extension of Maturity Date.
(a)          Requests for Extension.  The Company may, by notice to the Administrative Agent (who shall promptly notify the applicable Class of Lenders) not earlier than 60 days and not later than 30 days prior to each anniversary of the Effective Date (each such date, an “Extension Date”), request that each Lender extend such Lender’s Maturity Date then in effect (the “Applicable Maturity Date”), to the date that is one year after the Applicable Maturity Date then in effect for such Lender (the “Existing Maturity Date”).  Such notice may include a condition that no extension will become effective unless Lenders representing a minimum aggregate principal amount of Loans of a given Class consent to such extension.  For the avoidance of doubt, the Company may request extensions of any Class without requesting an extension of any other Class.

(b)          Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 15 days after the date on which the Administrative Agent received the Company’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each applicable Lender that determines to so extend its Applicable Maturity Date, an “Extending Lender”).  Each Lender that determines not to so extend its Applicable Maturity Date (a “Non-Extending Lender”), shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for extension of the Applicable Maturity Date.
(c)          Notification by Administrative Agent.  The Administrative Agent shall notify the Company of each applicable Lender’s determination under this Section no later than the date that is 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)          Additional Commitment Lenders.  The Company shall have the right, but shall not be obligated, on or before the Applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as a “Lender” under this Agreement in place thereof, one or more banks, financial institutions or other entities (each, an “Additional Commitment Lender”) approved by the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), in accordance with the procedures provided in Section 2.19(b), each of which applicable Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 9.04, with the Company or replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the Applicable Maturity Date for such Non-Extending Lender, (i) with respect to the Revolving Facility, assume a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date) and (ii) with respect to the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be, purchase the outstanding principal amount of its Term Loans and all interest, fees and other amounts then accrued but unpaid to such Non-Extending Lender under the Tranche A-1 Term Loan Facility or Tranche A-2 Term Loan Facility, as the case may be.  Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Company (which notice shall set forth such Lender’s new Applicable Maturity Date), to become an Extending Lender.
(e)          Conditions to Effectiveness of Extension.  Notwithstanding the foregoing, (x) no more than two (2) extensions of the Maturity Date shall be permitted hereunder and (y) any extension of the Maturity Date pursuant to this Section 2.27 shall not be effective with respect to any Extending Lender unless:
(i)          no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii)          the representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)          the Administrative Agent shall have received a certificate from the Company signed by a Financial Officer of the Company (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions, if any are otherwise required, adopted by each Borrower approving or consenting to such extension.
(f)          Maturity Date for Non-Extending Lenders.  On each Existing Maturity Date applicable to such Lender, (i) to the extent of the applicable Commitments and applicable Loans of each Non-Extending Lender not assigned to the Additional Commitment Lenders, the applicable Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrowers shall repay such Non-Extending Lender in accordance with Section 2.10 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement in respect of the applicable Facility) and after giving effect thereto shall prepay any applicable Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans of the applicable Class ratable with any revised Applicable Percentage of the applicable Class of Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the applicable Class of Loans and/or Commitments (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).
(g)          Conflicting Provisions; Amendments.  This Section shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary and the Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any extensions pursuant to this Section 2.27 with the consent of the Company but without the consent of any other Lenders.
SECTION 2.28.          Refinancing Facilities.
(a)          Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the proceeds of which are used to refinance any outstanding Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Company proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that
(i)          no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)          the representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the applicable Refinancing Effective Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iii)          the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans;
(iv)          the average life to maturity of such Refinancing Term Loans shall be no shorter than the then-remaining average life to maturity of the refinanced Term Loans;
(v)          the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith and other fees, costs and expenses relating thereto; and
(vi)          the Refinancing Term Loans (a) shall rank pari passu in right of payment (and if applicable, security) with the refinanced Term Loans, (b) shall not mature earlier than the latest Maturity Date in effect on the date of incurrence of such Refinancing Term Loans (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the refinanced Term Loans; provided that (i) the terms and conditions applicable to any tranche of Refinanced Term Loans maturing after the latest Maturity Date in effect on the date of incurrence of such Refinancing Term Loans may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date in effect on the date of incurrence of such Refinancing Term Loans and (ii) the Refinancing Term Loans may be priced differently than the refinanced Term Loans;
(b)          Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional revolving facilities under this Agreement (such loans, “Replacement Revolving Facilities”), providing for revolving commitments (“Replacement Revolving Credit Commitments”), which replace any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Credit Facility Effective Date”) on which the Company proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that
(i)          no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(ii)          the representations and warranties of the Borrowers set forth in this Agreement are true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the applicable Replacement Revolving Credit Facility Effective Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)          the final maturity date of the Replacement Revolving Facilities shall be no earlier than the maturity date of the replaced Revolving Facility, and shall not require commitment reductions or amortizations;
(iv)          the aggregate principal amount of the Replacement Revolving Facility shall not exceed the aggregate amount of the replaced Revolving Commitments plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith and other fees, costs and expenses relating thereto; and
(v)          the Replacement Revolving Facility (a) shall rank pari passu in right of payment (and if applicable, security) with the replaced Revolving Facility, (b) shall not mature earlier than the latest Maturity Date in effect on the date of incurrence of such replaced Revolving Facility and (c) shall be treated substantially the same as (and in any event no more favorably than) the replaced Revolving Facility; provided that (i) the terms and conditions applicable to any Replacement Revolving Facility maturing after the latest Maturity Date in effect on the date of incurrence of such Replacement Revolving Facility may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the latest Maturity Date in effect on the date of incurrence of such Replacement Revolving Facility and (ii) the Replacement Revolving Facility may be priced differently than the replaced Revolving Facility.
(c)          The Company may approach any Lender or one or more banks, financial institutions or other entities approved by the Administrative Agent (and with respect to a Replacement Revolving Facility, each Issuing Bank and the Swingline Lender ) in accordance with the procedures provided in Section 2.19(b), to provide all or a portion of the Refinancing Term Loans or Replacement Revolving Facility; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans or Replacement Revolving Facility may elect or decline, in its sole discretion, to provide a Refinancing Term Loan and/or Replacement Revolving Facility. Any Refinancing Term Loans or Replacement Revolving Facility shall be designated an additional Class of Term Loans or Revolving Loans for all purposes of this Agreement.
(d)          The Borrowers and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have a Revolving Commitment having the terms of such Replacement Revolving Credit Commitment. All Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of payment (and, if applicable, security) with the Loans and other Obligations. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any extensions pursuant to this Section 2.28 with the consent of the Company but without the consent of any other Lenders.

ARTICLE III

Representations and Warranties
Each Loan Party represents and warrants on the Effective Date and on the date of the making of any Loans (it being understood that the conditions to the Effective Date are solely those set out in Section 4.01 and the conditions to making Term Loans are solely those set out in Section 4.03 and 4.04) to the Lenders that:
SECTION 3.01.          Organization; Powers; Subsidiaries.  Each of such Loan Party and its Material Subsidiaries is duly organized or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by such Loan Party and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.
SECTION 3.02.          Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document has been duly executed and delivered by each Loan Party which is a party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, liquidation, reconstruction, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
SECTION 3.03.          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Loan Party or any of its Subsidiaries or any applicable order of any Governmental Authority, (c) will not violate or result in a default under any indenture or any material agreement or other material instrument binding upon such Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries.
SECTION 3.04.          Financial Condition; No Material Adverse Change.  (a) MK Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations and comprehensive income, stockholders equity and cash flows as of and for the fiscal year ended July 1, 2017, reported on by PricewaterhouseCoopers LLP, independent public accountants, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)          Since July 1, 2017, there has been no material adverse change in the business, operations, property or financial condition of MK Holdings and its Subsidiaries, taken as a whole.
SECTION 3.05.          Properties.  (a)  Each Loan Party and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to the operation of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or such other defects as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)          Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.          Litigation.  Except as set forth on Schedule 3.06, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting MK Holdings or any of its Subsidiaries (i) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
SECTION 3.07.          Investment Company Status.  Neither any Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.08.          Taxes.  Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION. 3.09.         ERISA.  (a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, and (ii) each Foreign Plan is in compliance with applicable non-United States law and regulations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.          Disclosure.  All of the written reports, financial statements and certificates furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Securities Exchange Act of 1934, as amended (other than projections, budgets, other estimates and information of a general economic or industry specific nature) (in each case, as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made), as of the date of such reports, financial statements or certificates, and when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.
SECTION 3.11.          Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 3.12.          No Default.  No Default or Event of Default has occurred and is continuing.
SECTION 3.13.          Anti-Corruption Laws and Sanctions.
(a)          MK Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by MK Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and MK Holdings, its Subsidiaries and their respective officers and employees and to the knowledge of MK Holdings its directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of MK Holdings and any Foreign Subsidiary Borrower, is not knowingly and directly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person.  None of (a) MK Holdings, any Subsidiary or to the knowledge of MK Holdings or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of MK Holdings, any agent of MK Holdings or any Material Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(b)          No Borrower will (x) directly transfer to a Person or (y) directly authorize any receiving agent or another Person acting on its behalf to use, in each case, the proceeds of the Loans or Letters of Credit in a manner that  would violate applicable Anti-Corruption Laws or applicable Sanctions.
SECTION 3.14.          Compliance with the Swiss Twenty Non-Bank Rule.
Each Swiss Borrower is compliant with the Swiss Twenty Non-Bank Rule;  provided however that no Swiss Borrower shall be in breach of this Section 3.14 if such number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of (a) a breach by one or more Lenders of a confirmation contained in Section 2.17(j), (b) a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 9.04, or (c) transfers to, or other transactions with, Persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.
SECTION 3.15.          Scheme Documents and Related Documents.
(a)           MK Holdings has delivered to the Administrative Agent complete and correct copies of the Scheme Documents (if and when issued) or, as the case may be, the Offer Documents (if and when issued), including all schedules and exhibits thereto.  The release of the Offer Press Announcement and the posting of the Takeover Offer Documents if a Takeover Offer is pursued have been or will be, prior to their release or posting (as the case may be), duly authorized by MK Holdings.

(b)          The Press Release and the Scheme Circular (in each case if and when issued), when taken as a whole:  (i) except for the information that relates to the Target or the Target Group, do not (or will not if and when issued) contain (to the best of its knowledge and belief (having taken all reasonable care to ensure that such is the case)) any statements which are not in accordance with the material facts, or where appropriate, do not omit any material fact likely to affect the import of such information and (ii) contain all the material terms of the Scheme.
ARTICLE IV

Conditions
SECTION 4.01.          Effective Date.  The effectiveness of this Agreement shall not occur and, with respect to the Revolving Facility, the reallocation and other transactions described in Section 1.07 and the obligations of the Revolving Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)          The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request prior to the date of this Agreement in connection with the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(b)          The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, (ii) Harneys, special British Virgin Islands counsel to the Loan Parties, (iii) Slaughter and May, English counsel to the Loan Parties, (iv) Baker & McKenzie LLP, special Dutch and Swiss counsel to the Loan Parties, (v) Stewart McKelvey, special Nova Scotia counsel to the Loan Parties and (vi) Hai Wen, special Chinese counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel and covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request prior to the date of this Agreement.  The Loan Parties hereby request such counsel to deliver such opinions.
(c)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request prior to the date of this Agreement relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
(d)          The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of MK Holdings, confirming that (i) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”), on and as of such date; provided that any such representation or warranty that by its express terms is made as of a specific date shall have been true and correct in all material respects (or in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date and (ii) no Default or Event of Default shall have occurred and be continuing on such date.
(e)          The Lenders shall have received (i) the financial statements described in the first sentence of Section 3.04 and (ii) reasonably satisfactory financial statement projections through and including MK Holdings’ 2020 fiscal year, together with such additional information as the Administrative Agent shall reasonably request prior to the date of this Agreement (including, without limitation, a detailed description of the assumptions used in preparing such projections).
(f)          The Administrative Agent shall have received, at least three (3) Business Days prior to the Effective Date, so long as requested no less than ten (10) Business Days prior to the Effective Date, all documentation and other written information requested by each Lender required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to the Loan Parties.
(g)          The Administrative Agent shall have received all fees payable on or prior to the Effective Date and, to the extent invoiced at least one (1) Business Day prior to the Effective Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document or under the Existing Credit Agreement.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02.          Each Revolving Credit Event.  The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)          The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”), on and as of the date of such Revolving Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that any such representation or warranty that by its express terms is made as of a specific date shall have been true and correct in all material respects (or in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date.
(b)          At the time of and immediately after giving effect to such Revolving Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
Each Revolving Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.          Term Loan Closing Date. Subject to Section 4.06, the obligations of each Term Loan Lender to make a Term Loan hereunder shall not be effective until the date on which each of the following conditions is satisfied (or waiver in accordance with Section 9.02):
(a)          The Effective Date shall have occurred.
(b)          If the Target Acquisition is effected by way of a Scheme, the Administrative Agent shall have received:
(i)          a certificate of MK Holdings signed by the President, a Vice President or a Financial Officer certifying:
(A)          the date on which the Scheme Circular was posted to the shareholders of the Target;
(B)          the date on which the Court has sanctioned the Scheme and that the Court Order has been duly delivered to the Registrar; and
(C)          that the copy of the document specified in paragraph (ii) below and delivered to the Administrative Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded (other than as permitted by paragraph (ii) below) following the date of such delivery and on or prior to the Term Loan Closing Date; and
(ii)          a copy of the Scheme Circular which is consistent in all material respects with the terms and conditions in the Press Release and the Scheme Resolutions, in each case, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited by the Loan Documents.
(c)          If the Target Acquisition is effected by way of a Takeover Offer, the Administrative Agent shall have received:
(i)          a certificate of MK Holdings signed by the President, a Vice President or a Financial Officer certifying:
(A)          the date on which the Takeover Offer Document was posted to the shareholders of the Target;
(B)          the copy of the document specified in paragraph (ii) below and delivered to the Administrative Agent pursuant to paragraph (ii) below is correct and complete and has not been amended or superseded (other than as permitted by paragraph (ii) below) following the date of such delivery and on or prior to the Term Loan Closing Date; and
(C)          that the Takeover Offer has been declared unconditional in all respects without any material amendment, modification or waiver of the conditions to the Takeover Offer or of the Acceptance Condition except to the extent not prohibited by the Loan Documents.
(ii)          a copy of the Takeover Offer Document which is consistent in all material respects with the terms and conditions in the Offer Press Announcement, except to the extent changes thereto have been required pursuant to the City Code or required by the Panel or are not prohibited under the Loan Documents.
(d)          The Administrative Agent shall have received all fees due and payable in relation to the Term Loan Facility on or prior to the Term Loan Closing Date under the Loan Documents.
(e)          It shall not be illegal for any Term Loan Lender to lend and there is no injunction or restraining order prohibiting any Term Loan Lender from lending its portion of the Term Loans or restricting the application of the proceeds thereof; provided, that such Term Loan Lender has used commercially reasonable efforts to make the Term Loans through an Affiliate of such Term Loan Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Term Loan Lender shall not relieve any other Term Loan Lender of its obligations to make Term Loans hereunder.
The Administrative Agent shall notify the Borrower and the Term Loan Lenders of the Term Loan Closing Date as soon as practicable upon its occurrence, and such notice shall be conclusive and binding.
SECTION 4.04.          Term Loan Borrowing Date. The obligation of each Term Loan Lender to make a Term Loan on any Term Loan Borrowing Date is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:
(a)          Each of the Effective Date and the Term Loan Closing Date shall have occurred and the Term Loan Borrowing Date will be a date within the Term Loan Availability Period.
(b)          The Administrative Agent shall have received the Borrowing Request in accordance with Section 2.03.
(c)          On the date of the Borrowing Request and on the proposed Term Loan Borrowing Date, (i) no Certain Funds Default shall be continuing or would result from the proposed Borrowing and (ii) all Certain Funds Representations shall be true or, if a Certain Funds Representation does not already include a materiality concept, true in all material respects.
(d)          If any portion of the Term Loan is intended to be used as described in clause (b)(ii) of the definition of “Certain Funds Purposes”, the Borrower or any Acquisition Co shall on or prior to the date of the Borrowing Request have received Squeeze-Out Level Acceptances.
(e)          The Administrative Agent shall have received a certificate, dated the Term Loan Borrowing Date and signed by the President, a Vice President or a Financial Officer of MK Holdings, confirming the applicable requirements of Section 4.04(c) and, if relevant, (d)  have been satisfied and as to the satisfaction of each condition set forth in clause (h) below (to the extent relating to the Scheme).
(f)          The Administrative Agent shall have received all fees due and payable under the Loan Documents on or prior to the Term Loan Borrowing Date.
(g)          It shall not be illegal for any Term Loan Lender to lend and there is no injunction or restraining order prohibiting any Term Loan Lender from lending its portion of the Term Loans or restricting the application of the proceeds thereof; provided, that such Term Loan Lender has used commercially reasonable efforts to make the Term Loans through an Affiliate of such Term Loan Lender not subject to such legal restriction; provided further, that the occurrence of such event in relation to one Term Loan Lender shall not relieve any other Term Loan Lender of its obligations to make Term Loans hereunder.

(h)          Where the Target Acquisition is to be implemented by way of a Scheme, the Target Acquisition shall have been, or substantially concurrently with the occurrence of the Term Loan Borrowing Date shall be, consummated in all material respects in accordance with the terms and conditions of the Scheme Documents except to the extent permitted pursuant to Section 5.12 (it being understood that substantially concurrently shall include the payment for Scheme Shares being made) or, where the Target Acquisition is to be implemented by way of a Takeover Offer, the Takeover Offer shall have become wholly unconditional in accordance with the terms of the Offer Document, in each case, without giving effect to (and there shall not have been) any modifications, amendments, consents, requests or waivers by the Borrowers or any Acquisition Co (if any) except to the extent permitted pursuant to Section 5.12.
SECTION 4.05.          Designation of a Foreign Subsidiary Borrower.  The designation of an Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:
(a)          Copies, certified by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any officer, director or manager of such Subsidiary that has the authority to represent such Subsidiary), of its director or manager resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;
(b)          An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary (or if such Subsidiary has not appointed a Secretary or Assistant Secretary, any officer, director or manager of such Subsidiary that has the authority to represent such Subsidiary), which shall identify by name and title and bear the signature of the officers or authorized signatories of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;
(c)          Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;
(d)          All documentation and other information reasonably requested by the Lenders and required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations and the Patriot Act; and
(e)          Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.
SECTION 4.06.          Actions by Term Loan Lenders During the Term Loan Availability Period. During the Term Loan Availability Period and notwithstanding any provision to the contrary in the Loan Documents, none of the Term Loan Lenders nor the Administrative Agent shall, unless (x) a Certain Funds Default has occurred and is continuing or would result from a proposed Borrowing, (y) a Certain Funds Representation remains untrue or, if a Certain Funds Representation does not already include a materiality concept, untrue in any material respect or (z) it is illegal for such Term Loan Lender to lend and/or there is an injunction or restraining order prohibiting such Term Loan Lender from lending its portion of the Term Loans or restricting the application of the proceeds thereof (provided, that such Term Loan Lender has used commercially reasonable efforts to make its portion of the Term Loans through an Affiliate of such Term Loan Lender not subject to such legal restriction; and provided further, that the occurrence of an illegality event in relation to one Term Loan Lender shall not relieve any other Term Loan Lender of its obligations to make Term Loans hereunder), be entitled to:
(a)          cancel any of its Term Loan Commitments (subject to any Term Loan Commitment reductions made pursuant to Section 2.09);
(b)          rescind, terminate or cancel the Loan Documents with respect to the Term Loan Facility or the Term Loan Commitments (subject to any Term Loan Commitment reductions made pursuant to Section 2.09) or exercise any right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit (A) the making of a Term Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
(c)          refuse to participate in the making of a Term Loan for Certain Funds Purposes unless the conditions set forth in Section 4.01, Section 4.03 or Section 4.04, as applicable, have not been satisfied;
(d)          exercise any right of set-off or counterclaim in respect of a Term Loan to the extent to do so would prevent or limit (A) the making of a Term Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes; or
(e)          cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit (A) the making of a Term Loan for Certain Funds Purposes or (B) the application of amounts standing to the credit of an Escrow Account for Certain Funds Purposes;
provided that, immediately upon the expiry of the Term Loan Availability Period all such rights, remedies and entitlements shall be available to the Term Loan Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Term Loan Availability Period.
ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or cash collateralized in accordance with Section 2.06(j), and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:
SECTION 5.01.          Financial Statements and Other Information.  MK Holdings will furnish to the Administrative Agent and each Lender through the Administrative Agent:

(a)          within ninety (90) days after the end of each fiscal year of MK Holdings, its audited consolidated balance sheet and related statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of MK Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)          within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of MK Holdings, its consolidated balance sheet and related statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter (other than with respect to statements of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet and statement of cash flows, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of MK Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of MK Holdings (i) stating that he or she has obtained no knowledge that a Default has occurred (except as set forth in such certificate) and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) identifying all Material Subsidiaries, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by MK Holdings or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by MK Holdings to its shareholders generally, as the case may be; and
(e)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of MK Holdings or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to clauses (a) to (d) of this Section 5.01 may be delivered electronically and, other than in the case of documents delivered pursuant to clause (c), shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.
SECTION 5.02.          Notices of Material Events.  MK Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)          the occurrence of any Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(d)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of MK Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.          Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect:
(a)          its legal existence; and
(b)          the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case (other than in the case of the foregoing requirements insofar as they relate to the legal existence of the Borrowers and the Guarantors), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.          Payment of Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that if not paid would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) MK Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.          Maintenance of Properties; Insurance.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except for surplus and obsolete properties, (b) maintain, with financially sound and reputable insurance companies, insurance on such of its property and in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (c) at such time as the Obligations are secured pursuant to the Collateral Documents, if any improvements constituting Domestic Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
SECTION 5.06.          Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries in conformity in all material respects with all applicable laws, rules and regulations of any Governmental Authority are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its Subsidiaries to, on an annual basis at the request of the Administrative Agent (or at any time after the occurrence and during the continuance of an Event of Default), permit any representatives designated by the Administrative Agent (prior to the occurrence or continuation of an Event of Default, at the Administrative Agent’s expense, as applicable, unless otherwise agreed to by the Administrative Agent and the Company, and following the occurrence or continuation of an Event of Default, at the Borrowers’ expense), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which such Loan Party or such Subsidiary, as applicable, may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its affairs, finances and condition with its appropriate officers and independent accountants, so long as afforded an opportunity to be present, all during reasonable business hours.  It is understood that such visits and inspections shall be coordinated through the Administrative Agent.  If an Event of Default has occurred and is continuing, representatives of each Lender (at the Borrowers’ expense) will be permitted to accompany representatives of the Administrative Agent during each inspection conducted during the existence of such Event of Default.  The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07.          Compliance with Laws and Material Contractual Obligations.  Each Loan Party will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority, applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.   MK Holdings will maintain in effect and enforce policies and procedures designed to ensure compliance by MK Holdings, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08.          Use of Proceeds and Letters of Credit.
(a)          The proceeds of the Revolving Loans will be used only to finance the working capital needs, capital expenditures, Permitted Acquisitions, Investments permitted under Section 6.04, Restricted Payments permitted under Section 6.06 and other general corporate purposes of MK Holdings and its Subsidiaries.  The Commercial Letters of Credit shall be used solely to finance purchases of goods by MK Holdings and its Subsidiaries, in the ordinary course of their business, and the Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1.01.
(b)          The proceeds of the Term Loans (A) will be used solely, directly or indirectly, for the Certain Funds Purposes provided that, if any portion of a Term Loan would result in a payment being made to a holder of Target Shares in violation of any applicable Anti-Corruption

Laws or applicable Sanctions, such portion shall be paid to the receiving agent to be held in accordance with its standard procedures pending authorization (if any) to make such payment to the relevant holder of Target Shares by the relevant authority or removal of such holder from being subject to such applicable Anti-Corruption Laws or applicable Sanctions and (B) shall be applied for the Certain Funds Purposes within 15 days of the making of each such Term Loan; provided that the portion of any Term Loan that is intended to be used as described in clause (b)(ii) of the definition of “Certain Funds Purposes” shall be applied as soon as reasonably practicable and shall be held in a segregated bank account of any Term Loan Borrower or Acquisition Co (if any) pending such application.
(c)          No part of the proceeds of any Loan will be used, whether directly or indirectly, for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying any “margin stock” as defined in Regulation T, U or X of the Board or for any other purpose that entails a violation of any such regulations.
(d)          No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and MK Holdings shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use or otherwise make available, directly or indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09.          Guarantors; Collateral.
(a)          Except as set forth in Section 5.09(b), (i) if an Eligible Foreign Subsidiary is designated as a Foreign Subsidiary Borrower pursuant to Section 2.23, contemporaneously with the deliveries required to be furnished to the Administrative Agent pursuant to Section 4.05,  (ii) if any Person becomes a Subsidiary of MK Holdings or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Guarantor pursuant to the definition of “Material Subsidiary”, as promptly as possible but in any event within thirty (30) days (or, with respect to the Target or any Subsidiary of the Target that becomes a Subsidiary of MK Holdings pursuant to the Target Acquisition, ninety (90) days; or, in each case, such later date as may be agreed upon by the Administrative Agent) thereof and (iii) to the extent that Michael Kors (UK) Holdings Ltd. is not dissolved on or prior to the date that is 45 days after the Effective Date (or such later date as may be agreed upon by the Administrative Agent) or is not subject to liquidation or dissolution proceeding, as promptly as possible but in any event within fifteen (15) days (or such later date as may be agreed upon by the Administrative Agent), (A) solely in the case of clause (ii) above, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail as to whether such Subsidiary is a Material Subsidiary and (B) in each case, the Company shall cause each such Foreign Subsidiary Borrower or each such Subsidiary which qualifies as a Material Subsidiary, Michael Kors (UK) Holdings Ltd., to deliver to the Administrative Agent (1) (x) a joinder to the Guaranty described in clause (a) of the definition of “Guaranty” (in the form contemplated thereby) pursuant to which such Foreign Subsidiary Borrower or Subsidiary, as applicable, agrees to be bound by the terms and provisions thereof, (y) if such Subsidiary is a Foreign Subsidiary and local counsel advises the Administrative Agent that such Guaranty is not effective under the laws of such Foreign Subsidiary’s jurisdiction of organization to provide a guarantee of the Obligations by such Foreign Subsidiary with substantially the substance and scope as contemplated by the terms of such Guaranty, a Guaranty described in clause (b) of the definition of “Guaranty” that is governed by the laws of such Foreign Subsidiary’s jurisdiction of organization, in form and substance reasonably satisfactory to the Administrative Agent and (z) to the extent applicable at such time, such Collateral Documents required pursuant to Section 5.09(c), and (2) to the extent not appropriately included in the documentation described in the preceding clause (1) or in documentation required by Sections 2.23 and 4.03 (in the case of a Material Subsidiary that is a Foreign Subsidiary Borrower), a joinder to this Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions hereof, in any such case, to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions as reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(b)          (i) No Subsidiary that is a CFC or a CFC Holding Company shall be required to guarantee (or if already a Guarantor, shall be required to continue to guarantee) (1) any Obligations of any Domestic Subsidiary or (2) any Obligations of another Loan Party to the extent and in respect of such Loan Party’s guarantee of the Obligations of any Domestic Subsidiary and (ii) no Subsidiary shall be required to become (or if already a Guarantor, shall be required to continue as) a Guarantor to the extent (x) such Subsidiary is prohibited by applicable law, rule or regulation from guaranteeing the Obligations or which would require governmental or regulatory consent, approval, license or authorization to provide such guaranty (unless such consent, approval, license or authorization has been received), (y) such Subsidiary is a non-wholly owned Subsidiary and is prohibited by its organizational documents or applicable equity holder agreement from guaranteeing the Obligations or which would require the consent or approval of an equity holder (other than MK Holdings or any of its wholly owned Subsidiaries) to provide such guaranty (unless such consent or approval has been received) or (z) the Administrative Agent determines that the cost or other consequence of such Subsidiary providing such a guarantee is excessive in relation to the value afforded thereby.
(c)          If at any time prior to the date on which all Commitments shall have been terminated and all Loans shall have been repaid, the Investment Grade Ratings Requirement is not satisfied, as promptly as possible but in any event no later than the later to occur of (i) ninety (90) days (or such later date as may be agreed to by the Administrative Agent) thereof and (ii) the date the obligations under the Bridge Credit Agreement have expired, have been terminated or have been refinanced or replaced with the Senior Notes or any Qualifying Committed Financing (or, prior to such date, the date the Bridge Credit Agreement is amended or modified in a manner reasonably satisfactory to the Administrative Agent to permit the incurrence of Liens to secure the Obligations), the Borrowers and each other Material Subsidiary that is a Loan Party shall execute (and cause each other Subsidiary that becomes a Guarantor pursuant to Section 5.09(a)) to enter into such Collateral Documents reasonably requested by and satisfactory to the Administrative Agent in order for such Loan Party’s owned personal property and material owned real property to be subject to first priority, perfected Liens in favor of the Administrative Agent (or any other collateral agent reasonably satisfactory to the Administrative Agent and the Company) for the benefit of the Lenders and the other holders of Obligations (the “Secured Parties”; the property subject to such perfected Liens referred to as the “Collateral”) or in favor of the Secured Parties represented by the Administrative Agent as applicable to secure the Obligations, subject in any case to Liens permitted by Section 6.02, and cause each Loan Party that is the direct parent of each such Loan Party to pledge the Equity Interests of such Loan Party pursuant to Collateral Documents reasonably requested and satisfactory to the Administrative Agent; provided, that,  notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i)  under no circumstances will the assets of a Subsidiary that is a CFC or a

CFC Holding Company be pledged or be subject to a security interest to secure (A) any Obligations of any Domestic Subsidiary  or (B) any Obligations of another Loan Party to the extent and in respect of such Loan Party’s guarantee of the Obligations of any Domestic Subsidiary and (ii) a pledge of the voting Equity Interests of a Subsidiary that is a CFC or a CFC Holding Company shall be limited to 65% of the voting Equity Interests in such Subsidiary to the extent such pledge secures (A) the Obligations of any Domestic Subsidiary and (B) the Obligations of another Loan Party to the extent and in respect of such Loan Party’s guarantee of the Obligations of any Domestic Subsidiary. If requested by the Administrative Agent, such Loan Parties shall deliver to the Administrative Agent customary legal opinions reasonably satisfactory to the Administrative Agent. The Collateral Documents shall be negotiated in good faith by the Administrative Agent and the Company, and shall (x) give due regard to the terms, exceptions and conditions of the Amended and Restated Pledge and Security Agreement dated as of September 15, 2011 made by MK Holdings and its Subsidiaries party thereto in favor of JPMorgan Chase Bank, N.A., and the related foreign collateral documentation delivered in connection with the Second Amended and Restated Credit Agreement dated as of September 15, 2011 entered into by MK Holdings, the Subsidiaries of MK Holdings party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A. as administrative agent (subject to appropriate modifications to reflect that such documentation was implemented in connection with an asset-based credit facility) and (y) be subject to exclusions and perfection provisions that are customary in the jurisdiction of organization of each Loan Party for financings of this type and other exclusions to be agreed.  The Administrative Agent and MK Holdings may exclude particular assets from the collateral or perfection requirements if they agree that the cost (including taking into account any adverse tax, legal or regulatory consequences) of creating or perfecting liens in such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, taking into account all of the other collateral provided under the Collateral Documents.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in no event (1) shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession), (2) shall landlord lien or bailee waivers, estoppels or collateral access agreements be required, (3) except to the extent such grant is deemed effective under applicable law, shall the security interest include any asset to the extent and for so long as taking a security interest in such asset would violate applicable law or an enforceable contractual obligation binding on the asset at its time of acquisition and not created or made binding on the asset in contemplation thereof and (4) shall any intellectual property security interest filings be required other than with respect to registered copyrights, registered trademarks and trademark applications and patents and patent applications filed or registered in the United States, Canada and the United Kingdom.  To the extent that, pursuant to the foregoing, MK Holdings or any if its Subsidiaries is required to pledge material owned real property located in the United States (“Domestic Mortgaged Property”), the Administrative Agent or MK Holdings will provide written notice 45 days prior to pledging such Domestic Mortgaged Property, and MK Holdings or such Subsidiary shall not pledge such Domestic Mortgage Property until such time the Lenders shall have confirmed (which may be in the form of a deemed consent to the extent the Lenders have not notified otherwise after a reasonable period of time) that flood insurance due diligence and flood insurance compliance has been completed. At such time as the Obligations are secured pursuant to the Collateral Documents and any Domestic Mortgaged Property has been pledged, any increase, extension or renewal of any Class of facilities shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and the Lenders. The Administrative Agent may, without the consent of the Lenders (and the Lenders hereby authorize the Administrative Agent to), effect such technical amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent or its counsel to effect the provisions of this Section 5.09(c). If at any time following the entering into any Collateral Document, the Investment Grade Ratings Requirement is then satisfied, all perfected Liens in favor of the Secured Parties in the Collateral securing the Obligations pursuant to the Collateral Documents shall be released and terminated, and all rights in and to the Collateral pledged or assigned by any Loan Party thereunder to the Secured Parties shall automatically revert to such Loan Party, and the Administrative Agent (or such other collateral agent) shall return any pledged Collateral in their possession to such Loan Party, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to such Loan Party, or to the Person or Persons legally entitled thereto, and to evidence or document the release of the interests of the Secured Parties arising under the Collateral Documents, all as reasonably requested by, and at the sole expense of, such Loan Party.  Notwithstanding anything to the contrary in this Section 5.09(c) or in the Loan Documents, the requirement of this Section 5.09(c) to enter into the Collateral Documents, provide a perfected Lien in the Collateral and to secure the Obligations in favor of the Secured Parties shall automatically terminate and no longer in effect at such time as the following conditions set forth in (1) or (2) are concurrently satisfied: either (1) (i) all Term Loans (including all Refinancing Term Loans and Incremental Term Loans) shall have been paid in full and all Obligations with respect to the Term Loan Facility (including any Refinancing Term Loans and Incremental Term Loans hereunder) shall have be satisfied and paid in full, (ii) to the extent any obligation under the Bridge Credit Agreement, any Qualifying Committed Financing or any refinancing thereof remains outstanding at such time, such obligations shall be unsecured, and (iii) the Investment Grade Ratings Requirement is satisfied at such time or  (2) (i) all Term Loans (including all Refinancing Term Loans and Incremental Term Loans) shall have been paid in full and all Obligations with respect to the Term Loan Facility (including any Refinancing Term Loans and Incremental Term Loans hereunder) shall have be satisfied and paid in full, (ii) to the extent any obligation under the Bridge Credit Agreement, any Qualifying Committed Financing or any refinancing thereof remains outstanding at such time, such obligations shall be unsecured, (iii) the Public Debt Ratings at such time from at least two of S&P, Moody’s and Fitch shall be (x) as to S&P, BB+ or better (with stable outlook or better), (y) with respect to Moody’s, Ba1 or better (with stable outlook or better) and (y) as to Fitch, BB+ or better (with stable outlook or better), and (iv) after giving effect thereto and on a Pro Forma Basis, the Leverage Ratio is not greater than 3.0 to 1.00.
SECTION 5.10.          Centre of Main Interests and Establishment.  No Loan Party incorporated in a member state of the European Union shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction of incorporation.
SECTION 5.11.          Compliance with the Swiss Twenty Non-Bank Rule.
Each Swiss Borrower shall be in compliance with the Swiss Twenty Non-Bank Rule; provided, however, that no Swiss Borrower shall be in breach of this Section 5.11 if such number of creditors (which are not Swiss Qualifying Banks) is exceeded solely by reason of (a) a breach by one or more Lenders of a confirmation contained in Section 2.17(j), (b) a failure by one or more Lenders to comply with their obligations and transfer restrictions in Section 9.04, or (c) transfers to, or other transactions with, Persons not qualifying as Swiss Qualifying Banks after the occurrence of an Event of Default.
SECTION 5.12.          The Scheme, Takeover Offer and Related Matters.  MK Holdings or a Term Loan Borrower will, or cause any Acquisition Co (if applicable) to:

(a)          [Intentionally Omitted]
(b)          Comply in all material respects with the City Code (subject to any waivers or dispensations granted by the Panel) in relation to any Takeover Offer or Scheme.
(c)          Except as consented to by the Lead Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned) and save to the extent that following the issuance of a Press Release or an Offer Press Announcement any Borrower or any Acquisition Co elects to proceed with the Target Acquisition by way of a Takeover Offer or Scheme respectively, ensure that (i) if the Target Acquisition is effected by way of a Scheme, the Scheme Circular corresponds in all material respects to the terms and conditions of the Scheme as contained in the Press Release to which it relates or (ii) if the Target Acquisition is effected by way of a Takeover Offer, the Takeover Offer Document corresponds in all material respects to the terms and conditions of the Takeover Offer as contained in the corresponding Offer Press Announcement, subject, in the case of a Scheme, to any variation required by the Court and, in each case, to any variations which are not Materially Adverse Amendments.
(d)          Ensure that the Scheme Documents or, if the Target Acquisition is effected by way of a Takeover Offer, the Offer Documents contain all the material terms and conditions of the Scheme or Takeover Offer, as applicable and, in the case of a Takeover Offer, ensure that the conditions to the Takeover Offer include an Acceptance Condition set at a level at not less than the Minimum Acceptance Condition.
(e)          Except as consented to by the Lead Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or the Takeover Offer Documents (other than the Acceptance Condition), as applicable, other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, or (ii) if the Target Acquisition is proceeding as a Takeover Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Condition.
(f)          Not take any action, and procure that none of its Affiliates nor any person acting in concert with it (within the meaning of the City Code) takes any action, which would require MK Holdings to make a mandatory offer for the Target Shares in accordance with Rule 9 of the City Code or which would require a change to be made to the terms of the Scheme or the Takeover Offer (as the case may be) pursuant to Rule 6 or Rule 11 of the City Code which change, if made voluntarily, would be a Materially Adverse Amendment.
(g)          Provide the Administrative Agent with copies of each Offer Document and such information as it may reasonably request regarding, in the case of a Takeover Offer, the current level of acceptances subject to any confidentiality, legal, regulatory or other restrictions relating to the supply of such information.
(h)          Promptly deliver to the Administrative Agent or the receiving agent a certificate issued under Rule 10 of the City Code (where the Target Acquisition is being pursued pursuant to a Takeover Offer), any written agreement between any Borrower or any Acquisition Co and the Target to the extent material to the interests of the Lenders in relation to the consummation of the Target Acquisition (in each case, upon such documents or agreements being entered into by any Borrower or any Acquisition Co), and all other material announcements and documents published by any Borrower or any Acquisition Co or delivered by any Borrower or any Acquisition Co to the Panel pursuant to the Takeover Offer or the Scheme (other than the cash confirmation) and all legally binding agreements entered into by any Borrower or any Acquisition Co in connection with a Takeover Offer or a Scheme, in each case to the extent MK Holdings, acting reasonably, anticipates they will be material to the interests of the Lenders in connection with the Target Acquisition Transactions, except to the extent it is prohibited by legal (including contractual) or regulatory obligations or restrictions from doing so.
(i)          In the event that a Scheme is switched to a Takeover Offer or vice versa (which any Borrower or any Acquisition Co shall be entitled to do on multiple occasions provided that it complies with the terms of this Agreement), (i) within the applicable time periods provided in the definition of “Mandatory Cancellation Event”, procure that the Offer Press Announcement or the Press Release, as the case may be, is issued, and (ii) except as consented to by the Lead Arrangers in writing (such consent not to be unreasonably withheld, delayed or conditioned), ensure that (A) where the Target Acquisition is then proceeding by way of a Takeover Offer, the terms and conditions contained in the Offer Document include an Acceptance Condition which is not capable of being satisfied at a level less than the Minimum Acceptance Condition and (B) the conditions to be satisfied in connection with the Target Acquisition and contained in the Offer Documents or the Scheme Documents (whichever is applicable) are otherwise consistent in all material respects with those contained in the Offer Documents or the Scheme Documents (whichever applied to the immediately preceding manner in which it was proposed that the Target Acquisition would be effected) (to the extent applicable for the legal form of a Takeover Offer or a Scheme, as the case may be), in each case, other than (x) in the case of clause (B), any changes which are not Materially Adverse Amendments or are required to reflect the change in legal form to a Takeover Offer or a Scheme or (y) changes that could have been made to the Scheme or the Takeover Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected.  After having launched a Takeover Offer, any Borrower or any Acquisition Co shall also be entitled to effect the Target Acquisition by way of an alternative takeover offer (an “Alternative Offer”), which may replace or run alongside the original Takeover Offer (the “Original Offer”).  Each Borrower or any Acquisition Co shall ensure that (A) the terms and conditions of any Alternative Offer shall include the Acceptance Condition and (B) the conditions to be satisfied in connection with any Alternative Offer are otherwise consistent with those applicable to the Original Offer, in each case, other than changes that could have been made to the Original Offer in accordance with the relevant provisions of this Agreement or which reflect the requirements of the terms of this Agreement and the manner in which the Target Acquisition may be effected, including without limitation, Section 5.12(e).  Where an Alternative Offer is in effect, the provisions of this Agreement which apply to a Takeover Offer shall also apply to an Alternative Offer.
(j)          In the case of a Takeover Offer, (i) not declare the Takeover Offer unconditional as to acceptances until the Minimum Acceptance Condition has been satisfied and (ii) promptly upon Squeeze-Out Level Acceptances being received (x) in the event that the Borrower will require proceeds of a Loan in order to make Squeeze-Out Payments and there is sufficient time remaining within the Availability Period to issue a Borrowing Request for such Loan, issue such Borrowing Request and (y) ensure that notices under Section 979 of the Companies Act 2006 in respect of Target Shares that the any Borrower or any Acquisition Co has not yet agreed to directly or indirectly acquire are issued.
(k)          Subject always to the Companies Act 2006 and any applicable listing rules, in the case of a Scheme, within 25 Business Days of the Scheme Effective Date, and in relation to a Takeover Offer, within 60 days after the Term Loan Closing Date, procure that such necessary action is taken to procure that the Target Shares are removed from the Official List and that trading in the Target Shares on the Main Market of the London Stock Exchange is cancelled and as soon as reasonably practicable thereafter, procure that the Target is re-registered as a private limited company.
(l)          Not make any public announcement or public statement (other than in the relevant Scheme Documents and/or Takeover Offer Documents) concerning this Agreement or the Lenders in connection with the financing of the Target Acquisition without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) unless required to do so by the City Code, the Panel, other competent regulatory body, stock exchange, or by a court of competent jurisdiction.
(m)          In the case of a Scheme, upon the occurrence of the Scheme Effective Date MK Holdings shall beneficially own (directly or indirectly) 100% of the Target Shares.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, or cash collateralized in accordance with Section 2.06(j), and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:
SECTION 6.01.          Indebtedness.  The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a)          the Obligations (including in respect of the additional Commitments and extensions of credit pursuant to Section 2.20 and any Refinancing Term Loans and Replacement Revolving Facility under this Agreement);
(b)          Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) or shorten the final maturity or weighted average life to maturity thereof (it being understood that if the existing Indebtedness did not constitute Priority Indebtedness, then the extended, refinanced, renewed or replacement Indebtedness shall only constitute Priority Indebtedness if separately permitted to be incurred under clause (g) below);
(c)          Indebtedness of MK Holdings to any Subsidiary and of any Subsidiary to MK Holdings or any other Subsidiary;
(d)          Guarantees by (i) MK Holdings of Indebtedness of any Subsidiary, (ii) any Subsidiary of Indebtedness of MK Holdings or any other Subsidiary and (iii) MK Holdings or any Subsidiary of Indebtedness of any joint venture; provided that the aggregate amount of such Guarantees incurred pursuant to this clause (iii) shall not exceed $100,000,000 in the aggregate at any time outstanding;
(e)          Indebtedness of MK Holdings or any Subsidiary incurred to finance or refinance the acquisition, ownership, development, construction, repair, replacement, improvement or leasing of any fixed or capital assets, including Capital Lease Obligations, any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such ownership, development, leasing or acquisition or the completion of such construction, repair, replacement or improvement;
(f)          Indebtedness acquired or assumed in Permitted Acquisitions and extensions, refinancings, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) or shorten the final maturity or weighted average life to maturity thereof (it being understood that if the existing Indebtedness did not constitute Priority Indebtedness, then the extended, renewed or replacement Indebtedness shall only constitute Priority Indebtedness if separately permitted under clause (g) below);
(g)          Priority Indebtedness (excluding any Indebtedness permitted by Section 6.01(e) or (f)) (i) described in clause (a) of the definition thereof incurred at any time the Obligations remain unsecured and the Loan Parties are not required to enter into Collateral Documents pursuant to Section 5.09(c) and (ii) described in clause (b) of the definition thereof incurred at any time the Obligations remain unsecured and the Loan Parties are not required to enter into Collateral Documents pursuant to Section 5.09(c), in each such case, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate principal amount of other Priority Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed 10% of MK Holdings’ Consolidated Net Worth (determined as of the last day of the most recently completed fiscal quarter for which financial statements are available);
(h)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(i)          Indebtedness in respect of letters of credit in the ordinary course of business (other than Letters of Credit);
(j)          Indebtedness under Swap Agreements permitted by Section 6.05;
(k)          Indebtedness of any member of the Target Group assumed in connection with the Target Acquisition; provided that such Indebtedness was not incurred in contemplation thereof;
(l)          Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(m)          Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit, bank acceptances or guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(n)          (i) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of MK Holdings and its Subsidiaries incurred in connection with Permitted Acquisitions and (ii) Indebtedness incurred by MK Holdings or its Subsidiaries in a Permitted Acquisition under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments;
(o)          Indebtedness owed to any Person providing property, casualty or liability insurance to MK Holdings or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;
(p)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (i) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 90 days from its incurrence;
(q)          Indebtedness representing deferred compensation to employees of MK Holdings and its Subsidiaries;
(r)          Indebtedness (if any) attributed to the sale of accounts receivable pursuant to a Permitted Factoring Program;
(s)          Indebtedness incurred in connection with Investments in joint ventures permitted under Section 6.04 in an aggregate amount not to exceed $100,000,000 at any time outstanding;
(t)          unsecured Indebtedness of any Loan Party if at the time of, and after giving effect to, the incurrence thereof (i) no Default or Event of Default has occurred and is continuing or would occur and (ii) on a Pro Forma Basis, the Leverage Ratio is not greater than 3.50 to 1.00;
(u)          unsecured Subordinated Indebtedness (that has been subordinated to the Obligations pursuant to terms reasonably satisfactory to the Administrative Agent) of MK Holdings or any Subsidiary in an aggregate amount not to exceed $75,000,000 at any time outstanding;
(v)          (i) Indebtedness under the Bridge Credit Agreement, (ii) Indebtedness under the Senior Notes or any Qualifying Committed Financing to the extent that the incurrence of such Senior Notes or Qualifying Commited Financing results in a corresponding reduction of the commitments under the Bridge Credit Agreement pursuant to Section 2.09(d) of the Bridge Credit Agreement, and (iii) any extensions, refinancings, renewals and replacements of any of the foregoing after the end of the Certain Funds Period, in an aggregate principal amount at any time outstanding not to exceed the sum of (x)$450,000,000 and (y) if any extension, refinancing, renewal or replacement of such Indebtedness is incurred under this clause (v), an amount necessary to pay any unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related to such extension, renewal, refinancing or replacement;

(w)          additional unsecured Indebtedness of any Loan Party; provided that the aggregate amount of Indebtedness incurred in reliance on this clause (w) shall not exceed $25,000,000 at any time outstanding; and
(x)          at such time as the Obligations are secured pursuant to the Collateral Documents and the requirements of Section 5.09(c) are satisfied, (A) Indebtedness of any Loan Party (excluding any Indebtedness permitted by Section 6.01(e) or (f)) secured by the Collateral on a pari passu or junior basis to the Obligations, provided that, (i) in the case of Indebtedness secured on a junior basis to the Obligations, after giving effect to the incurrence thereof, no Default or Event of Default has occurred and is continuing or would occur and, on a Pro Forma Basis, the Leverage Ratio is not greater than 3.50 to 1.00 and (ii) in the case of Indebtedness secured on a pari passu basis to the Obligations, after giving effect to the incurrence thereof, no Default or Event of Default has occurred and is continuing or would occur and, on a Pro Forma Basis, the Leverage Ratio is not greater than 3.0 to 1.00 and (B) Indebtedness of any Subsidiary of MK Holdings which is not a Loan Party owing to a Person other than MK Holdings or any Subsidiary, provided that the aggregate amount of such Indebtedness incurred in reliance of this clause (x)(B), together with any Indebtedness incurred in reliance of Section 6.01(g)(ii) and then outstanding does not exceed $100,000,000 at any time outstanding.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) of this Section 6.01, the Company, in its sole discretion, shall classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
For purposes of this subsection 6.01, any Person becoming a Subsidiary of MK Holdings after the date of this Agreement shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Subsidiary, and any Indebtedness assumed by MK Holdings or any of its Subsidiaries shall be deemed to have been incurred on the date of assumption.
SECTION 6.02          Liens.  MK Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)          Permitted Encumbrances;
(b)          Liens existing on the Effective Date and set forth on Schedule 6.02, and any Liens securing the Obligations (including in respect of the additional Commitments and extensions of credit pursuant to Section 2.20 and any Refinancing Term Loans and Replacement Revolving Facility under this Agreement) pursuant to the Collateral Documents;
(c)          any Lien on any property or asset of MK Holdings or any Subsidiary securing Indebtedness permitted by Section 6.01(e) incurred to own, develop, lease, acquire, construct, repair, replace or improve such property or asset;
(d)          Liens solely constituting the right of any other Person to a share of any licensing royalties (pursuant to a licensing agreement or other related agreement entered into by MK Holdings or any of its Subsidiaries with such Person in the ordinary course of MK Holdings’ or such Subsidiary’s business) otherwise payable to MK Holdings or any of its Subsidiaries, provided that such right shall have been conveyed to such Person for consideration received by MK Holdings or such Subsidiary on an arm’s-length basis;
(e)          Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases entered into by MK Holdings or any of its Subsidiaries in the ordinary course of business;
(f)           Liens securing Indebtedness permitted under clause (i) of Section 6.01(g);
(g)          (i) Liens securing Indebtedness permitted under Section 6.01(c) and (ii) Liens securing Indebtedness permitted under Section 6.01(f) and Section 6.01(k), provided that, for purposes of this clause (ii), (x) such Lien is not created in contemplation of or in connection with the applicable Permitted Acquisition, (y) such Lien shall not apply to any property or assets of the Company or any Subsidiary other than the Subsidiary, property or assets being acquired pursuant to such Permitted Acquisition and (z) such Lien shall secure only those obligations which it secures on the date of such Permitted Acquisition;
(h)          Liens of depositary banks, securities intermediaries and commodity intermediaries maintaining deposit accounts, securities accounts or commodity accounts of MK Holdings or any Subsidiary arising as a matter of law or in the ordinary course of business encumbering such accounts, and deposits, funds or assets maintained in such accounts (including rights of setoff);
(i)           Liens attaching solely to cash earnest money or similar deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;
(j)           Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to consignments, provided that such Liens extend solely to the assets subject to such consignments;
(k)          Liens securing obligations under Swap Agreements permitted under Section 6.05 (regardless of whether such obligations are subject to hedge accounting);
(l)           Liens, if any, in respect of leases that have been, or should be, in accordance with GAAP as in effect on the date hereof, classified as Capital Lease Obligations;
(m)          Liens pursuant to supply or consignment contracts or otherwise for the receipt of goods or services, encumbering only the goods covered thereby, where the contracts are not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained;
(n)          Liens on accounts receivable subject to a Permitted Factoring Program, as well as supporting obligations and proceeds in respect thereof, and other ancillary property and rights related to such accounts receivable;
(o)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

(p)          at such time as the Obligations are secured pursuant to the Collateral Documents and the requirements of Section 5.09(c) are satisfied, Liens securing Indebtedness incurred pursuant to Section 6.01(x)(A), provided that such Liens are subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;
(q)          Liens on assets of any Subsidiary of MK Holdings which is not a Loan Party that secure Indebtedness or other obligations of a Subsidiary of MK Holdings which is not a Loan Party;
(r)           Liens securing the Bridge Credit Agreement to the extent required by the terms thereof, provided that the Obligations are secured on a pari passu basis pursuant to the Collateral Documents and the requirements of Section 5.09(c) and such Liens are subject to a customary pari passu lien intercreditor agreement reasonably satisfactory to the Administrative Agent; and
(s)          Liens securing the Senior Notes in connection with the escrow of proceeds thereof; and
(t)          extensions, renewals, refinancings and replacements of the Liens described above, so long as (i) the Indebtedness or other obligations secured by any such Lien at the time of any such extension, renewal, refinancing or replacement is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) of such Indebtedness or obligations and (B) an amount necessary to pay any unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related to such extension, renewal, refinancing or replacement  and (ii) no additional property (other than accessions, improvements, and replacements in respect of such property or, if the Lien being extended, renewed, refinanced or replaced attaches to a class of asset, after-acquired assets of the same class) is subject to such Lien.
SECTION 6.03.          Fundamental Changes and Asset Sales.  (a) MK Holdings will not, and will not permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(i)          any Subsidiary (other than a Borrower) may merge into or consolidate or amalgamate with MK Holdings in a transaction in which MK Holdings is the surviving entity (subject to providing such documents with respect to the surviving entity as may be reasonably required by the Administrative Agent);
(ii)          any Subsidiary may merge into or consolidate or amalgamate with (subject to providing such documents as may be reasonably required by the Administrative Agent) the Company in a transaction in which the Company is the surviving entity (subject to providing such documents with respect to the surviving entity as may be reasonably required by the Administrative Agent);
(iii)          any Subsidiary (other than the Company) may merge into or consolidate or amalgamate with any other Subsidiary (other than the Company) in a transaction in which the surviving entity is a Subsidiary (and if the surviving entity is a Loan Party, subject to providing such documents with respect to the surviving entity as may be reasonably required by the Administrative Agent); provided that (x) in the case of a merger, consolidation or amalgamation of a Subsidiary that is not a Foreign Subsidiary

Borrower into or with a Foreign Subsidiary Borrower in which the surviving entity is not the Foreign Subsidiary Borrower, the surviving Subsidiary shall be an Eligible Foreign Subsidiary and shall execute and deliver to the Administrative Agent a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and shall satisfy the other conditions precedent set forth in Section 4.03), and (y) in the case of a merger, consolidation or amalgamation of a Subsidiary that is not a Guarantor into or with a Guarantor, the surviving company shall be a Guarantor; and
(iv)          any Subsidiary (other than a Borrower) may liquidate or dissolve if MK Holdings determines in good faith that such liquidation or dissolution is in the best interests of MK Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders;
(v)          MK Holdings or any Subsidiary may effect any Investment permitted by Section 6.04 by means of a merger, consolidation or amalgamation of or with the Person that is the subject of such Investment with MK Holdings or any of its Subsidiaries (provided that, in the case of a merger or amalgamation with any Loan Party, the Loan Party is the survivor);
(vi)          MK Holdings or any Subsidiary may effect the Transactions; and
(vii)          any Subsidiary (other than a Borrower) may change its legal form and any Domestic Subsidiary may be a party to a merger the sole purpose of which is to reincorporate or reorganize in another jurisdiction in the United States if, in any such case, MK Holdings reasonably determines in good faith that such action is in the best interests of MK Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that a Subsidiary that is a Loan Party will remain a Loan Party).
(b)          MK Holdings will not, and will not permit any Subsidiary to, Dispose of (in one or in a series of transactions) all or substantially all of the assets of MK Holdings and its Subsidiaries taken as a whole.
SECTION 6.04.          Investments, Loans, Advances, Guarantees and Acquisitions.  MK Holdings will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, amalgamation or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger, amalgamation or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (collectively, “Investments”), except:
(a)          Permitted Investments and Investments that were Permitted Investments when made;
(b)          Investments by MK Holdings or a Subsidiary in the capital stock of its Subsidiaries;

(c)          loans or advances made by MK Holdings to, and Guarantees by MK Holdings of obligations of, any Subsidiary, and loans or advances made by any Subsidiary to, and Guarantees by any Subsidiary of obligations of, MK Holdings or any other Subsidiary;
(d)          (i) Guarantees constituting Indebtedness permitted pursuant to Section 6.01 and (ii) Guarantees of obligations not constituting Indebtedness made in the ordinary course of business, provided that the Guarantees permitted under this clause (ii) could not in the aggregate reasonably be expected to have a Material Adverse Effect;
(e)          advances or loans made in the ordinary course of business to officers, directors, employees and agents of MK Holdings or any of its Subsidiaries;
(f)          Investments existing on the Effective Date and described in Schedule 6.04 hereto and any renewals, amendments and replacements thereof that do not increase the amount thereof (other than in respect of capitalized interest and reasonable expenses);
(g)          Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers, customers and other third parties or in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other third parties arising in the ordinary course of business or in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to MK Holdings or any Subsidiary;
(h)          Permitted Acquisitions and Investments of a Person or business acquired in such Permitted Acquisition so long as such Investment was not made in contemplation of such Acquisition; provided that if, as a result of a Permitted Acquisition, (i) a new Subsidiary shall be created and such Subsidiary is a Material Subsidiary or (ii) any then existing Subsidiary shall become a Material Subsidiary, in each case such Subsidiary shall thereafter become a Guarantor in accordance with Section 5.09;
(i)          Swap Agreements permitted by Section 6.05;
(j)          Investments in joint ventures in an amount not to exceed $100,000,000 in the aggregate;
(k)          indemnities made and security deposits and surety bonds issued in the ordinary course of business;
(l)          indemnities made in the Loan Documents;
(m)          accounts, chattel paper and notes receivable arising from the sale or lease of goods or the performance of services in the ordinary course of business;
(n)          promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 6.03;
(o)          Investments held by a Subsidiary acquired after the Effective Date or of a Person merged into a Loan Party or any Subsidiary of a Loan Party, in either case, in a transaction permitted by Section 6.03 after the Effective Date to the extent such Investments were not made in contemplation of or in connection with such merger, amalgamation or consolidation and were in existence on the date of such merger, amalgamation or consolidation;

(p)          loans and advances to any direct or indirect parent of MK Holdings in lieu of, and not in excess of the amount (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 6.07(d), (e) or (f);
(q)          Investments for which no consideration is provided by any Loan Party or any Subsidiary;
(r)          Investments to the extent that payment for such Investments is made solely in exchange for Equity Interests of MK Holdings;
(s)          other Investments in any Person or Persons made after the date hereof, in an aggregate outstanding amount not to exceed $500,000,000; and
(t)          the Transactions.
Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.
For purposes of compliance with this Section 6.04, the amount of any Investment shall be the amount initially invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
SECTION 6.05.          Swap Agreements.  MK Holdings will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements that are not for speculative purposes.
SECTION 6.06.          Transactions with Affiliates.  MK Holdings will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a)  at prices and on financial terms and conditions (in the aggregate, taking into account all of MK Holdings’ and its Subsidiaries’ transactions with, and the benefits to MK Holdings and its Subsidiaries derived from MK Holdings’ and its Subsidiaries’ Investment in, such Affiliate) not less favorable to MK Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among MK Holdings and its Subsidiaries (or any Person that becomes a Subsidiary as a result of such transaction) not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06; (d) any Investment permitted by Section 6.04; (e) fees and compensation paid (including through the issuance of Equity Interests in MK Holdings or any direct or indirect parent thereof) and benefits provided to, and customary indemnity and reimbursement provided on behalf of, officers, directors, employees, agents or consultants of MK Holdings or any of its Subsidiaries; (f) employment and severance arrangements entered into by MK Holdings or any of its Subsidiaries in the ordinary course of business and transactions pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan; provided that any payments made under such agreements or plans are made in compliance with this Agreement; and (g) any agreement, instrument or arrangement as in effect on the Effective Date and set forth on Schedule 6.06, and any amendment, supplement or other modification thereto, so long as any such amendment, supplement or modification is not adverse to the Lenders in any material respect as compared to the terms of the applicable agreement, instrument or arrangement as in effect on the Effective Date.
SECTION 6.07.          Restricted Payments.  MK Holdings will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) MK Holdings may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) MK Holdings may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries (including, without limitation, redemptions or repurchases of Equity Interests (i) deemed to occur upon exercise of options or warrants or similar rights by the delivery of Equity Interests in satisfaction of the exercise price such options or warrants or similar rights or (ii) in consideration of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing)), (d) MK Holdings and its Subsidiaries may make any Restricted Payment so long as prior to making such Restricted Payment and after giving effect  thereto (i) no Default or Event of Default has occurred and is continuing or would occur and (ii) on a Pro Forma Basis the Leverage Ratio as at the last day of the most recently ended fiscal quarter of MK Holdings for which financial statements are available does not exceed 3.50 to 1.00, and (e) MK Holdings and its Subsidiaries may make other Restricted Payments so long as prior to making such Restricted Payment and after giving effect thereto no Event of Default has occurred and is continuing or would occur; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (e) shall not exceed $25,000,000 during any fiscal year of MK Holdings.
SECTION 6.08.          Leverage Ratio.  The Loan Parties will not permit the Leverage Ratio, determined as of the end of each fiscal quarter of MK Holdings and its consolidated Subsidiaries ending on and after the Effective Date, to be greater than 3.50 to 1.00.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)          any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)          any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”);

(d)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to MK Holdings’ or any Borrower’s existence), 5.08, 5.09 or 5.12 or in Article VI;
(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
(f)          MK Holdings, any Subsidiary or Acquisition Co shall fail to make any payment of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created (after giving effect to any extensions, waivers, amendments or other modifications of such instrument or agreement that are in effect), and, prior to any termination of Commitments or the acceleration of payment of Loans pursuant to this Article VII, such failure is not cured or waived in writing by the requisite holders of such Material Indebtedness;
(g)          any event or condition occurs (after giving effect to any applicable grace periods and after giving effect to any extensions, waivers, amendments or other modifications of any applicable provision or agreement) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of an acceleration or similar notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness to the extent such Indebtedness is paid when due (after giving effect to any applicable grace period and after giving effect to any extensions, waivers, amendments or other modifications of any applicable provision or agreement);
(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement, administration or other relief in respect of MK Holdings, any Material Subsidiary or Acquisition Co (other than those described in the proviso to the definition thereof) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, liquidator or similar official for MK Holdings, any such Material Subsidiary or Acquisition Co or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)          (1) any Loan Party, any Material Subsidiary or Acquisition Co (other than those described in the proviso to the definition thereof) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, arrangement, administration or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator, monitor, liquidator or similar official for such Loan Party, any such Material

Subsidiary or Acquisition Co or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)          any Loan Party, any Material Subsidiary or Acquisition Co (other than those described in the proviso to the definition thereof) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)          one or more judgments for the payment of money in an aggregate amount (not paid or covered by insurance) in excess of $50,000,000 shall be rendered against MK Holdings, any Subsidiary or any combination thereof and (i) the same shall remain undischarged for a period of 60 consecutive days from the entry thereof during which execution shall not be effectively stayed or bonded, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of MK Holdings or any Subsidiary to enforce any such judgment;
(l)          an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)          a Change in Control shall occur;
(n)          any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or MK Holdings or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
(o)          a BVI Insolvency Event shall occur;
(p)          a Swiss Insolvency Event shall occur; or
(q)          a UK Insolvency Event shall occur in respect of any UK Relevant Entity.
then, subject to Section 4.06, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or all of the following actions, at the same or different times:  (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Subject to Section

4.06, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity. It is understood and agreed that if such Event of Default shall have occurred and be continuing during the Term Loan Availability Period or at any time prior to the Clean-Up Date, the Administrative Agent may, and at the request of only the Required Revolving Lenders shall, take either or all of the foregoing actions set forth in this paragraph with respect only to the Revolving Commitments, the Revolving Loans and all other Obligations with respect to the Revolving Facility only to the extent the provisions of Section 4.06 or the provisions of the next succeeding paragraph preclude the Administrative Agent and/or the Required Lenders to take such actions with respect to the Term Loan Commitments, Term Loans or other Obligations with respect to the Term Loan Facility.
Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Term Loan Closing Date and ending on the date falling 180 days after the Term Loan Closing Date (the “Clean-Up Date”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will not be deemed to be a breach of covenant, misrepresentation or a default or an Event of Default with respect to the Term Loan Facility or any Term Loan Borrower, as the case may be, if:
(i)          it is capable of remedy and reasonable steps are being taken to remedy it;
(ii)          the circumstances giving rise to it have not knowingly been procured by or approved by MK Holdings or any Borrower; and
(iii)          it is not reasonably likely to have a Material Adverse Effect.
If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of covenant, misrepresentation or default or Event of Default, as the case may be, notwithstanding the above.
ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Banks), and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with MK Holdings or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to MK Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by MK Holdings, the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, requiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, nonpublic information within the meaning of the United States securities laws concerning MK Holdings and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether to or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent, Co-Documentation Agent or Senior Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent, Co-Documentation Agent or Senior Managing Agents, as applicable as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE IX

Miscellaneous
SECTION 9.01.          Notices.  i) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or telecopy, as follows:
(i)          if to MK Holdings or any Borrower (other than MKE or MK Switzerland), to it at (A) c/o Michael Kors (USA), Inc., 11 West 42nd Street, New York,

New York 10036, Attention of Krista A. McDonough, Senior Vice President and General Counsel (Telecopy No. 646-354-4901) and (B) One Meadowlands Plaza, 12th Floor, East Rutherford, NJ 07073, Attention of Joseph B. Parsons, Chief Financial Officer (Telecopy No. 646-354-4969);
(ii)          if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in U.S. Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 10 South Dearborn, Mail Code IL1-0010, L2 Floor, Chicago, Illinois 60603, Attention of Patricia Barcelona (Telecopy No. (844) 490-5663; Email: cls.cad.chicago@jpmorgan.com), (B) in the case of Borrowings denominated in Canadian Dollars, to JPMorgan Chase Bank, N.A., Toronto Branch, 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario, M5J 2J2, Canada, Attention of Domestic Lending Office (Telecopy No. (844) 235-1788; Email: cls.cad.chicago@jpmorgan.com) and (C) in the case of Borrowings by MK Holdings or any Foreign Subsidiary Borrower or Borrowings denominated in Alternative Currencies (other than Borrowings denominated in Canadian Dollars), to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Email: loan_and_agency_london@jpmorgan.com), and in each case with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10036, Attention of James A. Knight (Telecopy No. (917) 464-7000);
(iii)          if to JPMorgan Chase Bank, N.A. in its capacity as an Issuing Bank, to it at JPMorgan Chase Bank, N.A., 131 South Dearborn, IL1-0236, Chicago, IL 60603, Attention of Katherine Moses (Telecopy No. (312) 233-2266));
(iv)          if to the Swingline Lender, to it at to JPMorgan Chase Bank, N.A., 10 South Dearborn, Chicago, Illinois 60603, Attention of Nikki Gilmore (Telecopy No. (312) 385-7101), with a copy to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360; Email: loan_and_agency_london@jpmorgan.com); and
(v)          if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)          Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)          Electronic Systems.
(i)          The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)          Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02.          Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)          Subject to clauses (c) and (e) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase  the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, provided that (x) any amendment of the definition of “Public Debt Rating” (or any defined term embedded therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any LC Disbursement or to reduce any fee payable hereunder and (y) only the consent of the applicable Majority Facility Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or fees at the applicable default rate set forth in Section 2.13(c) if the Revolving Facility or the Term Loan Facility, as the case may be, is adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or extend the scheduled date of any amortization payment in respect of any Term Loan, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Loan Lenders” or “Majority Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or, with respect to changes affecting only one Facility, each Lender under the affected Facility) (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders and/or Required Term Loan Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date), (vi) release MK Holdings, the Company, or all or substantially all of the other Guarantors from their obligations under the Guaranty or release all or substantially all of the Collateral at any such time the Obligations are secured by the Collateral Documents pursuant to Section 5.09(c) (other than as provided in Section 5.09(c)), in each case without the written consent of each Lender or (vii) change any other provision of the Loan Documents in a manner that by its terms affects the rights in respect of payments in respect of Loans of any Class more adversely than Loans of any other Class without the Majority Facility Lenders with respect to such adversely affected Class; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender).  Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(c)          Notwithstanding the foregoing, (i) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders; (ii) the provisions of Sections 4.03, 4.04, 4.06, 3.15 and 5.12 may be amended, modified or waived pursuant to an agreement or agreements in writing entered into by each Term Loan Borrower and the Required Term Loan Lenders or by each Term Loan Borrower and the Administrative Agent with the consent of the Required Term Loan Lenders; (iii) this Agreement and any other Loan Document may be amended (or amended and restated) by the Company and the Administrative Agent to effect the provisions of Section 2.20 or 2.28 in connection with an Incremental Term Loan Amendment and/or Refinancing Amendment or the provisions of Sections 2.27 and 5.09(c); and (iv) the Administrative Agent is hereby authorized to execute and deliver intercreditor agreements, guarantees, collateral or security documents and other related documents executed by the Loan Parties in connection with or as contemplated by this Agreement in a form reasonably determined by the Administrative Agent.
(d)          If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) the outstanding principal amount of its Loans and participations in LC Disbursements and all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.13(f), 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
(f)          Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, restate, modify or supplement this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent (i) following approval of any Foreign Subsidiary as an Eligible Foreign Subsidiary by the Administrative Agent and the Lenders, to effect the provisions of Section 2.23 and the designation of such Foreign Subsidiary as a Foreign Subsidiary Borrower (including with respect to borrowing mechanics and to otherwise reflect the existence of a Loan Party organized under the laws of such Foreign Subsidiary’s jurisdiction of organization), (ii) concurrently with or following the addition of a Foreign Subsidiary as a Guarantor pursuant to Section 5.09, to reflect the existence of a Loan Party organized under the laws of such Foreign Subsidiary’s jurisdiction of organization or (iii) to comply with local law or advice of local counsel.
SECTION 9.03.          Expenses; Indemnity; Damage Waiver.  (a) The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one local counsel in each applicable jurisdiction for all such parties and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, and other counsel retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as IntraLinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of one primary counsel and of any special and local counsel for all such parties and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, and other counsel retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)          The Loan Parties shall severally indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which, in the case of counsel, shall be limited to the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent, (y) one additional counsel, and one additional counsel in each applicable jurisdiction, for all Indemnitees other than the Administrative Agent and (z) additional counsel for affected Indemnitees in light of actual or reasonably perceived conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by MK Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to MK Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by MK Holdings or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Controlled Affiliates or any of its or their officers, directors, employees, advisors or agents, (y) a material breach of its express obligations under the Loan Documents by such Indemnitee or any of its Controlled Affiliates pursuant to a claim made by a Loan Party or (z) any dispute between and among Indemnitees that does not involve an act or omission by any Loan Party or any Subsidiary of a Loan Party, except that the Administrative Agent, the Lead Arrangers, the Swingline Lender and the Issuing Banks, to the extent acting in its capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)          To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve the Loan Parties of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.
(d)          To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet). None of the Indemnitees or (except solely as a result of the Loan Parties’ indemnification obligations set forth above to the extent an Indemnitee is found so liable) any Loan Party or any of their respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  The Loan Parties shall not, without the prior written consent of each applicable Indemnitee (which consent, except with respect to a settlement including a statement of the type referred to in clause (b) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (c) includes customary confidentiality and non-disparagement agreements. The Loan Parties shall not be liable for any settlement of any proceeding effected without MK Holdings’ written consent (which consent shall not be unreasonably withheld or delayed), but if settled with MK Holdings’ written consent or if there is a final non-appealable judgment by a court of competent jurisdiction against an

Indemnitee in any such proceeding, the Loan Parties agree to indemnify and hold harmless each Indemnitee in the manner set forth above.
(e)          All amounts due under this Section shall be payable not later than fifteen (15) days after receipt by the Company of a written invoice relating thereto setting forth (subject to attorney-client and other confidentiality concerns of the applicable Indemnitee) such expenses in reasonable detail.
SECTION 9.04.          Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than in accordance with Section 6.03(a)(iii), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)          the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)          the Administrative Agent;
(C)          in case of an assignment under the Revolving Facility, each Issuing Bank; and
(D)          in case of an assignment under the Revolving Facility, the Swingline Lender.
(ii)          Assignments shall be subject to the following additional conditions:
(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 with respect to the Revolving Facility and $1,000,000 with respect to the Term Loan Facility, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)          the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption and (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion), such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;
(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about MK Holdings and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;
(E)          any assignment or transfer to or assumption by any Person of all or a portion of a Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or Loans) with respect to a Dutch Borrower shall only be permitted if such Person is a Dutch Non-Public Lender; and
(F)          the prior written consent of each Swiss Borrower, if the assignee is not a Swiss Qualifying Bank (such consent however not to be unreasonably withheld or delayed); provided that no consent of any Swiss Borrower shall be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) MK Holdings, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and be subject to the obligations of Sections 2.13(f), 2.15, 2.16, 2.17 and 9.03 with respect to circumstances occurring prior to the assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)          The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)          Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant shall be a Swiss Qualifying Bank or, if not, the prior written consent of each Swiss Borrower has been obtained (such consent however not to be unreasonably withheld or delayed; provided that no consent of any Swiss Borrower shall be required if an Event of Default under clauses (a), (b), (h) or (i) of Article VII has occurred and is continuing).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13(f), 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13(f), 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and except to the extent reasonably requested by the Borrower in order to determine whether any withholding may have to be made from payments for or on account of UK tax.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05.          Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than contingent obligations for indemnification) or any Letter of Credit is outstanding (that has not been cash collateralized in accordance with Section 2.06(j)) and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13(f), 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06.          Counterparts; Integration; Effectiveness; Electronic Execution.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative and (ii) the reductions or increases of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.          Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and Issuing Bank shall use reasonable efforts to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09.          Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)          Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)          Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  MK Holdings and each other Loan Party which is a Foreign Subsidiary (each, a “Foreign Kors Person”) irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by any other Foreign Kors Person).  Said designation and appointment shall be irrevocable by each such Foreign Kors Person until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Kors Person hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Kors Person shall have been terminated as a Borrower hereunder pursuant to Section 2.23 or as a Guarantor pursuant to Section 9.14.

Each Foreign Kors Person hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Kors Person at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Kors Person shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Foreign Kors Person irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Kors Person in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Kors Person.  To the extent any Foreign Kors Person has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Kors Person hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12.          Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, including the Federal Reserve Bank, any central banking authority and any self-regulatory authority, such as the National Association of Insurance Commissioners (provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority, each of the Administrative Agent, the Issuing Banks and the Lenders shall, to the extent practicable and not prohibited by applicable law, use reasonable efforts to promptly notify the Company of such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to execution of a confidentiality and front running letter substantially in the form of Exhibit K (with only such changes thereto as may be approved by the Administrative Agent and the Borrowers), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations under this Agreement, (g) with the consent of MK Holdings or the Company, (h) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (3) any credit insurance provider in connection with credit insurance as to any Borrower and its obligations hereunder or (4) market data collectors for league table credit (limited to the existence of this Agreement, publicly available information about this Agreement and customary information required for league table credit purposes) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from or on behalf of MK Holdings or any Subsidiary relating to MK Holdings, the Company, or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by MK Holdings or such Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, THE TAKEOVER CODE AND PRACTICE STATEMENT NO. 25 (DEBT SYNDICATION DURING OFFERING PERIODS) ISSUED BY THE PANEL.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13.          USA PATRIOT Act; Anti-Money Laundering Laws.

(a)          Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.
(b)          Each Canadian Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding such Canadian Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Canadian Borrower, and the transactions contemplated hereby.  Each Canadian Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
If the Administrative Agent has ascertained the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:
(i)          shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and
(ii)          shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of any Canadian Borrower or any authorized signatories of any Canadian Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Borrower or any such authorized signatory in doing so.
SECTION 9.14.          Releases of Guarantors.
(a)          A Guarantor shall automatically be released from its obligations under the Guaranty and this Agreement upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise.  In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
(b)          Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Subsidiary that is a Guarantor

(other than the Company) from its obligations under the Guaranty and this Agreement if such Guarantor is no longer a Material Subsidiary.
(c)          At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than obligations under any Swap Agreement or any Banking Services Agreement, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Guaranty and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder and under this Agreement shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 9.15.          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.16.          No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby agrees not to assert any claim that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.          Prepayment of Loans under the Existing Credit Agreement.  Each of the signatories hereto that is also a party to the Existing Credit Agreement hereby agrees that any and all required notice periods under the Existing Credit Agreement in connection with the prepayment (if any) on the Effective Date of any “Loans” under the Existing Credit Agreement are hereby waived and of no force and effect.

SECTION 9.18.          Attorney Representation.  If a Loan Party incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of the Agreement and/or any other Loan Document it is hereby expressly acknowledged and accepted by the parties to the Agreement and/or any other Loan Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.
SECTION 9.19.          Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)          the effects of any Bail-In Action on any such liability, including, if applicable:
(i)          a reduction in full or in part or cancellation of any such liability;
(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MICHAEL KORS HOLDINGS LIMITED, as MK Holdings, a Borrower and a Guarantor

By:	/s/ Thomas J. Edwards, Jr.
Name: Thomas J. Edwards, Jr.
Title: Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

MICHAEL KORS (USA), INC., as the Company, a Borrower and a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS (USA) HOLDINGS, INC., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS STORES, L.L.C., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS RETAIL, INC., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS STORES (CALIFORNIA), INC., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS L.L.C., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

MICHAEL KORS (CANADA) HOLDINGS LTD., as MK Canada Holdings, a Borrower and a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS (CANADA) CO., as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Assistant Treasurer

MICHAEL KORS (UK) LIMITED, as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Director

MICHAEL KORS (EUROPE) B.V., as MKE, a Borrower and a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Managing Director / Attorney

MICHAEL KORS (HK) LIMITED, as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Authorized Signatory

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

MICHAEL KORS (SWITZERLAND) GMBH, as MK Switzerland, a Borrower and a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Managing Officer

MICHAEL KORS (SWITZERLAND) HOLDINGS GMBH, as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Managing Officer

MICHAEL KORS (SWITZERLAND) INTERNATIONAL GMBH, as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Managing Officer

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

MICHAEL KORS TRADING (SHANGHAI) COMPANY LIMITED, as a Guarantor

By:	/s/ David Provenzano
Name: David Provenzano
Title: Authorized Signatory

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent

By:	/s/ James A. Knight
Name: James A. Knight
Title: Executive Director

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

Citibank, N.A., as a Lender

By:	/s/ Paul V. Phelan
Name: Paul V. Phelan
Title: Authorized Signer

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

CITIBANK, N.A., as an Issuing Bank

By:	/s/ Paul V. Phelan
Name: Paul V. Phelan
Title: Authorized Signer

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Fabio Lauro
Name: Fabio Lauro
Title: Vice President

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark D. Rodgers
Name: Mark D. Rodgers
Title: Vice President

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

ING (Ireland) DAC, as a Lender

By	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

By	/s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

ING (IRELAND) DAC, as an Issuing Bank

By	/s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

By	/s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

Signature Page to the Second Amended and Restated
Credit Agreement Michael Kors (USA), Inc.

ING Bank, A BRANCH OF ING-DiBa AG

By	/s/ Tina Laztrek
Name: Tina Laztrek
Title: Vice President

By	/s/ W. Jansen
Name: W. Jansen
Title: Director

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Carlos J. Medina
Name: Carlos J. Medina
Title: Director

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

BANK OF AMERICA, N.A., (Canada branch), as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

HSBC Bank USA, N.A., as a Lender

By:	/s/ Robert J. Levins #21435
Name: Robert J. Levins
Title: Vice President

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

BNP PARIBAS, as a Lender

By	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

By	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

INTESA SANPAOLO S.P.A,, NEW YORK BRANCH, as a Lender

By:	/s/ Manuela Insana
Name: Manuela Insana
Title: VP & Relationship Manager

By:	/s/ Francesco Di Mario
Name: Francesco Di Mario
Title: FVP & Head of Credit

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

CREDIT SUISSE (Switzerland) Ltd., as a Lender

By:	/s/ Daniel Schäublin
Name: Daniel Schäublin
Title: Director

By:	/s/ Alfredo Lepori
Name: Alfredo Lepori
Title: Director

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Denis Waltrich
Name: Denis Waltrich
Title: Director

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

Standard Chartered Bank, as a Lender

By:	/s/ Daniel Mattern
Name: Daniel Mattern
Title: Associate Director, Standard Chartered Bank

Signature Page to Credit Agreement
Michael Kors (USA), Inc.

SCHEDULE 1.01

PRICING GRID

Pricing Level	Public Debt Ratings S&P / Moody’s / Fitch	Spread for Eurocurrency Loans	Spread for ABR Loans	BA Rate Spread	Canadian Base Rate Spread	Commercial Letter of Credit Rate	Commitment Fee Rate
1	A- / A3 / A- or above	100 bps	0 bps	100 bps	0 bps	50 bps	10.0 bps
2	BBB+ / Baa1 / BBB+	112.5 bps	12.5 bps	112.5 bps	12.5 bps	56.25 bps	12.5 bps
3	BBB / Baa2 / BBB	125.0 bps	25.0 bps	125.0 bps	25.0 bps	62.50 bps	15.0 bps
4	BBB- / Baa3 / BBB-	137.5 bps	37.5 bps	137.5 bps	37.5 bps	68.75 bps	17.5 bps
5	BB+ / Ba1 / BB+	175.0 bps	75.0 bps	175.0 bps	75.0 bps	87.50 bps	22.5 bps
6	Lower than Level 5	200.0 bps	100.0 bps	200.0 bps	100.0 bps	100.0 bps	25.0 bps

SCHEDULE 2.01(a)
REVOLVING COMMITMENTS
LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$102,500,000

GOLDMAN SACHS BANK USA	$50,000,000

CITIBANK, N.A.	$102,500,000

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$102,500,000

U.S. BANK NATIONAL ASSOCIATION	$102,500,000

ING (IRELAND) DAC	$102,500,000

BANK OF AMERICA, N.A.	$87,500,000

HSBC BANK USA, N.A.	$80,000,000

BNP PARIBAS	$70,000,000

INTESA SANPAOLO S.p.A, NEW YORK BRANCH	$50,000,000

CREDIT SUISSE (SWITZERLAND) LTD.	$50,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$50,000,000

STANDARD CHARTERED BANK	$50,000,000

AGGREGATE REVOLVING COMMITMENT	$1,000,000,000

SCHEDULE 2.01(b)
TERM LOAN COMMITMENTS
LENDER	TRANCHE A-1 TERM LOAN COMMITMENT	TRANCHE A-2 TERM LOAN COMMITMENT

JPMORGAN CHASE BANK, N.A.	$60,000,000	$40,000,000

GOLDMAN SACHS BANK USA	$60,000,000	$40,000,000

CITIBANK, N.A.	$58,500,000	$39,000,000

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	$58,500,000	$39,000,000

U.S. BANK NATIONAL ASSOCIATION	$58,500,000	$39,000,000

ING Bank, A BRANCH OF ING-DiBa AG	$58,500,000	$39,000,000

BANK OF AMERICA, N.A.	$57,000,000	$38,000,000

HSBC BANK USA, N.A.	$45,000,000	$30,000,000

BNP PARIBAS	$36,000,000	$24,000,000

INTESA SANPAOLO S.p.A, NEW YORK BRANCH	$30,000,000	$20,000,000

CREDIT SUISSE (SWITZERLAND) LTD.	$30,000,000	$20,000,000

WELLS FARGO BANK, NATIONAL ASSOCIATION	$30,000,000	$20,000,000

STANDARD CHARTERED BANK	$18,000,000	$12,000,000

AGGREGATE TERM LOAN COMMITMENTS	$600,000,000	$400,000,000

SCHEDULE 2.02
LETTER OF CREDIT COMMITMENTS
ISSUING BANK	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$28,125,000

CITIBANK, N.A.	$28,125,000

ING (IRELAND) DAC	$18,750,000

AGGREGATE LETTER OF CREDIT COMMITMENT	$75,000,000

Schedule 2.06

Existing Letters of Credit
LC#	Status	Facility/Borrower	Current Amount	Original Amount	CCY	Effective Date	Actual Expiry
CPCS-156101	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	81,122.90	73,090.96	USD	20-Dec-16	8-Mar-18
CPCS-156102	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	103,221.86	93,001.92	USD	20-Dec-16	15-Sep-18
CPCS-156103	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	36,014.09	32,448.35	USD	20-Dec-16	31-Jan-18
CPCS-156104	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	117,615.00	105,970.00	USD	20-Dec-16	31-Jan-19
CPCS-156105	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	174,166.64	156,922.50	USD	20-Dec-16	30-Nov-18
CPCS-156107	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	176,422.50	158,955.00	USD	20-Dec-16	28-Feb-18
CPCS-156110	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	71,618.13	64,527.26	USD	20-Dec-16	17-May-18
CPCS-156113	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	105,853.50	95,373.00	USD	20-Dec-16	14-Jul-18
CPCS-156114	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	198,475.31	178,824.38	USD	20-Dec-16	30-Apr-18
CPCS-424135	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	493,983.00	445,074.00	USD	20-Dec-16	30-Sep-18
CPCS-424137	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	66,158.44	59,608.13	USD	20-Dec-16	30-Apr-18
CPCS-156116	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	530,492.00	530,492.00	USD	30-Mar-17	14-Mar-18
CPCS-273502	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	80,989.34	77,525.69	USD	29-Oct-15	21-Jul-18
TPTS-351497	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	90,949.68	90,949.68	USD	29-Oct-15	1-Oct-17
CPCS-424130	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	1,060,000.00	1,060,000.00	USD	29-Oct-15	26-Dec-17
CPCS-424131	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	158,448.00	158,448.00	USD	29-Oct-15	14-Oct-17
CPCS-424132	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	200,000.00	200,000.00	USD	29-Oct-15	29-Sep-18
S-838991	Expired	REVOLVER (201101890) / MICHAEL KORS USA INC	0	131,250.00	USD	29-Oct-15	1-Aug-17
CPCS-842785	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	411,652.50	394,047.50	USD	29-Oct-15	15-Dec-17
CPCS-870086	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	144,843.75	144,843.75	USD	29-Oct-15	1-Sep-18
CPCS-881252	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	500,000.00	500,000.00	USD	29-Oct-15	31-Oct-17
CPCS-897730	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	1,000,000.00	1,000,000.00	USD	29-Oct-15	31-Dec-17
CPCS-917287	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	414,625.02	414,625.02	USD	29-Oct-15	30-Sep-17
CPCS-918590	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	108,000.00	108,000.00	USD	29-Oct-15	28-Feb-18
CPCS-943773	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	1,260,000.00	1,260,000.00	USD	29-Oct-15	31-Jul-18
T-712985	Active	REVOLVER (201101890) / MICHAEL KORS USA INC	3,044,164.98	2,756,736.23	USD	29-Oct-15	30-Nov-17

Schedule 3.01
SUBSIDIARIES
Owner	Subsidiary	Jurisdiction	Interest
Michael Kors Holdings Limited	Michael Kors (UK) Holdings Limited (M)	England and Wales	100%
	Michael Kors (USA) Holdings, Inc. (G) (M)	Delaware	100%
	Michael Kors (Switzerland) Holdings GmbH (G) (M)	Switzerland	100%
	JAG Acquisitions (UK) Limited	England and Wales	100%
Michael Kors (USA) Holdings, Inc.	Michael Kors (USA), Inc. (G) (M)	Delaware	100%
	Michael Kors Stores, L.L.C. (G) (M)	New York	100%
Michael Kors (USA), Inc.	Michael Kors Retail, Inc. (G) (M)	Delaware	100%
	Michael Kors Stores (California), Inc. (G) (M)	Delaware	100%
	Michael Kors Aviation, L.L.C.	Delaware	100%
Michael Kors Retail, Inc.	Michael Kors (Virginia), LLC	Virginia	100%
Michael Kors Stores (California), Inc.	Michael Kors, L.L.C. (G) (M)	Delaware	100%
Michael Kors, L.L.C.	Michael Kors (Switzerland) International GmbH (G) (M)	Switzerland	24.60%
Michael Kors (UK) Holdings Limited	Michael Kors (Mexico) S. de R.L. de C.V.	Mexico	1%
	Michael Kors (Portugal), Lda	Portugal	1%
	Michael Kors Belgium BVBA	Belgium	1%
	Michael Kors (UK) Limited (G) (M)	England and Wales	100%
	Michael Kors (Europe) B.V. (G) (M)	Netherlands	100%
	Michael Kors (Bucharest Store) S.R.L.	Romania	10%
Michael Kors (Europe) B.V.	Michael Kors (Panama) Holdings, Inc.	Panama	73.5%
	Michael Kors (Mexico) S. de R.L. de C.V.	Mexico	99%
	Michael Kors (Portugal), Lda	Portugal	99%
	Michael Kors (Czech Republic) s.r.o.	Czech Republic	100%
	Michael Kors Belgium BVBA	Belgium	99%
	UAB Michael Kors (Lithuania)	Lithuania	100%
	Michael Kors (Latvia) SIA	Latvia	100%
	Michael Kors (Finland) Oy	Finland	100%
	Michael Kors Korea Yuhan Hoesa	Korea	100%
	Michael Kors (Hungary) Kft	Hungary	100%
	Michael Kors (Norway) AS	Norway	100%
	Michael Kors (Poland) sp. z.o.o.	Poland	100%
	Michael Kors (Netherlands) B.V.	Netherlands	100%
	Michael Kors (Luxembourg) Retail S.à r.l.	Luxembourg	100%
	Michael Kors (Sweden) AB	Sweden	100%
	Michael Kors (Denmark) ApS	Denmark	100%
	Michael Kors (Switzerland) Retail GmbH (G) (M)	Switzerland	100%
	Michael Kors (Austria) GmbH	Austria	100%
	Michael Kors Italy S.R.L. Con Socio Unico	Italy	100%
	Michael Kors Spain, S.L.	Spain	100%
	Michael Kors (Bucharest Store) S.R.L.	Romania	90%
	Michael Kors Limited (Hong Kong)	Hong Kong	100%
	Michael Kors (Switzerland) International GmbH (G) (M)	Switzerland	74.23%
Michael Kors Limited (Hong Kong)	MK (Shanghai) Commercial Trading Company Limited	Shanghai	100%
Michael Kors (UK) Limited	Michael Kors (Germany) GmbH	Germany	100%
	Michael Kors (France) SAS	France	100%
Michael Kors (Switzerland) Holdings GmbH	Michael Kors (UK) Intermediate Ltd.	England and Wales	100%
	Michael Kors (Switzerland) International GmbH (G) (M)	Switzerland	1.17%
Michael Kors (Switzerland) GmbH	Michael Kors Japan K.K. (G) (M)	Japan	TK Agreement
Michael Kors (Switzerland) International GmbH	Michael Kors Japan K.K. (G) (M)	Japan	100%
	Michael Kors (HK) Limited (G) (M)	Hong Kong	100%
	Michael Kors (Canada) Co.(G) (M)	Nova Scotia	100%
	Michael Kors (Ireland) Limited	Ireland	100%
	Michael Kors (Switzerland) GmbH (G) (M)	Switzerland	100%
Michael Kors (Canada) Co.	Michael Kors (Canada) Holdings Ltd. (G) (M)	Nova Scotia	100%
Michael Kors (HK) Limited	Michael Kors Trading (Shanghai) Company Limited (G) (M)	China	100%

(M):          Denotes Material Subsidiaries
(G):          Denotes Guarantor

Schedule 3.06
LITIGATION
None.

Schedule 6.01
EXISTING INDEBTEDNESS
1.	The Banking Facilities Letter, dated as of December 9, 2016, between Michael Kors HK Limited, as borrower, and the Hongkong and Shanghai Banking Corporation Limited, as lender, consisting of (x) a guarantee line/revolving loan facility in the amount of HKD100,000,000 and (y) a business card line in the amount of HKD400,000.
2.	The following letters of credit:
Bank Reference	Applicant	Beneficiary	Expiry Date	Amount (USD)[1]
CPCS-849657	Michael Kors (USA), Inc.	Societea Companilor Hoteliere	31-May-20	29,921.32
CPCS-849756	Michael Kors (USA), Inc.	Baneasa Developments SRL	30-Apr-21	89,574.13
CPCS-156106	Michael Kors (USA), Inc.	JPMorgan Chase Bank N.A.	28-Feb-19	35,664.75
CPCS-949476	Michael Kors (USA), Inc.	Union Investment Real Estate GMBH	19-Apr-21	77,584.11
CPCS-156108	Michael Kors (USA), Inc.	JPMorgan Chase Bank N.A. London	5-Jun-19	47,920.44
CPCS-156112	Michael Kors (USA), Inc.	JPMorgan Chase Bank N.A. London	28-Mar-19	50,839.01
CPCS-424138	Michael Kors (USA), Inc.	JPMorgan Chase Bank N.A. London	14-Nov-17	68,981.01
CPCS-273505	Michael Kors (USA), Inc.	Invesjel SL	30-Nov-17	128,621.25

1          Amounts as of 7/12/2017.

Schedule 6.02
EXISTING LIENS
1.	Pursuant to terms of the Second Amended and Restated Employment Agreement, dated as of May 21, 2015, as amended, by and between Michael Kors (USA), Inc., Michael Kors Holdings Limited, Michael Kors, and, solely for purposes of Section 10(d) thereof, Sportswear Holdings Limited (the “Employment Agreement”), the consent of Michael Kors is required to, among other things, sell, license, lease or convey any interest in the Marks (as defined in the Employment Agreement) and create, incur, assume or suffer to exist any indebtedness in connection with which a lien is created on any Mark (as defined in the Employment Agreement) or interest in the Marks.

Schedule 6.04
EXISTING INVESTMENTS
1.	Investments in Subsidiaries set forth on Schedule 3.01.
2.	Joint Venture Agreement, dated as of November 8, 2012, by and among MK (Panama) Holdings, S.A., Michael Kors (Europe) B.V. and Exclusive Brands International, S.A., in connection with 73.5% equity ownership of Michael Kors (Europe) B.V. in MK (Panama) Holdings, S.A., as amended.

Schedule 6.06
EXISTING TRANSACTIONS WITH AFFILIATES
None.

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:
Michael Kors (USA), Inc., Michael Kors Holdings Limited, Michael Kors (Europe) B.V., Michael Kors (Canada) Holdings Ltd., Michael Kors (Switzerland) GmbH and the other Foreign Subsidiary Borrowers from time to time party thereto

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

1 Select as applicable.

5.	Credit Agreement:
The Second Amended and Restated Credit Agreement dated as of August 22, 2017 among Michael Kors (USA), Inc., Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of [Revolving] [Term Loan] Commitment/Loans for all Lenders	Amount of [Revolving] [Term Loan] Commitment/[Revolving] [Term] Loans Assigned	Percentage Assigned of [Revolving] [Term Loan] Commitment/[Revolving] [Term] Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Facility,” “Tranche A-1 Term Loan Facility” or “Tranche A-2 Term Loan Facility”).
3 Set forth, so at least 9 decimals, as percentage of the [Revolving] [Term Loan]  Commitment/[Revolving] [Term] Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Status of Assignee under Section 2.17(f)(iii) of the Agreement:

[not a Qualifying Recipient]
[a Qualifying Recipient (other than a Treaty Recipient)]
[a Treaty Recipient
DTTP Scheme Reference Number:

Jurisdiction of Tax Residence:
_________________________________][4]

4          Assignee to select (and complete) appropriate option.

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

[_________], as Issuing Bank

By:
Name:
Title:

[[_____], as Issuing Bank][5]

By:
Name:
Title:

[Consented to:][6]

MICHAEL KORS (USA), INC.

By:
Name:
Title:

[SWISS BORROWER] [if assignee is a Swiss Non-Qualifying Bank][7]

By:
Name:
Title:

5 To be included if other Lender(s) become Issuing Banks.
6 To be added only if the consent of the Company or the Swiss Borrower is required by the terms of the Credit Agreement.
7 Except if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing.

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.            Representations and Warranties.
1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, MK Holdings, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, MK Holdings, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.          Assignee.  The Assignee (a) represents and warrants that [(i) it is a Swiss [Non-] Qualifying Bank,] (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
[Intentionally Omitted]

B-1

EXHIBIT C
FORM OF INCREASING LENDER SUPPLEMENT
INCREASING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Aggregate Revolving Commitment, Aggregate Term Loan Commitment and/or enter into one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment, Term Loan Commitment and/or to participate in such a tranche;
WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the Aggregate Revolving Commitment] [increase the Aggregate Term Loan Commitment] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and
WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [increase the amount of its Term Loan Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.          The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[__________], thereby making the aggregate amount of its total Revolving Commitments equal to $[__________]][have its Term Loan Commitment increased by $[__________], thereby making the aggregate amount of its total Term Loan Commitments equal to $[__________]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[__________] with respect thereto].
2.          The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
3.          Terms defined in the Credit Agreement shall have their defined meanings when used herein.
4.          This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
C-1

5.          This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

MICHAEL KORS (USA), INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

C-2

EXHIBIT D
FORM OF AUGMENTING LENDER SUPPLEMENT
AUGMENTING LENDER SUPPLEMENT, dated __________, 20___ (this “Supplement”), by and among each of the signatories hereto, to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
1.  The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment with respect to Revolving Loans of $[__________]][Term Loan Commitment with respect to Term Loans of $[__________]] [and] [a commitment with respect to Incremental Term Loans of $[__________]].
2.  The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) represents and warrants that, if it is a Foreign Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned Augmenting Lender.

3.  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
[___________]
4.  The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
5.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.
6.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
7.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.
[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:
MICHAEL KORS (USA), INC.

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT E
LIST OF CLOSING DOCUMENTS
MICHAEL KORS (USA), INC.,
MICHAEL KORS HOLDINGS LIMITED
AND CERTAIN FOREIGN SUBSIDIARY BORROWERS
 August 22, 2017
LIST OF CLOSING DOCUMENTS1
A.          LOAN DOCUMENTS
1.	Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Michael Kors (USA), Inc., a Delaware corporation (the “Company”), Michael Kors Holdings Limited, a British Virgin Islands company (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company and MK Holdings, the “Borrowers”), the Guarantors from time to time party thereto (collectively with the Borrowers, the “Loan Parties”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a (i) Revolving Facility to the Borrowers from the Revolving Lenders in an initial aggregate principal amount of $1,000,000,000 and a (ii) Term Loan Facility to the Borrowers from the Lenders in an initial aggregate principal amount of $1,000,000,000. The initial Loan Parties are set forth on Annex I hereto.
SCHEDULES

Schedule 1.01	--	Pricing Grid
Schedule 2.01(a)	--	Revolving Commitments
Schedule 2.01(b)	--	Term Loan Commitments
Schedule 2.02	--	Letter of Credit Commitments
Schedule 2.06	--	Existing Letters of Credit
Schedule 3.01	--	Subsidiaries
Schedule 3.06	--	Litigation
Schedule 6.01	--	Existing Indebtedness
Schedule 6.02	--	Existing Liens
Schedule 6.04	--	Existing Investments
Schedule 6.06	--	Existing Transactions with Affiliates

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.

Exhibit B	--	[Intentionally Omitted]
Exhibit C	--	Form of Increasing Lender Supplement
Exhibit D	--	Form of Augmenting Lender Supplement
Exhibit E	--	List of Closing Documents
Exhibit F-1	--	Form of Borrowing Subsidiary Agreement
Exhibit F-2	--	Form of Borrowing Subsidiary Termination
Exhibit G	--	Form of Guaranty
Exhibit H-1	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit H-2	--	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit H-3	--	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit H-4	--	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit I-1	--	Form of Borrowing Request
Exhibit I-2	--	Form of Interest Election Request
Exhibit J-1	--	Form of Revolving Note
Exhibit J-2	--	Form of Term Loan Note
Exhibit K	--	Form of Confidentiality and Front Running Letter

2.	Second Amended and Restated Guarantee Agreement executed by each of the initial Loan Parties in favor of the Administrative Agent.
B.          CORPORATE DOCUMENTS
1.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and (other than with respect to UK Loan Parties) as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws, Memorandum and Articles of Association or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) resolutions of the shareholders of such Loan Party (if applicable) authorizing the execution, delivery and performance of each Loan Document to which it is a party, (v) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement, and (vi) such additional resolutions, certifications and other documents as the Administrative Agent may require in connection with each Loan Party’s jurisdiction of organization.

2.	Good Standing Certificate (or analogous documentation if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.
C.          OPINIONS
1.	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel for the Loan Parties.
2.	Opinion of Harneys, British Virgin Islands counsel to the Loan Parties.
3.	Opinion of Slaughter and May, English counsel to the Loan Parties.
4.	Opinion of Baker & McKenzie Amsterdam N. V., Dutch counsel to the Loan Parties.
5.	Opinion of Baker & McKenzie Zurich, Swiss counsel to the Loan Parties.
6.	Opinion of Stewart McKelvey, Nova Scotia counsel to the Loan Parties.
7.	Opinion of Hai Wen, China counsel to the Loan Parties.
8.	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, Hong Kong counsel to the Loan Parties.
D.          CLOSING CERTIFICATE
1.	A Certificate dated the Effective Date and signed by the President, a Vice President or a Financial Officer of MK Holdings certifying the following: (i) all of the representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”), provided that any such representation or warranty that by its express terms is made as of a specific date shall have been true and correct in all material respects (or in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of such specific date and (ii) no Default or Event of Default has occurred and is then continuing.

Annex I
Initial Loan Parties
NAME	JURISDICTION OF ORGANIZATION	STATUS UNDER LOAN DOCUMENTS
Michael Kors (USA), Inc.	Delaware	Borrower Guarantor
Michael Kors, L.L.C.	Delaware	Guarantor
Michael Kors Stores (California), Inc.	Delaware	Guarantor
Michael Kors Retail, Inc.	Delaware	Guarantor
Michael Kors Stores, L.L.C.	New York	Guarantor
Michael Kors (USA) Holdings, Inc.	Delaware	Guarantor
Michael Kors Holdings Limited	British Virgin Islands	Borrower Guarantor
Michael Kors (Canada) Co.	Nova Scotia, Canada	Guarantor
Michael Kors (Canada) Holdings Ltd.	Nova Scotia, Canada	Borrower Guarantor
Michael Kors (Switzerland) GmbH	Switzerland	Borrower Guarantor
Michael Kors (Switzerland) Holdings GmbH	Switzerland	Guarantor
Michael Kors (Switzerland) International GmbH	Switzerland	Guarantor
Michael Kors (Europe) B.V.	Netherlands	Borrower Guarantor
Michael Kors (UK) Limited	United Kingdom	Guarantor
Michael Kors (HK) Limited	Hong Kong	Guarantor
Michael Kors Trading (Shanghai) Company Limited	China	Guarantor

EXHIBIT F-1
FORM OF BORROWING SUBSIDIARY AGREEMENT
BORROWING SUBSIDIARY AGREEMENT, dated as of [_____] (this “Agreement”), among Michael Kors (USA), Inc., a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [__________] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Michael Kors Holdings Limited (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company and MK Holdings, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower.  In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.  [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Borrowing Subsidiary and sign this Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party:  [______________].]
Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct in all material respects (or in all respects if any such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of that date.  [INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSEL]  The Company agrees that the guarantee of the Company contained in the Guaranty will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page Follows]
F-1-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.
MICHAEL KORS (USA), INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

F-1-2

EXHIBIT F-2
FORM OF BORROWING SUBSIDIARY TERMINATION
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below
10 South Dearborn Street
Chicago, Illinois 60603
Attention:  [__________]
[Date]
Ladies and Gentlemen:
The undersigned, Michael Kors (USA), Inc. (the “Company”), refers to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The Company hereby terminates the status of [______________] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]
[Signature Page Follows]
F-2-1

This instrument shall be construed in accordance with and governed by the laws of the State of New York.
Very truly yours,

MICHAEL KORS (USA), INC.

By:
Name:
Title:

Copy to:	JPMorgan Chase Bank, N.A. 10 South Dearborn Street Chicago, Illinois 60603

F-2-2

EXHIBIT G
FORM OF GUARANTY

Attached.

G-1

EXHIBIT H-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company and MK Holdings, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date:  __________, 20[__]

EXHIBIT H-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company and MK Holdings, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:  __________, 20[__]

EXHIBIT H-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company and MK Holdings, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:  __________, 20[__]

EXHIBIT H-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of August 22, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited (“MK Holdings”), the Foreign Subsidiary Borrowers from time to time party thereto (collectively with the Company and MK Holdings, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:
Name:
Title:

Date:  __________, 20[__]

EXHIBIT I-1
FORM OF BORROWING REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn Street
Chicago, Illinois 60603
Attention: [__________]
Facsimile: [__________]]9

With a copy to:

[__________]
[__________]
Attention: [__________]
Facsimile: [__________]
Re:  Michael Kors (USA), Inc.
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company[, on behalf of the Borrower indicated below],] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company[, on behalf of the Borrower indicated below],] specifies the following information with respect to such Borrowing requested hereby:

1.	Name of Borrower: __________
2.	Aggregate principal amount of Borrowing:[10] __________

9 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
10 Not less than applicable amounts specified in Section 2.02(c).

I-1-1

3.	Date of Borrowing (which shall be a Business Day): __________
4.	Type of Borrowing (Revolving, Swingline or Term Loan and if a Revolving or Term Loan Borrowing, ABR or Eurocurrency (or in the case of a Canadian Borrowing, Canadian Base Rate or BA Equivalent)): __________
5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing or a BA Equivalent Borrowing):[11] __________
6.	[Agreed Currency: __________
7.][12]	Location and number of the applicable Borrower’s account(s) or other account(s) to which proceeds of Borrowing are to be disbursed as designated by the applicable Borrower in accordance with Section 2.07(a) of the Credit Agreement: __________
[Signature Page Follows]
____________________________

11 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
12 To be included for Revolving Borrowings.

I-1-2

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]1 [4.02]2 [4.04]3 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

[MICHAEL KORS (USA), INC., as the Company]
[MICHAEL KORS HOLDINGS LIMITED, as a Borrower]
[FOREIGN SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

1 To be included only for Revolving Borrowings on the Effective Date.
2 To be included for Revolving Borrowings.
3 To be included for Term Loan Borrowings.
I-1-3

EXHIBIT I-2
FORM OF INTEREST ELECTION REQUEST
JPMorgan Chase Bank, N.A.,
as Administrative Agent
for the Lenders referred to below

[10 South Dearborn Street
Chicago, Illinois 60603
Attention: [_______]
Facsimile: ([__]) [__]-[_____]]1
Re:  Michael Kors (USA), Inc.
[Date]
Ladies and Gentlemen:
Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The [undersigned Borrower][Company[, on behalf of the Borrower indicated below,]] hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection the [undersigned Borrower][Company[, on behalf of the Borrower indicated below,]] specifies the following information with respect to such [conversion][continuation] requested hereby:
1.	List Borrower, date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing: __________
2.	Aggregate principal amount of resulting Borrowing: __________
3.	Effective date of interest election (which shall be a Business Day): __________
4.	Type of Borrowing (Revolving or Term Loan and ABR or Eurocurrency (or, in the case of a Canadian Borrowing, Canadian Base Rate or BA Equivalent)): __________
5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing or a BA Equivalent Borrowing):[2] __________

1 If request is in respect of Revolving Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
I-2-1

6.	Agreed Currency: __________
[Signature Page Follows]

2 Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
I-2-2

Very truly yours,

[MICHAEL KORS (USA), INC., as the Company]
[MICHAEL KORS HOLDINGS LIMITED, as a Borrower]
[FOREIGN SUBSIDIARY BORROWER, as a Borrower]

By:
Name:
Title:

I-2-3

EXHIBIT J-1
FORM OF REVOLVING NOTE
 [________________], 20[__]
FOR VALUE RECEIVED, the undersigned, [MICHAEL KORS (USA), INC.][MICHAEL KORS HOLDINGS LIMITED][FOREIGN SUBSIDIARY BORROWER], a [___________] (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the aggregate unpaid Dollar Amount of all Revolving Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.
The undersigned Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.
At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Eurocurrency Loans or BA Equivalent Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Credit Agreement.
This Revolving Note is one of the notes referred to in, and is entitled to the benefits of, that certain Second Amended and Restated Credit Agreement, dated as of August 22, 2017, by and among the Borrower, [Michael Kors (USA), Inc.,] [Michael Kors Holdings Limited,] [the other][the] Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors from time to time parties thereto, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount of such Lender’s Revolving Commitment, the indebtedness of the Borrower resulting from each such Loan to it being evidenced by this Revolving Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.
Whenever in this Revolving Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Revolving Note shall be binding upon and shall

J-1-1

inure to the benefit of said successors and assigns.  The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.
This Revolving Note shall be construed in accordance with and governed by the law of the State of New York.

[Signature Page Follows]

J-1-2

[MICHAEL KORS (USA), INC.][MICHAEL KORS HOLDINGS LIMITED][FOREIGN SUBSIDIARY BORROWER]

By:
Name:
Title:

Revolving Note
J-1-3

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Revolving Loan	Type of Revolving Loan Currency	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

J-1-4

EXHIBIT J-2
FORM OF TERM LOAN NOTE
$_[________________]	[________________], 20[__]
FOR VALUE RECEIVED, the undersigned, [MICHAEL KORS (USA), INC.][MICHAEL KORS HOLDINGS LIMITED][FOREIGN SUBSIDIARY BORROWER], a [___________] (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the principal sum of $[amount of the Lender’s Term Loan Commitment in figures] or, if less, the aggregate principal amount of the Term Loans made by the Lender to the Borrower pursuant to the “Credit Agreement” (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement.  Both principal and interest are payable in Dollars.
Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.
The undersigned Borrower promises to pay interest on the unpaid principal amount of each Term Loan made to it from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement.  Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.
At the time of each Term Loan, and upon each payment or prepayment of principal of each Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender’s own books and records, in each case specifying the amount of such Term Loan, the respective Interest Period thereof  (in the case of Eurocurrency Loans) or the amount of principal paid or prepaid with respect to such Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the undersigned Borrower hereunder or under the Credit Agreement.
This Term Loan Note is one of the notes referred to in, and is entitled to the benefits of, that certain Second Amended and Restated Credit Agreement, dated as of August 22, 2017, by and among the Borrower, [Michael Kors (USA), Inc.,] [Michael Kors Holdings Limited,] [the other][the] Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors from time to time parties thereto, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan to it being evidenced by this Term Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

J-2-1

Whenever in this Term Loan Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Term Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns.  The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.
This Term Loan Note shall be construed in accordance with and governed by the law of the State of New York.

[Signature Page Follows]

J-2-2

[MICHAEL KORS (USA), INC.][MICHAEL KORS HOLDINGS LIMITED][FOREIGN SUBSIDIARY BORROWER]

By:
Name:
Title:

Term Loan Note
J-2-3

SCHEDULE OF TERM LOANS AND PAYMENTS OR PREPAYMENTS
Date	Amount of Term Loan	Type of Term Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

J-2-4

EXHIBIT K
FORM OF CONFIDENTIALITY AND FRONT RUNNING LETTER
JPMorgan Chase Bank, N.A. 10 South Dearborn Street Chicago, Illinois 60603

To:
[Insert name and address of Potential Lender]
Re: The Facility

Borrower: Michael Kors (USA), Inc. (the “Company”), Michael Kors
Holdings Limited and the Foreign Subsidiary Borrowers (the
“Borrowers”)

Date: August 22, 2017

Amount: $1,000,000,000 Term Loan Facility

Administrative Agent: JPMorgan Chase Bank, N.A.

Ladies and Gentlemen:
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information and to prevent front-running of the Facility, by your signature of a copy of this letter you agree as follows:
(A)	CONFIDENTIALITY
1.	CONFIDENTIALITY UNDERTAKING
You undertake:
1.1.	to keep all Confidential Information in strict confidence and not to disclose it to anyone, save to the extent permitted by paragraph (A)2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;
1.2.	not to disclose, copy, reproduce or distribute (or allow any other person to do the same) any of the Confidential Information, except as permitted by the terms of this letter;

1.3.	to keep confidential and not disclose to anyone except as provided for by paragraph (A)2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility; and
1.4.	to use the Confidential Information only for the Permitted Purpose.
2.	PERMITTED DISCLOSURE
We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph (A)1.2 above as are strictly necessary:
2.1.	to members of the Participant Group and their officers, directors, employees, professional advisers, agents and representatives for a Permitted Purpose provided that (i) any person to whom the Confidential Information is to be given pursuant to this paragraph (A)2.1 acknowledges and complies with the provisions of this letter as if that person were also a party to it; and (ii) such person is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;;
2.2.	to any person to whom information is required to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, provided that before disclosing any such information you or the relevant person will (to the extent permitted by law or applicable regulation): (i) inform us of the basis on which disclosure is required; and (ii) consult in good faith with us with a view to agreeing with us the form, content and timing of the disclosure, or if you or the relevant person are unable to inform us before any such disclosure, you will (to the extent permitted by law or applicable regulation) inform us as soon as practicable after the disclosure is made of the circumstances of the disclosure and the information that has been disclosed; and
2.3.	with the prior written consent of us and the Company.
3.	NOTIFICATION OF DISCLOSURE
You agree (to the extent permitted by law and regulation) to inform us promptly:
3.1.	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (A)2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
3.2.	upon becoming aware that Confidential Information has been disclosed in breach of this letter.
4.	RETURN OF COPIES
If you do not participate in the Facility and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavors to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph (A)2.2 above. You will, if we so request in writing, confirm in writing to us  that this paragraph A(4) has been complied with.
5.	CONTINUING OBLIGATIONS
The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in Part A of this letter (other than those set out in paragraph A(10) below which shall remain in place until the end of the Relevant Period) shall cease on the earlier of (a) the date on which you become a party to the Credit Agreement or (b) the date falling twelve months after the date of your final receipt (in whatever manner) of any Confidential Information.
6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.
You acknowledge and agree that:
6.1.	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) makes any representation or warranty, express or implied, as to, or assumes any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and
6.2.	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	ENTIRE AGREEMENT; NO WAIVER; AMENDMENTS, ETC.
7.1.	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
7.2.	No failure to exercise, nor any delay in exercising any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
7.3.	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.
8.	INSIDE INFORMATION
You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.
9.	NATURE OF UNDERTAKINGS
The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.
10.	INFORMATION BARRIERS
You acknowledge and agree that:
10.1.	you have established information barriers between the persons or entities within the Participant Group which are responsible for:
(a)	making decisions in relation to your or their participation in the Facility; and

(b)	trading, or making investment decisions in relation to, equity investments, and that those information barriers comply with the minimum standards for effective information barriers identified in Practice Statement No. 25 published by the Takeover Panel Executive on 17 June 2009 and amended on 19 September 2011 (the “Information Barriers”); and
10.2.	you will maintain the Information Barriers, and ensure that the Confidential Information may not be accessed by any persons or entities within the Participant Group who hold or may acquire shares in the Target or who are or may be otherwise interested in shares carrying voting rights in the Target, until the end of the Relevant Period.
(B)	NO FRONT-RUNNING
You acknowledge and agree that:
(a)	you will not, and you will procure that no other member of the Participant Group will engage in any Front Running;
(b)	if you or any other member of the Participant Group engages in any Front Running we may suffer loss or damage and your position in future financings with us and the Company may be prejudiced;
(c)	if you or any other member of the Participant Group engages in any Front Running we retain the right not to allocate to you a participation under the Facility;
(d)	you confirm that neither you nor any other member of the Participant Group has engaged in any Front Running.
When you sign the Credit Agreement and/or any Assignment and Assumption under the Credit Agreement (in the case of any Assignment and Assumption, only if signed within three months after the Free to Trade Time), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.
Any arrangement, upfront, closing or similar fees which may be payable to you in connection with the Facility are only payable on condition that neither you nor any other member of the Participant Group has breached the terms of this Part B of this letter.  This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fees.
(C)	MISCELLANEOUS
1.	THIRD PARTY RIGHTS
1.1.	Subject to this paragraph (C)1 and to paragraphs (A)6 and (A)9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.
1.2.	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs (A)6 and (A)9 subject to and in accordance with this paragraph (C)1 and the provisions of the Third Parties Act.
1.3.	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.
2.	GOVERNING LAW AND JURISDICTION
2.1.	This letter and the agreement constituted by your acknowledgement of its terms (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

2.2.	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
3.	DEFINITIONS
In this Letter (including the acknowledgment set out below):
“Acquired Business” means the Target, together with its subsidiaries.
“Arrangers” means each of JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA in their respective capacities as joint lead arrangers with respect to the Facility.
“Assignment and Assumption” shall have the meaning assigned to such term in the Credit Agreement.
“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 22, 2017 (as amended, restated, amended and restated modified or otherwise supplemented from time to time), among Michael Kors (USA), Inc., Michael Kors Holdings Limited, the Foreign Subsidiary Borrowers from time to time parties thereto, the Guarantors from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto entered into or to be entered into in connection with the Facility.
“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.
“Confidential Information” means all information relating to the Company or its business, the Group, the Acquired Business, the Loan Documents and/or the Facility which is provided to you in relation to the Loan Documents or Facility by or on behalf of us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or
(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or
(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group or its business or the Acquired Business and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Facility” means the Term Loan Facility under the Credit Agreement.
“Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method.
“Free to Trade Time” means the time we notify the parties participating as lenders of record in Syndication of their final allocations in the Facility and that Syndication has terminated.
“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a lender of record in Syndication:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;
(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or
(c)	entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest, excluding where any of the foregoing is:
(i)	made to or entered into by you with another member of the Participant Group (in the case of the undertaking made by you in this letter); or
(ii)	an act of a member of the Participant Group (in the case of the undertaking made by you in this letter) who in each case is operating on the public side of an information barrier unless such person is acting on the instructions of a person who has received Confidential Information and is aware of the proposed Facility.
“Group” means Michael Kors Holdings Limited and its subsidiaries (as such term is defined in the Companies Act 2006).
“Interests in shares” shall have the same meaning as “interests in securities” under the Takeover Code.
“Loan Documents” means the documents defined in the Credit Agreement as “Loan Documents”.
“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.
“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act) and where such term is used in Part B of this letter and the definition of “Front Running” each of your or their directors, officers and employees (including any sales and trading teams).
“Permitted Purpose” means considering and evaluating whether to enter into the Facility.
“Relevant Period” means the period from the date of this letter until the Closing Date (as such term is defined in the Credit Agreement) or such later date on which the current offer period (as defined in the Takeover Code) in respect of Target ends.
“Syndication” means the primary syndication of the Facility.
“Takeover Code” means the City Code on Takeovers and Mergers in the United Kingdom issued by the Panel from time to time.
“Target” means Jimmy Choo PLC incorporated in the United Kingdom with registered number 09198021.
[Signature pages follow]

Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully,

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

We acknowledge and agree to the above:
[POTENTIAL LENDER]

By:
Name:
Title: